As filed with the Securities and Exchange Commission on August 11, 2004.

Registration No. 333-114027

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COHEN & STEERS, INC.*
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	14-1904657 (I.R.S. Employer Identification No.)

757 Third Avenue
New York, NY 10017
Telephone: (212) 832-3232
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Lawrence B. Stoller, Esq.
Senior Vice President and General Counsel
Cohen & Steers, Inc.
757 Third Avenue
New York, NY 10017
Telephone: (212) 832-3232
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Vincent Pagano, Jr., Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Leonard B. Mackey, Jr., Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 Telephone: (212) 878-8000 Facsimile: (212) 878-8375

      Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*	Prior to the consummation of the offering registered by this Registration Statement and pursuant to the reorganization for the purpose of redomestication and reorganization into a holding company structure described in this Registration Statement, Cohen & Steers, Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), succeed to the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated August 11, 2004

PROSPECTUS

7,500,000 Shares

Cohen & Steers, Inc.
Common Stock

            This is Cohen & Steers, Inc.'s initial public offering. Cohen & Steers, Inc. is selling all of the shares.

            We expect the public offering price to be between $13.00 and $15.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol “CNS.”

            Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 20 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Cohen & Steers, Inc.	$	$

            The underwriters may also purchase up to 1,125,000 additional shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The shares will be ready for delivery on or about               , 2004.

Merrill Lynch & Co.
UBS Investment Bank	Wachovia Securities
Bear, Stearns & Co. Inc.

The date of this prospectus is               , 2004.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

      All share amounts and per share data contained in this prospectus have been adjusted to reflect a 291.351127 for one stock split that we effected on June 16, 2004.

      Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the overallotment option to purchase up to 1,125,000 additional shares from us and that the shares to be sold in this offering are sold at $14.00 per share, which is the midpoint of the range indicated on the front cover of this prospectus.

i

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SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the notes to those statements before you decide to invest in our common stock.

Cohen & Steers

      We currently manage twelve mutual funds and, based on fund assets, we are the nation's largest manager of real estate mutual funds. However, we are considered to be a small-sized investment advisory firm within the broader asset management industry. We have historically specialized in managing portfolios of real estate securities, and such securities represented 92% of the assets we managed as of December 31, 2003 and 81% of the assets we managed as of July 31, 2004. Since 2003 we have diversified our business, and we currently focus on managing portfolios of the following types of securities:

•	common and preferred stocks of real estate investment trusts. A real estate investment trust, or REIT, is a company that engages primarily in the ownership of income producing real estate and is required to pay out substantially all of its net income in the form of dividends;

•	corporate preferred stocks, which we began to manage in 2003; and

•	common and preferred stocks of utilities, which we began to manage in 2004.

As a complement to our asset management business, we also provide investment banking services to companies in real estate and real estate intensive businesses.

      Our co-chairmen and co-chief executive officers and principals, Martin Cohen, 55, and Robert H. Steers, 51, founded Cohen & Steers as an investment advisor in 1986. While we continue to depend on the efforts of Mr. Cohen and Mr. Steers, we have built a deep and experienced team of professionals who are also vitally important to our success.

      We operate in two distinct business segments:

•	Asset Management. Asset Management primarily derives revenue from investment advisory, administration, distribution and service fees received from mutual funds and investment advisory fees received from institutional separate accounts. These fees are based on contractually specified percentages of the assets of each client's portfolio. Asset Management's revenue fluctuates with changes in the total value of the portfolios and is recognized over the period that the assets are managed.

•	Investment Banking. Investment Banking derives revenue primarily from advising our clients on mergers, acquisitions, corporate restructurings, recapitalizations and similar corporate finance transactions and placing securities as agent for our clients. These fees are generally earned upon the consummation of the transaction pursuant to the terms of individual agreements.

      The following table provides a breakdown of our consolidated and segment revenue, operating expenses and net income for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Summary Income Statement Data

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Revenue
Asset Management	$32,441	$42,169	$59,062	$10,765	$22,846
Investment Banking	2,853	13,077	11,279	978	4,463

Consolidated Revenue	$35,294	$55,246	$70,341	$11,743	$27,309

Operating Expenses
Asset Management	$23,598	$37,633	$50,510	$10,843	$14,278
Investment Banking	4,891	8,964	7,959	1,100	2,992

Consolidated Operating Expenses	$28,489	$46,597	$58,469	$11,943	$17,270

Net Income
Asset Management	$8,374	$4,656	$8,847	$(115)	$7,955
Investment Banking	(1,770)	3,780	3,204	—	1,376

Consolidated Net Income (Loss)	$6,604	$8,436	$12,051	$(115)	$9,331

      We have historically operated as an S corporation and were not subject to U.S. federal and certain state income taxes. Prior to completion of this offering we will become subject to the additional taxes applicable to C corporations.

IPO Date Grant of Fully Vested Restricted Stock Units—Significant Loss for the Third Quarter of 2004 and Future Amortization Expense

      Assuming an initial public offering price of $14.00 per share, which is the midpoint of the range indicated on the front cover of this prospectus, we expect to grant fully vested restricted stock units with an aggregate value of $68.9 million to 15 management level employees at the time of this offering. Joseph M. Harvey, our president, will receive the largest allocation of restricted stock units, which will have a value of $14.6 million based on an assumed initial public offering price of $14.00 per share. If the initial public offering price per share is higher than $14.00, however, the aggregate value of the fully vested restricted stock units that we grant will be greater.

      As a result of the grant of these fully vested restricted stock units, we expect to record a significant non-cash compensation expense during the third quarter of 2004 and an intangible asset on our statement of financial condition with respect to the independently determined value of the agreements we will receive from each of these management level employees not to compete with us prior to February 2008. The total amount of the non-cash compensation expense and of the intangible asset will equal the value of the fully vested restricted stock units granted based on the initial public offering price of the underlying common stock ($68.9 million assuming an initial public offering price of $14.00 per share), as adjusted for $2.4 million of cumulative compensation cost recorded on our existing Stock Appreciation Rights Plan, which we will terminate at that time. Accordingly, assuming an initial public offering price per share of $14.00, the total amount of the non-cash compensation expense and of the intangible asset will be $66.5 million. We have not yet determined the amount of the intangible asset but it could be a substantial portion of the $66.5 million.

      As a result of this non-cash compensation expense, we expect that our operating expenses for the quarter ending September 30, 2004 and for this fiscal year will be significantly higher than in prior periods and that we will record a substantial net loss for this quarter and may record a net loss for this fiscal year. Moreover, we will amortize the intangible asset over the period of the non-competition covenants, which will result in a non-cash amortization expense in these future periods, thereby reducing our earnings in those periods.

Asset Management

      As of July 31, 2004, we managed $15.1 billion in assets in the following types of accounts:

•	$7.7 billion in seven closed-end investment companies (“closed-end mutual funds”). Closed-end mutual funds sell a finite number of shares to investors who then trade these shares on a stock exchange. Investors buy shares from, and sell shares to, other investors through the exchange and the price per share is determined by supply and demand. Accordingly, the closed-end mutual fund assets that we manage generally vary due to the market appreciation or depreciation of the securities held in the portfolio;

•	$4.1 billion in five open-end mutual funds. Open-end mutual funds are continually offered and are not listed on a stock exchange. Open-end mutual funds issue new shares for investor purchases and repurchase shares from those shareholders who sell. The share price for purchases and repurchases of open-end mutual funds is determined by each fund's net asset value, which is calculated at the end of each fund business day. The open-end mutual fund assets that we manage vary with both market appreciation and depreciation and the level of new purchases of or withdrawals from a fund; and

•	$3.3 billion in 40 institutional separate accounts. Institutional separate accounts are private accounts for institutional investors such as pension and endowment funds. We typically maintain full investment discretion over such accounts although the client retains the ability to terminate our advisory relationship. The institutional separate account assets that we manage vary primarily with market appreciation and depreciation. Flows into and out of such accounts also affect institutional separate account assets, although to a lesser extent than with open-end mutual fund assets because such activity occurs less frequently.

      The assets that we manage have increased greatly from $6.6 billion since the beginning of 2003 due to the launch of three closed-end mutual funds, a strong market for REIT securities and positive net flows into open-end mutual funds. Historical rates of growth in the assets that we manage are not necessarily indicative of future results, however, and the level of growth we have experienced since 2003 may not be sustainable in the future due to changing market conditions. For example, the market conditions for public offerings of the shares of closed-end mutual funds may not be as favorable in the future and the market for REIT securities could weaken. In addition to our investment advisory services, Asset Management provided portfolio consulting services for $1.4 billion in assets as of July 31, 2004, which we do not include in the assets we manage. As portfolio consultant, we provide services in connection with investment products distributed by third parties that contain relatively static portfolios of securities.

      The stock and bond markets were volatile in the second quarter of 2004 amid concerns that the Federal Reserve would raise interest rates in response to economic data that indicate strong growth in the U.S. economy. In particular, real estate stock prices declined by approximately 5.8% during the second quarter of 2004, including a decline of approximately 14.6% in April 2004 as investors may have viewed real estate securities less favorably in a rising interest rate environment where the returns on less risky investments become relatively more attractive. As a result, the real estate securities that we manage decreased to $12.1 billion as of June 30, 2004 from $12.6 billion as of March 31, 2004 and the total assets that we manage decreased to $15.0 billion as of June 30, 2004 from $15.5 billion as of March 31, 2004. For this reason, and because of the increased volatility in the capital markets which results from a changing interest rate environment, rising interest rates could also negatively affect net flows into open-end mutual funds and institutional separate accounts and our ability to offer new closed-end mutual funds. A decline in the assets we manage will negatively affect our revenue and net income.

      Pursuant to investment advisory agreements, we furnish a continuous investment program for each of the mutual funds for which we act as investment advisor, make day-to-day investment decisions for each fund, and manage each fund's investments in accordance with the fund's stated policies. In addition, pursuant to the investment advisory agreements, and subject to the approval of each fund's board of directors, we provide our executive and other officers to serve as officers of the fund. Mr. Steers serves as chairman and Mr. Cohen serves as a director on the board of directors of each fund. The Securities and Exchange Commission has recently adopted new rules requiring that at least 75% of a mutual fund's directors, including the chairperson of the board of directors, be independent of the mutual fund's investment advisor and that the independent directors hold quarterly meetings without fund executives. The Securities and Exchange Commission has also adopted new rules that will require mutual fund shareholder reports to discuss, in reasonable detail, the material factors and conclusions that formed the basis for the approval by a mutual fund's board of directors of any investment advisory agreement, including the fees payable under the agreement. Asset Management's continued receipt of revenue is, accordingly, subject to the risk that mutual fund boards of directors may determine not to renew investment advisory and administration agreements with us or that they may renew such agreements at lower fee rates than are then in effect. All of the mutual funds for which we are the investment advisor are funds that we established and are marketed under the Cohen & Steers name. The mutual funds that we manage are:

Closed-end Mutual Funds		Open-end Mutual Funds
•	Cohen & Steers Total Return Realty Fund, Inc.	•	Cohen & Steers Realty Shares, Inc.
•	Cohen & Steers Advantage Income Realty Fund, Inc.	•	Cohen & Steers Special Equity Fund, Inc.
•	Cohen & Steers Quality Income Realty Fund, Inc.	•	Cohen & Steers Equity Income Fund, Inc.
•	Cohen & Steers Premium Income Realty Fund, Inc.	•	Cohen & Steers Institutional Realty Shares, Inc.
•	Cohen & Steers REIT and Preferred Income Fund, Inc.	•	Cohen & Steers Utility Fund, Inc.
•	Cohen & Steers REIT and Utility Income Fund, Inc.
•	Cohen & Steers Select Utility Fund, Inc.

      The following table sets forth the breakdown of our revenue from investment advisory and administration fees by account type.

Investment Advisory and Administration Fees

	Year Ended December 31,						Three Months Ended March 31,
	2001		2002		2003		2003		2004
	($ in thousands)
Investment advisory and administration fees:
Closed-end mutual funds	$2,009	6.5%	$7,837	20.4%	$18,575	36.0%	$2,741	28.8%	$8,801	44.6%
Open-end mutual funds	18,019	58.5%	20,871	54.3%	24,225	46.9%	4,806	50.5%	8,282	42.0%
Institutional separate accounts	10,794	35.0%	9,707	25.3%	8,808	17.1%	1,973	20.7%	2,646	13.4%

Total	$30,822	100.0%	$38,415	100.0%	$51,608	100.0%	$9,520	100.0%	$19,729	100.0%

      For the three months ended March 31, 2004, 45% of our investment advisory and administration fees and 39% of Asset Management's revenue were from closed-end mutual funds and, as of July 31, 2004, 51% of the assets we managed was in closed-end mutual funds. Unlike open-end mutual funds, closed-end mutual funds are not subject to shareholder redemptions that can result in greater volatility in asset levels. As a result, a large proportion of the assets we manage is relatively stable, providing us with similarly stable revenue under normal market conditions with respect to that part of our current business.

      While there are reductions in fees for those open-end mutual funds that achieve a certain size and for large institutional separate accounts, Asset Management's profitability tends to increase as it manages more assets. Although each new open-end mutual fund must reach a certain size to become profitable, the incremental revenue associated with additional assets managed tends to exceed the incremental costs associated with managing these assets.

Agreements to Waive Investment Advisory Fees and Bear Expenses

      We reduce the expenses of eight of the twelve mutual funds for which we are the investment advisor by waiving investment advisory fees (which reduces our revenue by an amount equal to the fees waived) or bearing expenses (which increases our expenses by an amount equal to the expenses borne) otherwise payable by these funds. We have contractually agreed with:

•	five of the seven closed-end mutual funds for which we are the investment advisor to waive up to 49% of our investment advisory fees for up to 10 years following the commencement of the fund's operations;

•	two of the five open-end mutual funds for which we are the investment advisor to waive our investment advisory fees and/or reimburse the open-end mutual funds so that their expenses do not exceed between 1.15% and 2.15% of their net assets; and

•	a third open-end mutual fund, Cohen & Steers Institutional Realty Shares, Inc., to bear all of this fund's operating expenses.

The following table discloses the aggregate investment advisory fees waived and expenses borne for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Investment Advisory Fees Waived/Expenses Borne

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Closed-end mutual fund investment advisory fees waived	$1,078	$4,660	$7,170	$1,542	$2,620
Open-end mutual fund investment advisory fees waived/ expenses borne	856	846	1,040	235	325

	$1,934	$5,506	$8,210	$1,777	$2,945

      When we waive investment advisory fees or bear expenses otherwise payable by a mutual fund, this provides a direct benefit to the mutual fund investors by lowering the expenses associated with investing in the fund and improving the fund's investment performance. These agreements to waive fees and bear expenses reduce our revenue and increase our expenses, and thereby reduce our operating income, by an amount equal to the fees waived or expenses borne. We agree to waive investment advisory fees and bear expenses payable by a mutual fund because we believe this enhances the sales effort for the fund and thereby increases the assets that we manage.

      Although the agreements we have with closed-end mutual funds to waive investment advisory fees otherwise payable by the funds specify that they are to begin to expire in 2006 and continuing through 2012, this would reduce the investment performance of the funds and may not occur. Each of our investment advisory agreements with a mutual fund, including the fees payable under the agreement, is subject, following the initial two year term, to annual approval by the mutual fund's board of directors, including at least a majority of the independent directors. These directors have a fiduciary duty to the mutual fund shareholders. Moreover, as discussed above, the Securities and Exchange Commission has recently adopted new rules enhancing the independence of mutual fund boards of directors and requiring detailed disclosure in mutual fund shareholder reports regarding the material factors and conclusions that formed the basis for the approval by a mutual fund's board of directors of any investment advisory agreement, including the fees payable under the agreement. Mutual fund boards of directors may determine not to renew investment advisory and administration agreements with us or they may not allow our agreements to waive fees to expire. In addition, open-end mutual fund shareholders may withdraw their assets at any time. See “Related Party Transactions—Agreements to Waive Investment Advisory Fees and Bear Expenses.”

Assets Managed

      The assets we manage have increased at a compound annual rate of growth of 35%, to $15.1 billion at July 31, 2004 from $3.8 billion at December 31, 1999, although this was a decline from $15.5 billion at March 31, 2004. Of the $11.3 billion increase in the assets we managed from December 31, 1999 to July 31, 2004, 62% was attributable to net flows and 38% was attributable to net appreciation. Much of this growth was in 2003 and the first quarter of 2004. Changes in the assets we manage can come from two sources—market appreciation (or depreciation) and inflows (or outflows). Market appreciation increases the assets we manage because the share prices of the existing securities we are managing increase. Conversely, the assets we manage decrease as security prices decline. We refer to the net effect of market appreciation and depreciation of the assets that we manage over a period as net appreciation (or net depreciation). Closed-end mutual fund offerings and inflows into open-end mutual funds and institutional separate accounts have the effect of increasing the assets we manage as existing or new clients provide us with more money to manage. Conversely, outflows from open-end mutual funds or institutional separate accounts decrease the assets we manage. We refer to the net effect of inflows and outflows on the assets that we manage over a period as net flows.

      Much of this recent growth in the assets we manage can be attributed to our presence in the real estate securities market. REIT securities have experienced strong market appreciation over the past several years and have gained a wider acceptance by individual and institutional investors as an asset class based on their diversification benefits, income characteristics and growth potential. In addition, we have launched six of the seven closed-end mutual funds that we manage since May 2001, including two such funds which started in 2004 with aggregate initial assets of $2.9 billion. We have also added to the assets we manage through net sales of shares of open-end mutual funds, one of which was started in 2000 and one of which was started in 2004.

      The following tables set forth a breakdown of the changes in the total assets we managed since 1999 attributable to net flows and net appreciation and a breakdown of the total assets we managed by account and security type as of the dates shown, and the compound annual growth rates (CAGR) for the assets we managed since December 31, 1999.

Component Changes in Assets Managed

	Year Ended December 31,					Three Months Ended March 31,	Three Months Ended June 30,	One Month Ended July 31,
	1999	2000	2001	2002	2003	2004	2004	2004
	($ in millions)
Beginning assets managed	$3,991.4	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0
Net flows	(260.1)	9.5	647.3	817.7	2,629.4	2,639.1	316.4	7.5
Net appreciation (depreciation)	30.8	986.9	291.7	108.6	2,426.9	1,220.1	(875.7)	101.6

Ending assets managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0	$15,089.1

Assets Managed

	December 31,					% as of December 31,	March 31,	June 30,	July 31,	% as of July 31,	December 31, 1999 to July 31, 2004
	1999	2000	2001	2002	2003	2003	2004	2004	2004	2004	CAGR
	($ in millions)
Assets Managed by Account Type
Closed-end Mutual Funds	$98.0	$114.2	$600.7	$2,114.3	$4,790.6	41.0%	$7,664.5	$7,670.5	$7,670.9	50.8%	158.9%
Open-end Mutual Funds	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	33.4%	4,514.0	4,029.3	4,071.5	27.0%	23.1%
Institutional Separate Accounts	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	25.6%	3,360.8	3,280.2	3,346.7	22.2%	10.8%

Total Assets Managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	100%	$15,539.3	$14,980.0	$15,089.1	100%	35.4%

Assets Managed by Security Type
Real Estate Common Stocks	$3,606.1	$4,536.0	$5,259.4	$5,908.9	$9,892.6	84.7%	$11,605.5	$10,992.7	$11,066.3	73.3%	27.7%
Utility Common Stocks	—	—	—	—	—	—	959.4	1,616.0	1,614.9	10.7%	n/a
Real Estate Preferred Stocks	32.4	55.7	266.6	597.1	836.0	7.1%	996.9	1,112.3	1,179.6	7.8%	119.1%
Corporate Preferred Stocks (1)	—	—	—	—	683.9	5.8%	786.6	866.7	883.0	5.9%	n/a
Fixed Income (2)	2.3	2.5	6.2	13.5	109.1	1.0%	97.4	137.3	136.9	0.9%	143.9%
Cash and Short-Term Investments	121.3	164.3	165.3	104.3	158.5	1.4%	1,093.5	255.0	208.4	1.4%	n/m

Total Assets Managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	100%	$15,539.3	$14,980.0	$15,089.1	100%	35.4%

(1)	Corporate preferred stocks include traditional preferred stocks as well as “hybrid-preferred securities.” Hybrid-preferred securities are forms of subordinated debt with many features, such as exchange listing and deferral, that replicate those of traditional preferred stock.
(2)	Includes corporate bonds.

Our Investment Strategies

      Each of the 12 mutual funds and 40 institutional separate accounts that we manage adhere to one of our five investment strategies:

Strategy	Accounts
Total Return
• Strategy for investing mainly in REITs and/or utilities with the objective of increasing total return by balancing capital appreciation and current income for the investor	Cohen & Steers Realty Shares, Inc. Cohen & Steers Institutional Realty Shares, Inc. Cohen & Steers Utility Fund, Inc. Cohen & Steers Total Return Realty Fund, Inc. 18 institutional separate accounts
Equity Income
• Strategy for investing mainly in REITs and/or utilities with the primary objective of providing above average current income for the investor	Cohen & Steers Equity Income Fund, Inc. 19 institutional separate accounts
Total Return and Equity Income with Leverage
•	Same as Total Return and Equity Income, but includes capital raised from borrowing money or the issuance of debt or preferred stocks	Cohen & Steers Advantage Income Realty
Fund, Inc.
Cohen & Steers Quality Income Realty Fund, Inc.
Cohen & Steers Premium Income Realty
Fund, Inc.
Cohen & Steers REIT and Utility Income Fund, Inc.
Cohen & Steers Select Utility Fund, Inc.
Cohen & Steers REIT and Preferred Income Fund, Inc.
Special Equity
• Strategy for investing mainly in REITs with the objective of maximizing capital appreciation for the investor	Cohen & Steers Special Equity Fund, Inc. 2 institutional separate accounts
REIT Preferred Stocks
• Strategy for investing in REIT preferred stocks with the objective of high current income for the investor	1 institutional separate account

Our Historical Investment Performance

      The following table presents the average annualized performance, net of all expenses borne by mutual fund shareholders or institutional separate account clients but not fees waived or expenses borne by us, of each of the mutual funds for which we are the investment advisor and of institutional separate accounts in the aggregate for each strategy for which we have at least one continuous year of institutional separate account investment activity for the one, five and ten year periods ended July 31, 2004 and for the period from the inception date to July 31, 2004. The past investment performance of the mutual funds and institutional separate accounts for which we are the investment advisor is no guarantee of future performance, and each of these mutual funds and institutional separate accounts has experienced negative performance over various time periods in the past and may do so again in the future. The past investment performance for certain of these mutual funds would have been lower if we had not waived fees or borne expenses otherwise payable by these mutual funds. The following table also presents the returns of the National Association of Real Estate Investment Trusts (NAREIT) Equity REIT Index, Morgan Stanley

REIT Preferred Index, the Dow Jones Wilshire Real Estate Securities Index and the S&P 500 Index over the same periods. We use the NAREIT Equity REIT Index, the Dow Jones Wilshire Real Estate Securities Index and the S&P 500 Index as benchmarks for the mutual funds and institutional separate accounts that adhere to our Total Return, Equity Income, Total Return and Equity Income with Leverage and Special Equity investment strategies, and we use the Morgan Stanley REIT Preferred Index as a benchmark for our REIT Preferred Stocks investment strategy.

Investment Performance Through July 31, 2004

Mutual Fund (Inception Date)	1 Year		5 Years		10 Years	Since Inception(1)
Total Return
Cohen & Steers Realty Shares, Inc. (7/91)	24.77%		15.54%		12.72%	13.79%
Cohen & Steers Total Return Realty Fund, Inc. (6/93)	19.20%		15.34%		12.26%	11.52%
Cohen & Steers Institutional Realty Shares, Inc. (2/00)	24.81%	(2)	—		—	18.49%	(2)
Cohen & Steers Utility Fund, Inc., Class A Shares (4/04)	—		—		—	6.54%	(3)
Equity Income
Cohen & Steers Equity Income Fund, Inc., Class A Shares (7/97)	19.49%		15.38%		—	10.93%
Total Return and Equity Income with Leverage
Cohen & Steers Advantage Income Realty Fund, Inc. (5/01)	26.68%	(4)	—		—	19.41%	(4)
Cohen & Steers Quality Income Realty Fund, Inc. (2/02)	25.54%	(5)	—		—	19.52%	(5)
Cohen & Steers Premium Income Realty Fund, Inc. (8/02)	27.67%	(6)	—		—	26.10%	(6)
Cohen & Steers REIT and Preferred Income Fund, Inc. (6/03)	17.45%		—		—	16.87%
Cohen & Steers REIT and Utility Income Fund, Inc. (1/04)	—		—		—	–2.02%	(7)
Cohen & Steers Select Utility Fund, Inc. (3/04)	—		—		—	1.12%	(8)
Special Equity
Cohen & Steers Special Equity Fund, Inc. (5/97)	29.36%	(9)	18.40%	(9)	—	12.23%	(9)
Institutional Separate Accounts by Strategy (Inception Date)
Total Return Institutional Separate Accounts (1/88)	25.13%		16.25%		13.29%	12.57%
Equity Income Institutional Separate Accounts (7/98)	18.47%		15.67%		—	11.78%
Benchmark
NAREIT Equity REIT Index (10)	21.00%		15.32%		12.16%
Morgan Stanley REIT Preferred Index (11)	7.22%		11.08%		10.29%
Dow Jones Wilshire Real Estate Securities Index (12)	22.85%		15.54%		12.32%
S&P 500 Index (13)	13.17%		–2.24%		11.09%

(1)	Performance information for periods of less than one year represents actual performance and is not annualized.
(2)	We bear all of the expenses of Cohen & Steers Institutional Realty Shares. If we had not borne these expenses, this fund's return would have been lower by approximately 0.13% for the last 12 months and 0.15% on an annualized basis since inception.
(3)	We currently bear expenses for Cohen & Steers Utility Fund. If we had not borne these expenses, this fund's total return would have been lower. Because this fund commenced operations so recently, we cannot accurately estimate how much lower the return would have been.
(4)	We currently waive a portion of the investment advisory fee for Cohen & Steers Advantage Income Realty Fund. If these fees had not been waived, this fund's total return would have been approximately 0.60% lower on an annualized basis.
(5)	We currently waive a portion of the investment advisory fee for Cohen & Steers Quality Income Realty Fund. If these fees had not been waived, this fund's total return would have been approximately 0.48% lower on an annualized basis.
(6)	We currently waive a portion of the investment advisory fee for Cohen & Steers Premium Income Realty Fund. If these fees had not been waived, this fund's total return would have been approximately 0.38% lower on an annualized basis.
(7)	We currently waive a portion of the investment advisory fee for Cohen & Steers REIT and Utility Income Fund. If these fees had not been waived, this fund's total return would have been approximately 0.10% lower.
(8)	We currently waive a portion of the investment advisory fee for Cohen & Steers Select Utility Fund. If these fees had not been waived, this fund's total return would have been approximately 0.07% lower.
(9)	We currently bear expenses for Cohen & Steers Special Equity Fund. If we had not borne these expenses, this fund's total return would have been lower by approximately 0.49% for the last 12 months, 0.21% on an annualized basis for the last five years and 0.15% on an annualized basis since inception.
(10)	The NAREIT Equity REIT Index is an unmanaged, market-capitalization-weighted index of all publicly traded REITs that invest predominantly in the equity ownership of real estate. The index is designed to reflect the performance of all publicly traded equity REITs as a whole.
(11)	The Morgan Stanley REIT Preferred Index is an unmanaged index that is designed to reflect the performance of all publicly traded REIT preferred stocks as a whole.
(12)	The Dow Jones Wilshire Real Estate Securities Index is an unmanaged index that is a broad measure of publicly traded real estate securities, such as REITs and real estate operating companies.
(13)	The S&P 500 Index is an unmanaged index of common stocks that is frequently used as a general measure of stock market performance.

Investment Banking

      As a complement to Asset Management, and to capitalize on our extensive expertise in public real estate securities and companies, in 1999 we established a specialized investment banking practice that services companies in real estate and real estate intensive businesses, such as the health care and hospitality businesses.

      We have assembled a highly experienced team of investment banking professionals with a long-standing transactional track record in the real estate and health care industries. Since 1999, we have completed 44 transactions representing over $5 billion in value. Our professionals have developed long-standing relationships with many companies and have established a strong presence in our targeted market. As a result, we believe we are well positioned to take advantage of new advisory opportunities.

      Our investment banking strategy focuses on providing a full range of services, including the following areas:

      Mergers & Acquisitions—We provide a full range of merger and acquisition advisory services involving the purchase or sale of public or private companies or their business units. We also facilitate leveraged buyouts and strategic capital infusions, and provide our clients with advice relating to takeover defenses. Since 2001, we have advised clients in nine merger and acquisition transactions representing over $597 million in value.

      Restructurings—We have developed a broad range of corporate restructuring advisory services. These services include advice with respect to debt and lease restructurings, recapitalization transactions, exchange offers and bankruptcy advisory services. Since 2001, we have advised clients in three restructuring assignments encompassing 15 transactions representing over $3.1 billion in value.

      Capital Raising—We provide capital raising services as agent, and, since 2001, we have completed 16 transactions which raised over $881 million, primarily SEC-registered direct placements of equity and preferred securities.

      The following table provides a breakdown of Investment Banking's revenue by service area for the years ended December 31, 2001, 2002 and 2003, and for the three months ended March 31, 2003 and 2004.

Investment Banking Revenue

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Revenue
Mergers & Acquisitions	$505	$2,067	$2,477	$587	$50
Restructurings	1,891	9,337	4,925	308	—
Capital Raising	457	1,673	3,877	83	4,413

Investment Banking Revenue	$2,853	$13,077	$11,279	$978	$4,463

      Each Investment Banking engagement for which a fee is earned is generally highly profitable. However, only a limited proportion of Investment Banking engagements result in a completed transaction for which a fee is earned and, accordingly, the employees of Investment Banking spend significant amounts of time on transactions that are not completed and for which no fee will be earned. As a result, the revenue and profitability of Investment Banking can be very volatile. For example, Investment Banking had net income of $3.2 million on $11.3 million of revenue in 2003, a 13.7% decrease in revenue and a 15.2% decrease in net income as compared to net income of $3.8 million on $13.1 million of revenue in 2002.

      Of the 21 clients from which Investment Banking has generated revenue since it was established in 1999, four are companies in which Asset Management has invested client assets. Investment Banking assisted these companies in raising capital by finding investors willing to invest in these companies' securities and generated revenue of:

•	$0.3 million (or 2% of Investment Banking revenue) in 2002,

•	$3.6 million (or 32% of Investment Banking revenue) in 2003, and

•	$3.8 million (or 85% of Investment Banking revenue) in the three months ended March 31, 2004.

Investment Banking did not generate any revenue from these clients in 2001 or the three months ended March 31, 2003. Of the total revenue generated by Investment Banking relating to these four companies, $0.5 million derived from the direct investment of client assets by Asset Management in these companies' securities.

Preliminary Results for the Second Quarter of 2004

      Our results for the three months ended June 30, 2004 presented below are preliminary and are subject to quarterly review procedures and final reconciliations and adjustments.

      We had total revenue of $25.6 million in the second quarter of 2004, an increase of 52% from $16.8 million in the second quarter of 2003. Revenue from Asset Management was $25.3 million in the second quarter of 2004, an increase of 107% from $12.2 million in the second quarter of 2003, and revenue from Investment Banking was $0.3 million in the second quarter of 2004, a decrease of 93% from $4.6 million in the second quarter of 2003. The increase in total revenue and revenue from Asset Management was primarily the result of a $6.3 billion net increase in the assets we managed as of June 30, 2004 compared to June 30, 2003.

      We had total operating expenses of $16.7 million in the second quarter of 2004, an increase of 9% from $15.3 million in the second quarter of 2003. Asset Management operating expenses were $16.0 million in the second quarter of 2004, an increase of 28% from $12.5 million in the second quarter of 2003, and Investment Banking operating expenses were $0.7 million in the second quarter of 2004, a decrease of 75% from $2.8 million in the second quarter of 2003.

      We had total net income of $8.6 million in the second quarter of 2004, a significant increase from $1.6 million in the second quarter of 2003. Asset Management had net income of $9.0 million in the second quarter of 2004, an increase from a $48 thousand loss in the second quarter of 2003, and Investment Banking had a loss of $0.4 million in the second quarter of 2004, a decrease from net income of $1.7 million in the second quarter of 2003.

      We made aggregate S corporation distributions to our stockholders of $5.5 million during the second quarter of 2004.

Dividend Policy

      We intend to pay cash dividends on a quarterly basis and expect to declare our first quarterly dividend payment at an initial rate of $0.10 per share for the third quarter of 2004. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition and earnings, legal requirements and other factors as our board of directors deems relevant. See “Dividend Policy.”

      Our business is presently conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. Cohen & Steers Capital Management, Inc. was incorporated as a New York corporation in 1986 and is wholly owned by our principals and two trusts benefiting their families. Cohen & Steers, Inc. is a Delaware corporation that was formed on March 17, 2004. Cohen & Steers, Inc. has not engaged in any business or other activities except in connection with its formation and the reorganization whereby Cohen & Steers, Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), continue to conduct the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. Completion of the reorganization is a condition to the consummation of this offering. See “Reorganization and S Corporation Status—Reorganization.”

      Our principal executive offices are located at 757 Third Avenue, New York, NY 10017, and our telephone number is (212) 832-3232. Our Web site is located at www.cohenandsteers.com. The information on our Web site is not a part of this prospectus.

The Offering

Common stock offered	7,500,000 shares
Shares outstanding after the offering	34,200,000 shares
Use of proceeds	We estimate that our net proceeds from this offering will be approximately $93.1 million. We intend to use these net proceeds to enhance our asset management platform by expanding our investment capabilities, launching new products, and expanding distribution, and for general corporate purposes. See “Use of Proceeds.”
Dividend policy	We intend to pay cash dividends on a quarterly basis and expect to declare our first quarterly dividend payment at an initial rate of $0.10 per share for the third quarter of 2004. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition and earnings, legal requirements and other factors as our board of directors deems relevant. See “Dividend Policy.”
Voting rights	Each share of common stock will entitle its holder to one vote per share.
Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Determination of initial public offering price	Prior to this offering, there has been no public market for our common stock. We expect the initial public offering price to be within the range indicated on the front cover of this prospectus. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters following a marketing period during which the underwriters will assess the demand for our common stock from potential investors. The factors to be considered in determining the initial public offering price are:
• investor demand for our common stock;
• prevailing market conditions, including investor demand for initial public offerings;
• our historical financial information included in this prospectus;
• an analysis of our earnings and the price to projected earnings multiples of publicly traded companies in the asset management and investment banking industries that the representatives believe to be comparable to us;
• our history and the prospects for us and the asset management and investment banking industries in which we compete; and
• an assessment of our management and management's ability to execute its business plan, our past and present operations, and the prospects for, and timing of, our future revenue.
Based on an initial public offering price per share of $14.00, which is the midpoint of the range indicated on the front cover of this prospectus, but without giving effect to the shares to be issued in this offering, the ratio of our initial public offering price per share to our pro forma earnings per share for the year ended December 31, 2003 would be 53.8 and for the three months ended March 31, 2004 would be 15.9, and the ratio of our initial public offering price per share to our pro forma book value per share as of March 31, 2004 would be 10.5. See “—Unaudited Consolidated Pro Forma Financial Information.”

Proposed New York Stock Exchange symbol	CNS

      The number of shares of common stock outstanding after the offering excludes 9,500,000 shares reserved for issuance under the 2004 Stock Incentive Plan and 500,000 shares reserved for issuance under the 2004 Employee Stock Purchase Plan. Assuming an initial public offering price of $14.00 per share, we expect to grant certain employees an aggregate of 5,521,718 restricted stock units pursuant to the 2004 Stock Incentive Plan at the time of this offering. See “Management—IPO Date Restricted Stock Unit Grants.”

Summary Consolidated Financial and Other Data

      The following tables present summary consolidated financial and other data as of the dates and for the periods indicated. We derived the consolidated statement of financial condition data as of December 31, 2002 and 2003 and the consolidated statement of income data for each of the three years in the period ended December 31, 2003 from our consolidated financial statements audited by Deloitte & Touche LLP which are included elsewhere in this prospectus.

      We derived the consolidated statement of financial condition data as of December 31, 1999, 2000 and 2001 and the consolidated statement of income data for each of the two years in the period ended December 31, 2000 from our unaudited consolidated financial statements which are not included in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for all periods presented.

      We derived the consolidated statement of financial condition data as of March 31, 2004 and the consolidated statement of income data for each of the three months ended March 31, 2003 and 2004 from our unaudited interim consolidated financial statements which are included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which are of a normal recurring nature, that we consider necessary for a fair presentation of our consolidated financial position and results of operations for the interim periods presented.

      Our wholly owned subsidiary, Cohen & Steers Securities, LLC, commenced operations on July 1, 2002. On the same date, Cohen & Steers Securities, LLC succeeded to the business of Cohen & Steers Securities, Inc. (previously wholly owned by our principals) pursuant to a transaction accounted for as a merger of entities under common control and recorded in a manner similar to a pooling-of-interests. Accordingly, the previously separate historical financial position and results of operations of Cohen & Steers Securities, Inc. are combined with our consolidated financial position and results of operations for all periods presented.

      For all periods presented, we operated as an S corporation and were not subject to U.S. federal and certain state income taxes. Our historical income tax expense consisted of New York State and New York City income taxes. Prior to the completion of this offering, we will become subject to U.S. federal and certain state and local income taxes applicable to C corporations. See “—Unaudited Consolidated Pro Forma Financial Information” and “Reorganization and S Corporation Status.”

      The historical consolidated results for “Employee compensation and benefits” include salaries and bonuses paid to our co-chief executive officers during our status as an S corporation that we expect will differ from the salaries and bonuses to be paid to our co-chief executive officers in future periods.

      You should read this summary consolidated financial and other data together with the other information contained in this prospectus, including “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements.

Consolidated Statement of Income Data

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	($ in thousands, except per share data)
Revenue
Investment advisory and administration fees:
Closed-end mutual funds	$743	$729	$2,009	$7,837	$18,575	$2,741	$8,801
Open-end mutual funds	15,291	15,102	18,019	20,871	24,225	4,806	8,282
Institutional separate accounts	9,749	11,288	10,794	9,707	8,808	1,973	2,646

Total investment advisory and administration fees	25,783	27,119	30,822	38,415	51,608	9,520	19,729
Distribution and service fee revenue	211	397	1,112	3,071	5,880	974	2,408
Portfolio consulting and other	1,618	1,104	507	683	1,574	271	709
Investment banking fees	3,375	8,097	2,853	13,077	11,279	978	4,463

Total revenue	30,987	36,717	35,294	55,246	70,341	11,743	27,309

Expenses
Employee compensation and benefits	12,715	15,571	16,719	32,312	37,193	7,754	8,980
General and administrative	4,385	5,568	6,651	6,916	8,007	1,719	2,757
Distribution and service fee expenses	2,973	2,721	4,069	4,744	9,190	1,427	4,195
Amortization, deferred commissions	162	170	533	1,698	3,077	810	1,057
Depreciation and amortization	257	402	517	927	1,002	233	281

Total operating expenses	20,492	24,432	28,489	46,597	58,469	11,943	17,270

Operating income (loss)	10,495	12,285	6,805	8,649	11,872	(200)	10,039

Non-operating income (expense)
Interest and dividend income	369	692	513	525	435	97	101
Interest expense	(32)	(42)	(60)	(127)	(156)	(36)	(42)

Total non-operating income	337	650	453	398	279	61	59

Income (loss) before income taxes	10,832	12,935	7,258	9,047	12,151	(139)	10,098
Income tax expense (benefit)(1)(2)	1,089	1,297	654	611	100	(24)	767

Net income (loss)(2)	$9,743	$11,638	$6,604	$8,436	$12,051	$(115)	$9,331

Net income (loss) per share—basic and diluted(2)(3)	$0.37	$0.44	$0.25	$0.32	$0.45	$(0.00)	$0.35
Weighted average shares outstanding—basic and diluted(3)	26,250,737	26,250,737	26,250,737	26,475,368	26,700,000	26,700,000	26,700,000

(1)	See “Management's Discussion and Analysis of Financial Condition and Results of Operations” for the explanation of the decrease in income tax expense (benefit) from the year ended December 31, 2002 to the year ended December 31, 2003.
(2)	For all periods presented, we operated as an S corporation and were not subject to U.S. federal and certain state income taxes. Prior to the completion of this offering, we will become subject to U.S. federal and certain state and local income taxes applicable to C corporations. See “—Unaudited Consolidated Pro Forma Financial Information” for the pro forma effects on net income and earnings per share for the year ended December 31, 2003 and the three months ended March 31, 2004 if we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%.
(3)	All per share amounts and weighted average shares outstanding have been adjusted to reflect a 291.351127 for one stock split that we effected on June 16, 2004.

Consolidated Statement of Income Data by Segment

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	($ in thousands)
Asset Management
Total revenue	$27,612	$28,506	$32,441	$42,169	$59,062	$10,765	$22,846
Total operating expenses	17,542	18,197	23,598	37,633	50,510	10,843	14,278

Operating income (loss)	10,070	10,309	8,843	4,536	8,552	(78)	8,568
Total non-operating income	333	426	396	325	249	53	53

Income (loss) before income taxes	10,403	10,735	9,239	4,861	8,801	(25)	8,621
Income tax expense (benefit)	1,046	1,067	865	205	(46)	90	666

Net income (loss)	$9,357	$9,668	$8,374	$4,656	$8,847	$(115)	$7,955

Investment Banking
Total revenue	$3,375	$8,211	$2,853	$13,077	$11,279	$978	$4,463
Total operating expenses	2,950	6,235	4,891	8,964	7,959	1,100	2,992

Operating income (loss)	425	1,976	(2,038)	4,113	3,320	(122)	1,471
Total non-operating income	4	224	57	73	30	8	6

Income (loss) before income taxes	429	2,200	(1,981)	4,186	3,350	(114)	1,477
Income tax expense (benefit)	43	230	(211)	406	146	(114)	101

Net income (loss)	$386	$1,970	$(1,770)	$3,780	$3,204	$—	$1,376

Consolidated Statement of Financial Condition Data

	December 31,					March 31,
	1999	2000	2001	2002	2003	2004
	($ in thousands)
Cash and cash equivalents	$4,699	$4,737	$2,750	$6,090	$7,526	$8,574
Total assets	14,343	16,547	17,853	24,394	34,523	39,927
Total current liabilities	2,019	2,370	2,712	2,904	7,257	14,419
Total long-term liabilities	500	500	1,430	4,798	6,492	6,324
Total liabilities	2,519	2,870	4,142	7,702	13,749	20,743
Total stockholders' equity	11,824	13,677	13,711	16,692	20,774	19,184

Component Changes in Assets Managed

	Year Ended December 31,					Three Months Ended March 31,	Three Months Ended June 30,	One Month Ended July 31,
	1999	2000	2001	2002	2003	2004	2004	2004
	($ in millions)
Total accounts
Beginning total assets managed	$3,991.4	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0
Net flows	(260.1)	9.5	647.3	817.7	2,629.4	2,639.1	316.4	7.5
Net appreciation (depreciation)	30.8	986.9	291.7	108.6	2,426.9	1,220.1	875.7	101.6

Ending total assets managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14.980.0	$15,089.1

Closed-end mutual funds
Beginning closed-end mutual fund assets managed	$113.6	$98.0	$114.2	$600.7	$2,114.3	$4,790.6	$7,664.5	$7,670.5
Net flows	0.0	0.0	478.6	1,573.1	1,973.5	2,472.0	459.5	0.0
Net appreciation (depreciation)	(15.6)	16.2	7.9	(59.5)	702.8	401.9	(453.5)	0.4

Ending closed-end mutual fund assets managed	98.0	114.2	600.7	2,114.3	4,790.6	7,664.5	7,670.5	7,670.9

Open-end mutual funds
Beginning open-end mutual fund assets managed	2,043.6	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	4,514.0	4,029.3
Net flows	(484.8)	113.5	138.7	121.3	528.9	166.8	(231.8)	(1.1)
Net appreciation (depreciation)	12.7	392.5	98.4	16.5	915.8	450.1	(252.9)	43.3

Ending open-end mutual fund assets managed	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	4,514.0	4,029.3	4,071.5

Institutional separate accounts
Beginning institutional separate account assets managed	1,834.2	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	3,360.8	3,280.2
Net flows	224.7	(104.0)	30.0	(876.7)	127.0	0.3	78.9	8.6
Net appreciation (depreciation)	33.7	578.2	185.4	151.6	808.3	368.1	(159.5)	57.9

Ending institutional separate account assets managed	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	3,360.8	3,280.2	3,346.7

Ending total assets managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0	$15,089.1

Total net flows/beginning total assets managed (%)	–6.5%	0.3%	13.6%	14.4%	39.7%	22.6%	2.0%	0.1%

Total change in total assets managed (%)	–5.7%	26.5%	19.7%	16.3%	76.3%	33.0%	–3.6%	0.7%

Unaudited Consolidated Pro Forma Financial Information

      The following unaudited pro forma condensed consolidated financial statements have been derived by applying pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus.

      The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004 give effect to the additional income taxes of $5.0 million for the year ended December 31, 2003 and $3.5 million for the three months ended March 31, 2004 which would have been payable if we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%. Please see “Management's Discussion and Analysis of Financial Condition and Results of Operations” for a description of our historical income tax expense.

      The unaudited pro forma condensed consolidated statement of financial condition as of March 31, 2004 gives effect to:

•	the recognition of a non-cash compensation expense and related deferred income tax asset and corresponding deferred income tax benefit and the reversal of the accrued liability for our existing Stock Appreciation Rights Plan, which we refer to as our SAR plan, resulting from the termination of the SAR plan, described in “Management—Stock Appreciation Rights Plan,” and the grant of fully vested restricted stock units at the time of this offering, described in “Management—IPO Date Restricted Stock Unit Grants,” as if these events had occurred on March 31, 2004;

•	the recognition of the additional net deferred tax liability and corresponding deferred income tax expense of $0.5 million that would have been recorded had we revoked our S corporation tax status and elected to be taxed as a C corporation on March 31, 2004. We estimate that the actual amount of the additional net deferred tax liability and corresponding income tax expense will be approximately $0.4 million. See “Reorganization and S Corporation Status—S Corporation Status”; and

•	the accrual of the $14.0 million S corporation distribution to our stockholders described in “Reorganization and S Corporation Status—S Corporation Status” that would have been recorded had this distribution been declared on March 31, 2004. We estimate that the actual aggregate amount of the S corporation distributions will be approximately $24 million. See “Reorganization and S Corporation Status—S Corporation Status.”

      The adjustments necessary to fairly present the unaudited pro forma condensed consolidated financial statements have been based on available information and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statements of income and financial condition are presented for illustrative purposes only and do not purport to represent our consolidated results of operations or financial position that would actually have occurred had the transactions referred to above been consummated on January 1, 2003 for the consolidated statements of income and on March 31, 2004 for the consolidated statement of financial condition, or to project our consolidated results of operations or financial position for any future date or period.

      The unaudited pro forma condensed consolidated statements of income do not give effect to the grant of fully vested restricted stock units to certain management level employees on the date of the consummation of this offering or for the termination of our SAR plan. As a result of the grant of these fully vested restricted stock units, we expect to record a non-cash compensation expense and an intangible asset with respect to the independently determined value of the noncompetition agreements we will receive from each of these management level employees. The total amount of the non-cash compensation expense and of the intangible asset will equal the value of the fully vested restricted stock units granted based on the initial public offering price of the underlying common stock, as adjusted for cumulative compensation cost recorded on our existing SAR plan, which we will terminate at that time. Accordingly, assuming an initial public offering price per share of $14.00, the total amount of the non-cash compensation expense and of the intangible asset will be $66.5 million. We have not yet determined the amount of the intangible asset but it could be a substantial portion of the $66.5 million.

      The unaudited pro forma condensed consolidated statement of financial condition does not give effect to the non-competition agreement intangible asset associated with the grant of the fully vested restricted stock units described above. Accordingly, the amount of the non-cash compensation expense reflected in retained earnings on the unaudited pro forma condensed consolidated statement of financial condition will be reduced by the amount of the intangible asset recorded. Additionally, the unaudited pro forma condensed consolidated statement of financial condition does not give effect to the decrease in the deferred income tax asset and in retained earnings resulting from the change in the deferred income tax benefit attributable to the reduction of the non-cash compensation expense recorded.

      The unaudited pro forma condensed consolidated statements of income do not give effect to any adjustment to “Employee compensation and benefits” to reflect the employment agreements with our co-chief executive officers described in “Management—Employment Agreements.” Each employment agreement provides for an annual base salary of $500,000 and an annual bonus payment of at least $1 million, but no more than $5 million, as determined by the Compensation Committee, except that the bonus amount for 2004 will be limited to $1 million. For the year ended December 31, 2003, the total compensation recorded for our co-chief executive officers was $10.1 million, consisting of salary of $2.1 million and bonus of $8 million, and for the three months ended March 31, 2004, the total compensation recorded for our co-chief executive officers was $0.5 million, consisting entirely of salary.

      As described in “Reorganization and S Corporation Status—Reorganization,” prior to the consummation of this offering, we will effect a reorganization whereby Cohen & Steers Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc., and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), continue to conduct the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. This reorganization does not have an impact on our pro forma consolidated results of operations or financial position. Please see “Reorganization and S Corporation Status—Reorganization” for a further description of the reorganization as well as of the terms of the merger agreement.

      You should read this unaudited pro forma condensed consolidated financial information together with the other information contained in this prospectus, including “Reorganization and S Corporation Status,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the notes thereto, including Note 3—Pro Forma Financial Information (unaudited), and our unaudited interim consolidated financial statements and the notes thereto, including Note 2—Pro Forma Financial Information.

Unaudited Pro Forma Condensed Consolidated Statements of Income

	Historical Year Ended December 31, 2003	Pro Forma Adjustments		Pro Forma Adjusted Year Ended December 31, 2003	Historical Three Months Ended March 31, 2004	Pro Forma Adjustments		Pro Forma Three Months Ended March 31, 2004
	($ in thousands, except per share data)				($ in thousands, except per share data)
Revenue
Investment advisory and administration fees	$51,608			$51,608	$19,729			$19,729
Distribution, portfolio consulting and other revenue	7,454			7,454	3,117			3,117
Investment banking fees	11,279			11,279	4,463			4,463

Total revenue	70,341			70,341	27,309			27,309

Expenses
Employee compensation and benefits	37,193			37,193	8,980			8,980
General and administrative	8,007			8,007	2,757			2,757
Distribution and service fee expenses	9,190			9,190	4,195			4,195
Amortization, deferred commissions	3,077			3,077	1,057			1,057
Depreciation and amortization	1,002			1,002	281			281

Total operating expenses	58,469			58,469	17,270			17,270

Operating income	11,872			11,872	10,039			10,039
Non-operating income	279			279	59			59

Income before income taxes	12,151			12,151	10,098			10,098
Income taxes	100	5,003	(a)	5,103	767	3,474	(a)	4,241

Net income	$12,051	$(5,003)		$7,048	$9,331	$(3,474)		$5,857

Earning per share
Net income per share—basic and diluted	$0.45			$0.26	$0.35			$0.22
Weighted average shares outstanding—basic and diluted	26,700,000			26,700,000	26,700,000			26,700,000

(a)	Gives effect to additional income taxes which would have been payable if we had been a C corporation instead of an S corporation, based on an estimated combined effective tax rate of 42%.

Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition

	Historical March 31, 2004	Pro Forma Adjustments		Pro Forma March 31, 2004
	($ in thousands)
Assets
Current assets:
Cash and cash equivalents	$8,574			$8,574
Accounts receivable	10,818			10,818
Marketable securities available-for-sale	7,390			7,390
Due from affiliates	889			889
Income tax refunds receivable	398			398
Deferred income tax asset	—	28,941	(a)(g)	28,941
Prepaid expenses and other current assets	1,962			1,962

Total current assets	30,031	28,941		58,972
Property and equipment—net	3,082			3,082
Other assets	6,814		(g)	6,814

Total	$39,927	$28,941		$68,868

Liabilities and stockholders' equity
Current liabilities:
Accrued expenses and compensation	$13,423	(1,870	)(b)	$11,553
Current portion of long-term debt and obligations under capital leases	132			132
Deferred income tax liability	136	518	(c)	654
Other current liabilities	728	14,000	(d)	14,728

Total current liabilities	14,419	12,648		27,067

Long-term liabilities:
Bank line of credit	4,584			4,584
Long-term debt	1,632			1,632
Obligations under capital leases and other long-term liabilities	108			108

Total long-term liabilities	6,324			6,324

Stockholders' equity:
Common stock	267			267
Additional paid-in capital	3,692	68,904	(e)	72,596
Retained earnings (deficit)	13,026	28,941	(a)(g)	(39,585)
		1,870	(b)
		(518	)(c)
		(14,000	)(d)
		(68,904	)(f)(g)
Accumulated other comprehensive income	2,199			2,199

Total stockholders' equity	19,184	16,293		35,477

Total	$39,927	$28,941		$68,868

(a)	Gives effect to the deferred income tax asset and corresponding deferred income tax benefit resulting from the termination of our existing SAR plan and the grant of fully vested restricted stock units at the time of this offering as if these events had occurred on March 31, 2004.
(b)	Gives effect to the reversal of the liability related to our existing SAR plan accrued as of March 31, 2004 and the corresponding effect on retained earnings.
(c)	Gives effect to the revocation of our S corporation election and the recognition of the additional net deferred tax liability and corresponding deferred income tax expense that would have been recorded had we elected to be taxed as a C corporation on March 31, 2004.
(d)	Gives effect to the accrual of the S corporation distribution to our stockholders that would have been recorded had this distribution been declared on March 31, 2004.
(e)	Gives effect to the grant of fully vested restricted stock units at the time of this offering as if this had occurred on March 31, 2004.
(f)	Gives effect to non-cash compensation expense to be recorded in connection with the grant of fully vested restricted stock units on the date of the consummation of this offering as if this had occurred on March 31, 2004.
(g)	Does not give effect to the intangible asset to be recorded based on the independently determined value of the non-competition agreements with management level employees associated with the grant of the fully vested restricted stock units described above. The amount of the non-cash compensation expense reflected will be reduced by the amount of the intangible asset recorded. Does not give effect to the decrease in the deferred income tax asset and in retained earnings resulting from the change in the deferred income tax benefit resulting from the reduction of the non-cash compensation expense recorded.

RISK FACTORS

      An investment in our common stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock.

Risks Related to Our Business

We depend on Mr. Cohen and Mr. Steers, and the loss of their services would have a material adverse effect on us.

      We depend on the efforts of Mr. Cohen and Mr. Steers, our co-chairmen and co-chief executive officers. Mr. Cohen and Mr. Steers head each of our investment committees with our president, Mr. Harvey, and they oversee the portfolio manager and research teams responsible for each of our portfolio strategies.

      In August 2003, we instituted certain organizational changes that, among other things, were designed to address future succession issues. Pursuant to these changes, Mr. Cohen and Mr. Steers each assumed the titles of co-chairman and co-chief executive officer, Mr. Harvey was appointed president and Adam M. Derechin was appointed chief operating officer. These changes created an organizational structure that is designed to function effectively without Mr. Cohen and/or Mr. Steers. Although we expect Mr. Cohen and Mr. Steers to continue to act in their current positions, the loss of their services would have a material adverse effect on us.

Our ability to operate our company effectively could be impaired if we lose key personnel.

      The market for qualified portfolio managers is extremely competitive. We anticipate that it will be necessary for us to add portfolio managers and investment analysts as we further diversify our investment products and strategies. See “Business—Asset Management Strategy.” However, we may not be successful in our efforts to recruit and retain the required personnel. In addition, our investment professionals and senior marketing personnel have direct contact with our institutional separate account clients, which can lead to a strong client relationship. The loss of these personnel could jeopardize our relationships with certain institutional separate account clients, and result in the loss of such accounts. Further, Investment Banking relies on the expertise, business origination efforts and client relationships of our three senior investment banking professionals. The loss of these professionals could result in the loss of our Investment Banking clients and jeopardize the viability of our investment banking business. Moreover, when we become a public company, we intend to employ compensation mechanisms involving the use of equity compensation that may not be effective, especially if the market price of our common stock declines. The loss of key personnel or the inability to recruit and retain portfolio managers, marketing personnel or investment banking professionals could have a material adverse effect on our business.

A decline in the prices of securities could lead to a decline in the assets we manage, revenue and earnings.

      A significant majority of our revenue—approximately 73% for the year ended December 31, 2003 and 81% for the first quarter of 2004—is derived from investment advisory and administration agreements with our clients. Under these agreements, the investment advisory and administration fees we receive are typically based on the market value of the assets we manage. Accordingly, a decline in the prices of securities generally, and real estate securities in particular, may cause our revenue and income to decline by:

•	causing the value of the assets we manage to decrease, which would result in lower investment advisory and administration fees; or

•	causing our clients to withdraw funds in favor of investments they perceive as offering greater opportunity or lower risk, which would also result in lower investment advisory and administration fees.

The securities markets are highly volatile, and securities prices may increase or decrease for many reasons, including economic, financial or political events, that we cannot control.

      The stock and bond markets were volatile in the second quarter of 2004 amid concerns that the Federal Reserve would raise interest rates in response to economic data that indicate strong growth in the U.S. economy. In particular, REIT stock prices declined by approximately 5.8% during the second quarter of 2004, including a decline of approximately 14.6% in April 2004. As a result, the assets we managed decreased to $15.0 billion as of June 30, 2004 from $15.5 billion as of March 31, 2004.

A general decline in the performance of securities in the real estate sector could have an adverse effect on the assets we manage and revenue.

      As of July 31, 2004, 81% of the assets we managed were concentrated in real estate securities. Real estate securities and real property investments owned by the issuers of real estate securities are subject to varying degrees of risk. The returns from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., Americans with Disabilities Act and tax laws), interest rate levels, and the availability of financing. If the properties do not generate sufficient income to meet operating expenses, the income and ability of the real estate company to make payments of any interest and principal on debt securities or any dividends on common or preferred stocks will be adversely affected. In addition, real property and loans on real property may be subject to the quality of credit extended and defaults by borrowers and tenants. In addition, real estate investments are relatively illiquid and, therefore, the ability of real estate companies to vary their portfolios promptly in response to changes in economic or other conditions is limited. A real estate company may also have joint venture investments in certain properties and, consequently, its ability to control decisions relating to such properties may be limited. Declines in the performance of real estate securities could reduce the assets we manage and our revenue.

Our growth may be constrained by the limited size and number of issuers in the real estate securities market.

      Real estate securities investment continues to play an important role in the overall prospects of our business. Our ability to continue our growth in real estate securities management depends in part on growth in the size and number of issuers in the real estate securities market, particularly in the United States. For example, due to the constraints in the size and number of U.S. public real estate securities and issuers, we have in the past and may in the future stop accepting new assets in real estate securities institutional separate account portfolios in certain strategies and in certain open-end mutual funds. We also may be constrained in our ability to sponsor new closed-end mutual funds that invest primarily or significantly in domestic real estate securities. Such constraints may impair our ability to increase the assets we manage and our revenue.

A decline in the market for closed-end mutual funds could reduce our ability to raise future assets to manage.

      Market conditions may preclude us from increasing the assets we manage in closed-end mutual funds. A significant portion of our recent growth in the assets we manage has resulted from public offerings of the shares of closed-end mutual funds, and we have raised $7.0 billion in closed-end mutual fund offerings since May 2001. The market conditions for these offerings may not be as favorable in the future, which could adversely impact our ability to grow the assets we manage and our revenue.

Our clients can remove the assets we manage on short notice, making our future client and revenue base unpredictable.

      Our investment advisory and administration agreements are generally terminable upon 60 or fewer days' notice. In addition, open-end mutual fund investors may redeem their investments in the mutual funds at any time without prior notice. Moreover, each investment advisory agreement, including the fees payable thereunder, with a mutual fund is subject to annual approval by the mutual fund's board, including at least a majority of the independent directors, which approval may not occur. Institutional and individual clients, and firms with which we have strategic alliances, can terminate their relationships with us, reduce the aggregate amount of the assets we manage or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In a declining stock market the pace of mutual fund redemptions could accelerate. Poor performance relative to other asset management firms tends to result in decreased purchases of mutual fund shares, increased redemptions of mutual fund shares, and the loss of institutional or individual accounts. Under certain circumstances, stockholder activists may pressure closed-end mutual funds for which we are the investment advisor to tender for their shares, open-end, liquidate or take other actions that may adversely affect the fees we receive from the affected closed-end mutual funds. The decrease in revenue that could result from any such event could have a material adverse effect on our business.

      In addition, as required by the Investment Company Act of 1940 and the Investment Advisers Act of 1940, each of our investment advisory agreements automatically terminates upon its “assignment.” A sale of a sufficient number of shares of our voting securities could be deemed an “assignment” in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and may adversely affect our ability to continue managing open-end and closed-end mutual funds and institutional separate accounts.

Loss of significant institutional separate accounts would decrease our revenue.

      We managed 40 institutional separate account portfolios at July 31, 2004, of which the five largest represented approximately 51% of the institutional separate account assets we managed and approximately 11% of the total assets we managed. Approximately 7% of our total revenue during 2003 was derived from these five largest institutional separate account portfolios. Loss of any of these institutional separate accounts would reduce our revenue. We have, from time to time, lost institutional separate accounts because of decisions by our clients to reallocate their assets to different asset classes or to move their assets to our competitors. In the future we could lose accounts under these or other circumstances, such as adverse market conditions or poor investment performance.

Future investment performance could reduce the assets we manage and our revenue and income.

      Success in the asset management business is dependent on investment performance as well as distribution and client service. Relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end mutual funds, and in the loss of separately managed accounts, with corresponding decreases in revenue. Many analysts of the mutual fund business believe that investment performance is the most important factor for the growth of open-end mutual funds. Failure of our investment products to perform well could, therefore, have a material adverse effect on our results of operations and future growth.

Rising interest rates could negatively impact our business.

      Asset Management could be negatively impacted by rising interest rates. An increase in interest rates could cause the price of the REITs and other securities in our clients' portfolios to decline. In addition, an increase in interest rates could negatively impact net flows into open-end mutual funds and institutional separate accounts and our ability to offer new closed-end mutual funds. These events would negatively affect our revenue and net income.

The inability to access clients through intermediaries could have a material adverse effect on our business.

      Our ability to distribute mutual funds and subadvisory services is highly dependent on access to the client base of national and regional securities firms, banks, insurance companies, defined contribution plan administrators and other intermediaries which generally offer competing investment products. To a lesser extent, our institutional separate account asset management business depends on referrals from financial planners and other professional advisors, as well as our existing clients. We cannot be sure that we will continue to gain access to these channels. The inability to have this access could have a material adverse effect on our business.

      While we continue to diversify and add new distribution channels for open-end and closed-end mutual funds, a significant portion of the growth in the mutual fund assets we manage in recent years has been accessed through intermediaries, including Merrill Lynch & Co., UBS and Wachovia. Loss of any of these distribution channels, and the inability to access clients through new distribution channels, could adversely affect our results of operations and business prospects.

Fee pressures could reduce our revenue and profitability.

      There has been a trend toward lower fees in some segments of the asset management business. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. In addition, the Securities and Exchange Commission recently adopted rules that are designed to improve mutual fund corporate governance. These rules could result in further downward pressure on investment advisory fees in the mutual fund industry. Accordingly, there can be no assurance that we will be able to maintain our current fee structure or take advantage of scheduled fee increases. Fee reductions on existing or future new business would have an adverse impact on our revenue and profitability.

Our business strategy may not be successful.

      Our business strategy involves diversifying Asset Management to include products and services outside the real estate securities area. This may entail hiring additional portfolio managers in areas in which we do not have significant prior experience or acquiring other asset management firms. We may not be successful in locating and hiring or acquiring such portfolio managers or asset management firms and any such hiring activity or acquisitions may not be successful. In addition, in the event the recently enacted U.S. federal income tax legislation, which generally provides for a 15% maximum tax rate on dividends, is rescinded or is not extended beyond its January 1, 2009 expiration date, our business strategy could be adversely impacted as a result of diminished demand for income producing equity securities.

We could experience losses and significant volatility in connection with the activities of Investment Banking.

      Investment Banking operates in a highly competitive environment where there are no long term contracted sources of revenue. Investment Banking assignments are generally in connection with specific capital raising, merger or acquisition transactions or restructuring projects. Because these transactions are singular in nature and are not likely to recur, Investment Banking must seek new assignments when current assignments are successfully completed or are terminated. While each Investment Banking engagement for which a fee is earned is generally highly profitable, only a limited proportion of Investment Banking engagements result in a completed transaction for which a fee is earned. The employees of Investment Banking can spend significant amounts of time on transactions that are not completed and for which no fee will be earned. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any other period and the revenue and profitability of Investment Banking can be very volatile. For example, Investment Banking had net income of $3.2 million on $11.3 million of revenue in 2003, a 13.7% decrease in revenue and a 15.2% decrease in net income as compared to net income of $3.8 million on $13.1 million of revenue in 2002. In addition, when an investment banking engagement is terminated, whether due to the cancellation of a transaction due to market reasons or otherwise, we may earn limited or no fees and may not be able to recover the costs that we incurred prior to that termination.

      Moreover, each year we advise a limited number of investment banking clients. The composition of the group comprising our largest clients varies significantly from year to year. We expect that our investment banking engagements will continue to be limited to a relatively small number of clients and that an even smaller number of those clients will account for a high percentage of revenue in any particular year. For example, four of our clients represented 97% of

Investment Banking revenue in 2003. Consequently, the adverse impact on the results of Investment Banking of one lost mandate or the failure of one transaction or restructuring on which we are advising to be completed could be significant.

Compliance failures and changes in regulation could adversely affect us.

      Asset Management is subject to client guidelines and our mutual fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which could be recovered by the client from us in certain circumstances.

      Our businesses are also subject to extensive regulation in the United States, including by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (“NASD”). See “Business—Regulation.” Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of any of our subsidiaries as an investment advisor or broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on us.

      In response to recent scandals in the mutual fund industry regarding late trading, market timing and selective disclosure of portfolio information, various legislative and regulatory proposals are pending in or before, or have been adopted by, the Securities and Exchange Commission, Congress, the legislatures in states in which we conduct operations and the various regulatory agencies that supervise our operations. Additionally, the Securities and Exchange Commission, the NASD and other regulators, as well as Congress, are investigating certain practices within our industry. These proposals, if enacted or adopted, could have a substantial impact on the regulation and operation of mutual funds and could adversely affect the assets we manage and our revenue and net income. In particular, new rules and regulations recently proposed or adopted by the SEC will place greater regulatory compliance and administrative burdens on us. For example, recently adopted rules require investment advisors and mutual funds to adopt, implement, review and administer written policies and procedures reasonably designed to prevent violation of the federal securities laws. Similarly, the public disclosure requirements applicable to mutual funds have become more stringent. We may require additional staff to satisfy these obligations, which would increase our operating expenses.

Regulatory developments designed to increase the independence of mutual fund boards of directors may result in downward pressure on our fees and could result in mutual funds not renewing their investment advisory and administration agreements with us.

      The Securities and Exchange Commission has recently adopted new rules requiring that at least 75% of a mutual fund's directors, including the chairperson of the board of directors, be independent of the mutual fund's investment advisor and that the independent directors hold quarterly meetings without fund executives. The Securities and Exchange Commission has also adopted new rules that will require mutual fund shareholder reports to discuss, in reasonable detail, the material factors and conclusions that formed the basis for the approval by a mutual fund's board of directors of any investment advisory agreement, including the fees payable under the agreement. The board of directors of each mutual fund for which we are the investment advisor, including at least a majority of the mutual fund's independent directors, must determine both initially and, following the initial two year term, annually thereafter that the mutual fund's investment advisory fee is reasonable in relation to, among other things, the performance of the mutual fund, the services provided by the investment advisor and the advisory fees charged to comparable mutual funds. These directors have a fiduciary duty to the mutual fund shareholders. If regulatory developments designed to increase the independence of mutual fund boards of directors result in reductions in the fees payable to other fund managers, this could in turn result in downward pressure on our fees. In addition, Asset Management's continued receipt of revenue is subject to the risk that mutual fund boards of directors may determine not to renew investment advisory and administration agreements with us or that they may renew such agreements at lower fee rates than are then in effect.

Failure to comply with “fair value” pricing and late trading policies and procedures may adversely affect us.

      Recently adopted Securities and Exchange Commission rules will require mutual funds to adopt “fair value” pricing procedures to address time zone arbitrage, selective disclosure procedures to protect mutual fund portfolio information and procedures to ensure compliance with a mutual fund's disclosed market timing policy. The Securities and Exchange Commission has also proposed further rule amendments to eliminate late trading of mutual fund shares. New Securities and Exchange Commission rules will also require our funds to ensure compliance with their own market timing policies. Our funds are subject to these rules and, in the event of non-compliance, we may be required to disgorge certain revenue. In addition, we could have penalties imposed on us, be required to pay fines or be subject to private litigation which could decrease our future income.

New regulations restricting the use of “soft dollars” could result in an increase of our expenses.

      On behalf of our mutual fund and investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker-dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, we may receive “soft dollar credits” from broker-dealers that we can use to defray certain of our expenses. If regulations are adopted revising or eliminating the ability of asset managers to use “soft dollars,” our operating expenses would increase.

      For the fiscal year ended December 31, 2003, our client accounts paid a total of $11.4 million in brokerage commissions. Of this amount, $2.6 million in brokerage commissions was placed with broker-dealers that provided $1.3 million in research and investment information. These expenses are borne entirely by our advisory clients and are not reflected in our financial statements. If the use of “soft dollars” were eliminated in 2003, our operating expenses would have increased by $1.3 million. We would expect a similar increase in operating expenses for future periods if the use of “soft dollars” was eliminated.

The asset management and investment banking industries are intensely competitive.

      The asset management industry is intensely competitive, with competition based on a variety of factors, including:

•	investment performance,

•	the quality of service provided to clients,

•	the level of fees and commissions charged for services,

•	brand recognition and business reputation,

•	the range of products offered,

•	the level of expenses paid to financial intermediaries related to administration and/or distribution, and

•	financial strength.

      Investment Banking faces intense competition from other investment banking and financial advisory firms. We compete with these firms on the basis of a number of factors, including:

•	transaction execution skills,

•	range of services,

•	innovation,

•	reputation, and

•	price.

In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products, from loans, deposit-taking and insurance to brokerage and investment banking services, which may enhance their competitive position.

      We compete in all aspects of our business with a large number of asset management firms, commercial banks, investment banks, broker-dealers, insurance companies and other financial institutions. A number of factors serve to increase our competitive risks:

•	A number of our competitors have greater capital and other resources, and offer more comprehensive lines of products and services, than we do.

•	The recent trend toward consolidation within the asset management industry, and the securities business in general, has served to increase the size and strength of a number of our competitors.

•	There are relatively few barriers to entry by new asset management firms, including a relatively low cost of entering the asset management industry, and the successful efforts of new entrants into our various lines of business, including major banks, insurance companies and other financial institutions, have resulted in increased competition.

•	Other industry participants will from time to time seek to recruit our Asset Management and Investment Banking professionals and other employees away from us.

•	Our competitors are seeking to expand market share in the products and services we offer or intend to offer in the future.

This competitive pressure could reduce our revenue and earnings.

Our business is heavily dependent upon computer based systems to process transactions; systems failures may disrupt our business and limit our growth.

      Our business is highly dependent on communications and information systems and those of our key service vendors. Any failure or interruption of such systems could have a material adverse effect on our operating results. Operational risk arises from mistakes made in the confirmation or settlement of transactions or from the improper recording of or accounting for transactions. We are highly dependent on our ability to process a large number of transactions on a daily basis, and rely heavily on financial, accounting and other data processing systems. If any of these do not function properly, we could suffer financial loss, business disruption, liability to clients, regulatory intervention or damage to our reputation. If systems are unable to accommodate an increasing volume of transactions, our ability to expand could be affected. We cannot be sure that a failure or interruption of any of our back-up systems, whether caused by a fire, other natural disaster, power or telecommunications failure, act of war, terrorist act or otherwise, will not occur, or that back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

We expect to record a substantial net loss for the fiscal quarter ending September 30, 2004 due to the grant of fully vested restricted stock units at the time of this offering.

      Assuming an initial public offering price of $14.00 per share, which is the midpoint of the range indicated on the front cover of this prospectus, we expect to grant fully vested restricted stock units with an aggregate value of $68.9 million to 15 management level employees at the time of this offering. See “Management—IPO Date Restricted Stock Unit Grants.” If the initial public offering price per share is higher than $14.00, however, the aggregate value of the fully vested restricted stock units that we grant will be greater. As a result of the grant of these fully vested restricted stock units, we expect to record a significant non-cash compensation expense during the third quarter of 2004 and an intangible asset on our statement of financial condition with respect to the independently determined value of the agreements we will receive from each of these management level employees not to compete with us prior to February 2008. The total amount of the non-cash compensation expense and of the intangible asset will equal the value of the fully vested restricted stock units granted based on the initial public offering price of the underlying common stock ($68.9 million assuming an initial public offering price of $14.00 per share), as adjusted for $2.4 million of cumulative compensation cost recorded on our existing Stock Appreciation Rights Plan, which we will terminate at that time. Accordingly, assuming an initial public offering price per share of $14.00, the total amount of the non-cash compensation expense and of the intangible asset will be $66.5 million.We have not yet determined the amount of the intangible asset but it could be a substantial portion of the $66.5 million. As a result of this non-cash compensation expense, we expect that our operating expenses for the quarter ending September 30, 2004 and for this fiscal year will be significantly higher than in prior periods and that we will record a substantial net loss for this quarter and may record a net loss for this fiscal year. Moreover, we will amortize the intangible asset over the period of the non-competition covenants, which will result in a non-cash amortization expense in these future periods, thereby reducing our earnings in those periods.

Risks Related to Our Common Stock and This Offering

We will continue to be controlled by Mr. Cohen and Mr. Steers, whose interests may differ from those of other stockholders.

      Upon completion of the offering, our principals, Mr. Cohen and Mr. Steers, will beneficially own, in the aggregate, approximately 78.0% of our common stock. As long as Mr. Cohen and Mr. Steers control a majority of the common stock, they will have the ability to, among other things:

•	elect all of the members of our board of directors and thereby control our management and affairs, including compensation decisions and determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities and the declaration and payment of dividends on the common stock;

•	determine the outcome of matters submitted to a vote of our stockholders for approval; and

•	preclude any unsolicited acquisition of us and, consequently, adversely affect the market price of the common stock or prevent our stockholders from realizing a premium on their shares.

       The interests of our principals could differ from those of other stockholders in instances where, for example, our principals' compensation is being determined or where an unsolicited acquisition of us could result in a change in our management.

There may not be an active trading market for shares of our common stock, which may cause our common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

      Prior to this offering, there has been no public trading market for shares of our common stock. It is possible that, after this offering, an active trading market will not develop or continue. The initial public offering price per share of our common stock will be determined by agreement between us and the representative of the underwriters, and may not be indicative of the price at which the shares of our common stock will trade in the public market after this offering.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock; and the issuance of additional shares will dilute all other stockholdings.

      Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. Our principals, who will beneficially own, in the aggregate, 26,700,000 shares of our common stock immediately following the offering, have advised us that they intend to sell additional shares of our common stock over a period of time, subject to the restrictions referred to in “Underwriting.” Concurrently with the reorganization, we will grant our principals and two trusts benefiting their families, their affiliates and certain of their transferees the right to require us to register under the Securities Act of 1933 shares of our common stock (and other securities convertible into or exchangeable or exercisable for shares of common stock) held by them under certain circumstances and subject to the restrictions referred to in “Underwriting.”

      Subject to the restrictions referred to in “Underwriting,” we may also issue substantial amounts of common stock in the future, including pursuant to employee benefit plans, which would dilute the percentage ownership held by the investors who purchase our shares in this offering.

      We expect to grant to certain management level employees an aggregate of 4,921,718 fully vested restricted stock units pursuant to the 2004 Stock Incentive Plan at the time of this offering.

In general, the shares of common stock underlying these restricted stock units will be delivered to each participant as follows:

•	20% will be delivered on the last business day in January 2006;

•	40% will be delivered on the last business day in January 2007; and

•	40% will be delivered on the last business day in January 2008.

We also expect to grant certain other employees an aggregate of 600,000 restricted stock units pursuant to the 2004 Stock Incentive Plan at the time of this offering. In general, these restricted stock units will vest, and the shares of common stock underlying these restricted stock units will be delivered, on the last business day in January 2008. See “Management—IPO Date Restricted Stock Unit Grants.”

      See “Related Party Transactions—Registration Rights Agreement,” “Shares Eligible for Future Sale” and “Underwriting” for further information regarding circumstances under which additional shares of our common stock may be sold.

Anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

      Our certificate of incorporation may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock. In addition, provisions of the Delaware General Corporation Law restrict certain business combinations with interested stockholders. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those described under “Risk Factors.” These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

      We estimate that our net proceeds from the offering, at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts, commissions and offering expenses, will be $93.1 million, or $107.6 million if the underwriters exercise their overallotment option in full. We intend to use these net proceeds to enhance our asset management platform by expanding our investment capabilities, launching new products, and expanding distribution, and for general corporate purposes. This may include providing seed or organizational capital for new closed-end and open-end mutual funds, making strategic acquisitions of asset managers, and funding distribution expenses. We intend to use approximately $3.3 million during the third quarter of 2004 to acquire a 50% equity interest in Houlihan Rovers S.A., a Brussels, Belgium based manager of real estate securities and to invest the remaining proceeds in short-term investments until we identify additional specific uses.

DIVIDEND POLICY

      We intend to pay cash dividends on a quarterly basis and expect to declare our first quarterly dividend payment at an initial rate of $0.10 per share for the third quarter of 2004.

      The declaration and payment of dividends to holders of our common stock by us, if any, are subject to the discretion of our board of directors. Our board of directors will take into account such matters as general economic and business conditions, our strategic plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us and our subsidiaries and such other factors as our board of directors may consider to be relevant.

REORGANIZATION AND S CORPORATION STATUS

Reorganization

      Our business is presently conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. Cohen & Steers Capital Management, Inc. was incorporated as a New York corporation in 1986 and is wholly owned by our principals and two trusts benefiting their families. Cohen & Steers, Inc. is a Delaware corporation that was formed on March 17, 2004 and is a wholly owned subsidiary of Cohen & Steers Capital Management, Inc. CSCM Merger Sub, Inc. is a New York corporation that was formed on May 7, 2004 and is a wholly owned subsidiary of Cohen & Steers, Inc. Cohen & Steers, Inc. and CSCM Merger Sub, Inc. have not engaged in any business or other activities except in connection with their respective formations and the reorganization described below.

      Prior to the consummation of this offering, we will effect a reorganization whereby Cohen & Steers, Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), continue to conduct the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries.

      The reorganization will be accomplished through a merger pursuant to which:

•	CSCM Merger Sub, Inc. will merge with and into Cohen & Steers Capital Management, Inc.;

•	each outstanding share of common stock in Cohen & Steers Capital Management, Inc. will be converted into the right to receive a newly issued share of common stock from Cohen & Steers, Inc.;

•	the shares of common stock of Cohen & Steers, Inc. held by Cohen & Steers Capital Management, Inc. will be cancelled; and

•	each share of CSCM Merger Sub, Inc. will be converted into and exchanged for a share of common stock of Cohen & Steers Capital Management, Inc.

Following the merger, our principals and their family trusts will be the sole stockholders of Cohen & Steers, Inc., and Cohen & Steers Capital Management, Inc. will be a wholly owned subsidiary of Cohen & Steers, Inc.

      The reorganization will be effected pursuant to an agreement and plan of merger among Cohen & Steers, Inc., CSCM Merger Sub, Inc. and Cohen & Steers Capital Management, Inc., the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The reorganization will not result in a change of control of Cohen & Steers Capital Management, Inc. Completion of the reorganization is a condition to the consummation of this offering.

S Corporation Status

      Since we were organized in 1986, we have elected to be treated for U.S. federal and certain state income tax purposes as an S corporation under Subchapter S of the Internal Revenue Code of 1986 and comparable state laws. As a result, our earnings have been taxed for U.S. federal and, in the case of certain states, state income tax purposes directly to our stockholders rather than to us, leaving our stockholders responsible for paying income taxes on these earnings. Prior to the closing of this offering, we will revoke our status as an S corporation and will be taxed as a C corporation. As a result of the revocation of our S corporation status, we will record a net deferred tax liability and corresponding deferred income tax expense effective upon the revocation date. The deferred tax liability and the related deferred tax expense represent the future tax consequences of temporary differences between the book bases and tax bases of assets and liabilities as of the revocation date, which arise primarily as a result of the conversion from cash basis to accrual basis accounting. The amount of the additional net deferred tax liability and corresponding deferred income tax expense would have been $0.5 million if the revocation date had been March 31, 2004, and we estimate that the additional net deferred tax liability and corresponding deferred income tax expense will be approximately $0.4 million. The actual amount of the additional net deferred tax liability and corresponding income tax expense will be determined after giving effect to our operating results through the revocation date.

      In connection with the revocation of our S corporation tax status, we expect to make one or more distributions to our current stockholders representing payment of undistributed S corporation accumulated earnings for tax purposes at and through the date of revocation. The aggregate distributions would have been $14.0 million if the revocation date had been March 31, 2004, and we estimate that the aggregate amount of the distributions will be approximately $24 million. The actual amount of the aggregate distributions will depend on the amount of our earnings through the revocation date.

      We will also enter into a tax indemnification agreement with our current stockholders, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Although we believe that we have met the requirements for an S corporation, the agreement will provide for, among other things, our current stockholders to indemnify us for any additional U.S. federal and state income taxes, including interest and penalties, incurred by us if for any reason we are deemed to have been a C corporation during any period in which we reported our taxable income as an S corporation. The tax indemnification obligation of our current stockholders will be limited to the aggregate amount of all distributions we made to them to pay taxes during any time that we reported our taxable income as an S corporation but are deemed to have been a C corporation. The agreement will also provide for payment by our current stockholders to us and by us to our current stockholders to adjust for any increases or decreases in tax liability arising from a tax audit that affects our tax liability and results in a corresponding adjustment to the tax liability of our current stockholders. We will increase, or gross up, our indemnification payments to the stockholders to the extent necessary to take into account the increase in current tax liability incurred by these stockholders on account of the indemnification payments. The amount of any payment cannot exceed the amount of benefit received by us or our current stockholders attributable to the adjustment in tax liability. If we are required to make substantial payments under this tax indemnification agreement, it could adversely affect our financial condition.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of March 31, 2004:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to the following events, which will take place at or shortly before the closing of the offering:
—	the effect on retained earnings of the reversal of the accrued liability for our existing SAR plan resulting from the termination of the SAR plan, described in “Management-Stock Appreciation Rights Plan,” and of the non-cash compensation expense and related deferred income tax benefit resulting from the grant of fully vested restricted stock units at the time of this offering, described in “Management-IPO Date Restricted Stock Unit Grants,” as if these events had occurred on March 31, 2004;
—	the recognition of deferred income tax expense of $0.5 million that would have been recorded had we revoked our S corporation tax status and elected to be taxed as a C corporation on March 31, 2004. We estimate that the actual amount of the deferred income tax expense will be approximately $0.4 million;
—	the accrual of the $14.0 million S corporation distribution to our stockholders described in “Reorganization and S Corporation Status—S Corporation Status” that would have been recorded had this distribution been declared on March 31, 2004. We estimate that the actual aggregate amount of the S corporation distributions will be approximately $24 million;
—	the consummation of the merger described in “Reorganization and S Corporation Status—Reorganization,” which will occur prior to the consummation of this offering, including the conversion of each outstanding share of common stock in Cohen & Steers Capital Management, Inc. into a share of common stock in Cohen & Steers, Inc; and
—	the issue and sale by us of 7,500,000 shares of common stock in this offering, at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts, commissions and offering expenses.

      The following table does not give effect to the change in retained earnings resulting from the change in the non-cash compensation expense and the deferred income tax benefit attributable to the reduction of the non-cash compensation expense by an amount equal to the amount of the intangible asset to be recorded. The amount of the intangible asset will be based on the value of the non-competition agreements with management level employees associated with the grant of the fully vested restricted stock units described above.

      You should read this table together with the other information contained in this prospectus, including “Reorganization and S Corporation Status,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the notes thereto, including Note 3—Pro Forma Financial Information (unaudited), and our unaudited interim consolidated financial statements and the notes to those statements, including Note 2—Pro Forma Financial Information.

	March 31, 2004
		Pro Forma
	Actual	As Adjusted
	($ in thousands, except par value)
Debt:
Bank line of credit	$4,584	$4,584
Long-term debt, including current portion	1,748	1,748
Obligations under capital leases, including current portion	39	39

Total debt	6,371	6,371

Stockholders' equity:
Common stock, $0.01 par value; 15,000,000 voting shares authorized, 14,567,556 shares issued and outstanding and 15,000,000 non-voting shares authorized, 12,132,444 issued and outstanding, actual; 500,000,000 shares authorized, 34,200,000 shares issued and outstanding, pro forma as adjusted	267	342
Additional paid-in capital	3,692	165,621
Retained earnings (deficit)	13,026	(39,585)
Accumulated other comprehensive income	2,199	2,199

Total stockholders' equity	19,184	128,577

Total capitalization	$25,555	$134,948

DILUTION

      If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

      As of March 31, 2004, our net tangible book value was $19.2 million, or $0.72 per share. Net tangible book value per share represents total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding.

      After giving effect to our sale of 7,500,000 shares of common stock in this offering, at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts, commissions and offering expenses, our net tangible book value as of March 31, 2004 would have been $112.3 million, or $3.28 per share of common stock. This represents an immediate increase in net tangible book value to existing stockholders of $2.56 per share and an immediate dilution in net tangible book value to new investors of $10.72 per share.

      The following table illustrates this per share dilution:

Assumed initial public offering per share		$14.00
Net tangible book value per share as of March 31, 2004	$0.72
Increase in net tangible book value per share attributable to new investors	2.56

Net tangible book value per share after giving effect to this offering		3.28

Dilution in net tangible book value per share to new investors		$10.72

SELECTED CONSOLIDATED FINANCIAL DATA

      The following tables present selected consolidated financial data as of the dates and for the periods indicated. We derived the consolidated statement of financial condition data as of December 31, 2002 and 2003 and the consolidated statement of income data for each of the three years in the period ended December 31, 2003 from our consolidated financial statements audited by Deloitte & Touche LLP which are included elsewhere in this prospectus.

      We derived the consolidated statement of financial condition data as of December 31, 1999, 2000 and 2001 and the consolidated statement of income data for each of the two years in the period ended December 31, 2000 from our unaudited consolidated financial statements which are not included in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for all periods presented.

      We derived the consolidated statement of financial condition data as of March 31, 2004 and the consolidated statement of income data for each of the three months ended March 31, 2003 and 2004 from our unaudited interim consolidated financial statements which are included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which are of a normal recurring nature, that we consider necessary for a fair presentation of our consolidated financial position and results of operations for the interim periods presented.

      Our wholly owned subsidiary, Cohen & Steers Securities, LLC, commenced operations on July 1, 2002. On the same date, Cohen & Steers Securities, LLC succeeded to the business of Cohen & Steers Securities, Inc. (previously wholly owned by our principals) pursuant to a transaction accounted for as a merger of entities under common control and recorded in a manner similar to a pooling-of-interests. Accordingly, the previously separate historical financial position and results of operations of Cohen & Steers Securities, Inc. are combined with our consolidated financial position and results of operations for all periods presented.

      For all periods presented, we operated as an S corporation and were not subject to U.S. federal and certain state income taxes. Our historical income tax expense consisted of New York State and New York City and local income taxes. Prior to the completion of this offering, we will become subject to U.S. federal and certain state income taxes applicable to C corporations. See “—Unaudited Consolidated Pro Forma Financial Information” and “Reorganization and S Corporation Status.”

      The historical consolidated results for “Employee compensation and benefits” include salaries and bonuses paid to our co-chief executive officers during our status as an S corporation that we expect will differ from the salaries and bonuses to be paid to our co-chief executive officers in future periods.

      You should read this selected consolidated financial data together with the other information contained in this prospectus, including “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements.

Consolidated Statement of Income Data

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	($ in thousands, except per share data)
Revenue
Investment advisory and administration fees:
Closed-end mutual funds	$743	$729	$2,009	$7,837	$18,575	$2,741	$8,801
Open-end mutual funds	15,291	15,102	18,019	20,871	24,225	4,806	8,282
Institutional separate accounts	9,749	11,288	10,794	9,707	8,808	1,973	2,646

Total investment advisory and administration fees	25,783	27,119	30,822	38,415	51,608	9,520	19,729
Distribution and service fee revenue	211	397	1,112	3,071	5,880	974	2,408
Portfolio consulting and other	1,618	1,104	507	683	1,574	271	709
Investment banking fees	3,375	8,097	2,853	13,077	11,279	978	4,463

Total revenue	30,987	36,717	35,294	55,246	70,341	11,743	27,309

Expenses
Employee compensation and benefits	12,715	15,571	16,719	32,312	37,193	7,754	8,980
General and administrative	4,385	5,568	6,651	6,916	8,007	1,719	2,757
Distribution and service fee expenses	2,973	2,721	4,069	4,744	9,190	1,427	4,195
Amortization, deferred commissions	162	170	533	1,698	3,077	810	1,057
Depreciation and amortization	257	402	517	927	1,002	233	281

Total operating expenses	20,492	24,432	28,489	46,597	58,469	11,943	17,270

Operating income (loss)	10,495	12,285	6,805	8,649	11,872	(200)	10,039
Non-operating income (expense)
Interest and dividend income	369	692	513	525	435	97	101
Interest expense	(32)	(42)	(60)	(127)	(156)	(36)	(42)

Total non-operating income	337	650	453	398	279	61	59

Income (loss) before income taxes	10,832	12,935	7,258	9,047	12,151	(139)	10,098
Income tax expense (benefit)(1)(2)	1,089	1,297	654	611	100	(24)	767

Net income (loss)(2)	$9,743	$11,638	$6,604	$8,436	$12,051	$(115)	$9,331

Net income (loss) per share—basic and diluted(2)(3)	$0.37	$0.44	$0.25	$0.32	$0.45	$(0.00)	$0.35
Weighted average shares outstanding—basic and diluted(3)	26,250,737	26,250,737	26,250,737	26,475,368	26,700,000	26,700,000	26,700,000

(1)	See “Management's Discussion and Analysis of Financial Condition and Results of Operations” for the explanation of the decrease in income tax expense (benefit) from the year ended December 31, 2002 to the year ended December 31, 2003.
(2)	For all periods presented, we operated as an S corporation and were not subject to U.S. federal and certain state income taxes. Prior to the completion of this offering, we will become subject to U.S. federal and certain state and local income taxes applicable to C corporations. See “Summary—Unaudited Consolidated Pro Forma Financial Information” for the pro forma effects on net income and earnings per share for the year ended December 31, 2003 and the three months ended March 31, 2004 if we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%.
(3)	All per share amounts and weighted average shares outstanding have been adjusted to reflect a 291.351127 for one stock split that we effected on June 16, 2004.

Consolidated Statement of Income Data by Segment

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
			($ in thousands)
Asset Management
Total revenue	$27,612	$28,506	$32,441	$42,169	$59,062	$10,765	$22,846
Total operating expenses	17,542	18,197	23,598	37,633	50,510	10,843	14,278

Operating income (loss)	10,070	10,309	8,843	4,536	8,552	(78)	8,568
Total non-operating income	333	426	396	325	249	53	53

Income (loss) before income taxes	10,403	10,735	9,239	4,861	8,801	(25)	8,621
Income tax expense (benefit)	1,046	1,067	865	205	(46)	90	666

Net income (loss)	$9,357	$9,668	$8,374	$4,656	$8,847	$(115)	$7,955

Investment Banking
Total revenue	$3,375	$8,211	$2,853	$13,077	$11,279	$978	$4,463
Total operating expenses	2,950	6,235	4,891	8,964	7,959	1,100	2,992

Operating income (loss)	425	1,976	(2,038)	4,113	3,320	(122)	1,471
Total non-operating income	4	224	57	73	30	8	6

Income (loss) before income taxes	429	2,200	(1,981)	4,186	3,350	(114)	1,477
Income tax expense (benefit)	43	230	(211)	406	146	(114)	101

Net income (loss)	$386	$1,970	$(1,770)	$3,780	$3,204	$—	$1,376

Consolidated Statement of Financial Condition Data

	December 31,					March 31,
	1999	2000	2001	2002	2003	2004
			($ in thousands)
Cash and cash equivalents	$4,699	$4,737	$2,750	$6,090	$7,526	$8,574
Total assets	14,343	16,547	17,853	24,394	34,523	39,927
Total current liabilities	2,019	2,370	2,712	2,904	7,257	14,419
Total long-term liabilities	500	500	1,430	4,798	6,492	6,324
Total liabilities	2,519	2,870	4,142	7,702	13,749	20,743
Total stockholders' equity	11,824	13,677	13,711	16,692	20,774	19,184

Component Changes in Assets Managed

	Year Ended December 31,
	1999	2000	2001	2002	2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	One Month Ended July 31, 2004
	($ in millions)
Total accounts
Beginning total assets managed	$3,991.4	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0
Net flows	(260.1)	9.5	647.3	817.7	2,629.4	2,639.1	316.4	7.5
Net appreciation (depreciation)	30.8	986.9	291.7	108.6	2,426.9	1,220.1	875.7	101.6

Ending total assets managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0	$15,089.1

Closed-end mutual funds
Beginning closed-end mutual fund assets managed	$113.6	$98.0	$114.2	$600.7	$2,114.3	$4,790.6	$7,664.5	$7,670.5
Net flows	0.0	0.0	478.6	1,573.1	1,973.5	2,472.0	459.5	0.0
Net appreciation (depreciation)	(15.6)	16.2	7.9	(59.5)	702.8	401.9	(453.5)	0.4

Ending closed-end mutual fund assets managed	98.0	114.2	600.7	2,114.3	4,790.6	7,664.5	7,670.5	7,670.9

Open-end mutual funds
Beginning open-end mutual fund assets managed	2,043.6	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	4,514.0	4,029.3
Net flows	(484.8)	113.5	138.7	121.3	528.9	166.8	(231.8)	(1.1)
Net appreciation (depreciation)	12.7	392.5	98.4	16.5	915.8	450.1	(252.9)	43.3

Ending open-end mutual fund assets managed	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	4,514.0	4,029.3	4,071.5

Institutional separate accounts
Beginning institutional separate account assets managed	1,834.2	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	3,360.8	3,280.2
Net flows	224.7	(104.0)	30.0	(876.7)	127.0	0.3	78.9	8.6
Net appreciation (depreciation)	33.7	578.2	185.4	151.6	808.3	368.1	(159.5)	57.9

Ending institutional separate account assets managed	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	3,360.8	3,280.2	3,346.7

Ending total assets managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0	$15,089.1

Total net flows/beginning total assets managed (%)	–6.5%	0.3%	13.6%	14.4%	39.7%	22.6%	2.0%	0.1%

Total change in total assets managed (%)	–5.7%	26.5%	19.7%	16.3%	76.3%	33.0%	–3.6%	0.7%

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      We operate in two distinct business segments:

•	Asset Management

•	Investment Banking

The following table provides a breakdown of our consolidated and segment revenue, operating expenses and net income for the years ended December 31, 2001, 2002 and 2003, and for the three months ended March 31, 2003 and 2004.

Summary Income Statement Data

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Revenue
Asset Management	$32,441	$42,169	$59,062	$10,765	$22,846
Investment Banking	2,853	13,077	11,279	978	4,463

Consolidated Revenue	$35,294	$55,246	$70,341	$11,743	$27,309

Operating Expenses
Asset Management	$23,598	$37,633	$50,510	$10,843	$14,278
Investment Banking	4,891	8,964	7,959	1,100	2,992

Consolidated Operating Expenses	$28,489	$46,597	$58,469	$11,943	$17,270

Net Income
Asset Management	$8,374	$4,656	$8,847	$(115)	$7,955
Investment Banking	(1,770)	3,780	3,204	—	1,376

Consolidated Net Income (Loss)	$6,604	$8,436	$12,051	$(115)	$9,331

Asset Management

      Asset Management's principal business is the development and management of portfolios of income oriented, or dividend paying, equity securities. Asset Management provides:

•	investment advisory and administration services to the open-end and closed-end mutual funds for which we are the investment advisor and to institutional separate accounts for investors such as pension and endowment funds, as well as sub-advisory services for mutual funds which are sponsored by other financial institutions;

•	portfolio consulting services for non-proprietary registered investment companies; and

•	distribution services for the open-end mutual funds for which we are the investment advisor.

      Asset Management primarily derives revenue from investment advisory, administration, distribution and service fees received from mutual funds for which we are the investment advisor and investment advisory fees received from institutional separate accounts. Fees earned by Asset Management are based on contractually specified percentages of the net asset value of each client's portfolio. These fees fluctuate with changes in the total value of the portfolios and are recognized over the period that the assets are managed. The levels of the assets we manage are, in turn, driven by our relative and absolute investment performance, market conditions and the success of our marketing efforts. We generally charge our fees in arrears on a monthly or quarterly basis. We benefit from significant monthly cash flow and liquidity as a result of receiving mutual fund fees on a monthly basis.

      The most significant expenses for Asset Management are employee compensation and benefits. In addition to base salaries, we generally pay our Asset Management employees annual bonuses that depend on, among other things, our profitability, employee performance and market conditions. Expenses related to the distribution of mutual funds, including the amortization of deferred sales commissions for open-end load mutual funds, are also significant Asset Management expenses. General and administrative expenses consist primarily of professional fees and travel and entertainment, rental and marketing expenses and are allocated between Asset Management and Investment Banking.

      While there are reductions in fee rates for those open-end mutual funds that achieve a certain size and for large institutional separate accounts, Asset Management's profitability tends to increase as it manages more assets. Although each new open-end mutual fund must reach a certain size to become profitable, the incremental revenue associated with additional assets tends to exceed the incremental costs associated with managing these assets.

      We believe that investors view income producing equities more favorably today than in previous periods as a result of, among other factors, demographic trends that are resulting in increased retirement savings, recently enacted federal legislation favorable to dividend income and a continued increase in mutual fund ownership among U.S. households. We believe these trends will continue and we intend to capitalize on them by offering investors an array of investment products that are focused on high income producing equity securities through both current and new product offerings. While we have historically specialized in managing portfolios of real estate securities, and such securities represented 92% of the assets we managed as of December 31, 2003 and 81% of the assets we managed as of July 31, 2004, in 2003 we created investment capabilities in utilities and corporate preferred stocks and our investment strategies and products currently focus on:

•	REIT common and preferred stocks

•	Utility common and preferred stocks

•	Corporate preferred stocks

      Asset Management has experienced significant growth over the past three years, with the assets we managed increasing by over 172% to $15.5 billion at March 31, 2004 from $5.7 billion at December 31, 2001. Over this period the percentage of the assets we managed in closed-end mutual funds increased from 10% to 49%, while the percentage of the assets we managed in open-end mutual funds decreased from 41% to 29% and the percentage of the assets we managed in institutional separate accounts decreased from 49% to 22%. While we continually market our services for all account types, the market for closed-end mutual funds was very favorable during this period, which was the primary reason for this change in the account type mix of the assets we managed. The market conditions for closed-end mutual fund offerings may not be as favorable in future periods. The following table sets forth a breakdown of the changes in the assets we have managed since 2001 attributable to net flows and net appreciation.

Component Changes in Assets Managed

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2004
	($ in millions)
Beginning assets managed	$4,758.5	$5,697.5	$6,623.8	$11,680.1
Net flows	647.3	817.7	2,629.4	2,639.1
Net appreciation	291.7	108.6	2,426.9	1,220.1

Ending assets managed	$5,697.5	$6,623.8	$11,680.1	$15,539.3

Since May 2001 we have launched six of the seven closed-end mutual funds that we currently manage. We have also increased the assets we manage through net sales of shares of open-end mutual funds. Much of this growth can also be attributed to our presence in the real estate securities market. REIT securities have experienced strong market appreciation over the past several years and have gained a wider acceptance by individual and institutional investors as an asset class based on their diversification benefits, income characteristics and growth potential. Historical rates of growth in the assets that we manage are not necessarily indicative of future results, however, and the level of growth we have experienced since 2001 may not be sustainable in the future due to changing market conditions.

      The stock and bond markets were volatile in the second quarter of 2004 amid concerns that the Federal Reserve would raise interest rates in response to economic data that indicate strong growth in the U.S. economy. In particular, real estate stock prices declined by approximately 5.8% during the second quarter of 2004, including a decline of approximately 14.6% in April 2004 as investors may have viewed real estate securities less favorably in a rising interest rate environment where the returns on less risky investments become relatively more attractive. As a result, the real estate securities that we manage decreased to $12.1 billion as of June 30, 2004 from $12.6 billion as of March 31, 2004 and the total assets that we manage decreased to $15.0 billion as of June 30, 2004 from $15.5 billion as of March 31, 2004. For this reason, and also because of the increased volatility in the capital markets which results from a changing interest rate environment, rising interest rates could also negatively affect net flows into open-end mutual funds and institutional separate accounts and our ability to offer new closed-end mutual funds. A decline in the assets we manage will negatively affect our revenue and net income. We do not believe our liquidity or financial condition will be adversely affected by a rise in interest rates because we have relatively low levels of debt and primarily meet our cash and liquidity requirements through operating cash flows.

      The following business trends have affected the financial results for Asset Management over the periods presented:

•	Increased assets managed due to new closed-end fund offerings and inflows into open-end funds and market appreciation.

•	Increased compensation expenses as a result of increased staffing due to new product initiatives and growth in the assets we manage and increased bonuses due to investment performance and firm profitability.

•	Increased general and administrative expenses due to growth in the assets we manage and to new product developments.

•	Increased distribution revenue and expenses due to growth in the closed-end and open-end mutual fund assets we manage.

Investment Banking

      Investment Banking provides financial advisory services to companies in real estate and real estate intensive businesses, such as the health care and hospitality businesses.

      Revenue is derived primarily from advising our clients on mergers, acquisitions, corporate restructurings, recapitalizations and similar corporate finance transactions and from assisting our clients in raising capital by finding investors willing to invest in these clients' securities. We generally earn these fees upon the consummation of the transaction pursuant to terms of individual agreements. Investment Banking revenue also includes reimbursement from our clients for certain expenses we have incurred in connection with providing our services, such as legal and other professional fees and travel related expenses. The number and size of our client engagements drives Investment Banking revenue, which in turn is influenced by the level of mergers and acquisitions, capital raising and restructuring activity by the companies in our targeted markets, and by the success of our investment banking professionals' business origination efforts.

      The principal component of our operating expenses for Investment Banking is employee compensation and benefits, including salaries and bonuses for our senior investment banking professionals. The three senior investment banking professionals of this segment contractually earn an annual bonus based on the income of the business segment.

      Investment Banking operates in a highly competitive environment where there are no long term contracted sources of revenue. Investment Banking assignments are generally in connection with specific capital raising, merger or acquisition transactions or restructuring projects. Because these transactions are singular in nature and are not likely to recur, Investment Banking must seek new assignments when current assignments are successfully completed or are terminated. While each Investment Banking engagement for which a fee is earned is generally highly profitable, only a limited proportion of Investment Banking engagements result in a completed transaction for which a fee is earned. The employees of Investment Banking can spend significant amounts of time on transactions that are not completed and for which no fee will be earned. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any other period and the revenue and profitability of Investment Banking can be very volatile. For example, Investment Banking had net income of $3.2 million on $11.3 million of revenue in 2003, a 13.7% decrease in revenue and a 15.2% decrease in net income as compared to net income of $3.8 million on $13.1 million of revenue in 2002.

      The overall economic and market conditions in the U.S. economy as well as the financial performance of our clients can significantly affect Investment Banking's financial performance. Downturns in the economy, the interest rate environment, geopolitical uncertainties, or any slowdown in the real estate related sectors in which Investment Banking conducts business could adversely affect its earnings.

      Of the 21 clients from which Investment Banking has generated revenue since it was established in 1999, four are companies in which Asset Management has invested client assets. Investment Banking assisted these clients in raising capital by finding investors willing to invest in these clients' securities and generated revenue of:

•	$0.3 million (or 2% of Investment Banking revenue) in 2002,

•	$3.6 million (or 32% of Investment Banking revenue) in 2003, and

•	$3.8 million (or 85% of Investment Banking revenue) in the three months ended March 31, 2004.

Investment Banking did not generate any revenue from these clients in 2001 or the three months ended March 31, 2003. Of the total revenue generated by Investment Banking relating to these four companies, $0.5 million derived from the direct investment of client assets by Asset Management in these companies' securities.

S Corporation Status

      We have historically operated as an S corporation and were not subject to U.S. federal and certain state income taxes. Prior to completion of this offering we will become subject to the additional taxes applicable to C corporations. We would have paid additional income taxes of $5.0 million for the year ended December 31, 2003 and $3.5 million for the three months ended March 31, 2004 if we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%.

      In addition, we expect that salaries and bonuses to be paid to our co-chief executive officers in future periods will differ from the salaries and bonuses included in our historical results during our status as an S corporation. For example, the decrease in Asset Management's net income from 2001 to 2002 was primarily due to a 84% increase in the segment's employee compensation and benefits expenses, which included a $7.8 million increase in bonuses for our co-chief executive officers from $2.2 million in 2001 to $10.0 million in 2002 that accounted for 68% of this increase.

IPO Date Grant of Fully Vested Restricted Stock Units—Significant Loss for the Third Quarter of 2004 and Future Amortization Expense

      Assuming an initial public offering price of $14.00 per share, which is the midpoint of the range indicated on the front cover of this prospectus, we expect to grant fully vested restricted stock units with an aggregate value of $68.9 million to 15 management level employees at the time of this offering. See “Management—IPO Date Restricted Stock Unit Grants.” Joseph M. Harvey, our president, will receive the largest allocation of restricted stock units, which will have a value of $14.6 million based on an assumed initial public offering price of $14.00 per share. If the initial public offering price per share is higher than $14.00, however, the aggregate value of the fully vested restricted stock units that we grant will be greater.

      As a result of the grant of these fully vested restricted stock units, we expect to record a significant non-cash compensation expense during the third quarter of 2004 and an intangible asset on our statement of financial condition with respect to the independently determined value of the agreements we will receive from each of these management level employees not to compete with us prior to February 2008. The total amount of the non-cash compensation expense and of the intangible asset will equal the value of the fully vested restricted stock units granted based on the initial public offering price of the underlying common stock ($68.9 million assuming an initial public offering price of $14.00 per share), as adjusted for $2.4 million of cumulative compensation cost recorded on our existing Stock Appreciation Rights Plan, which we will terminate at that time. Accordingly, assuming an initial public offering price per share of $14.00, the total amount of the non-cash compensation expense and of the intangible asset will be $66.5 million. We have not yet determined the amount of the intangible asset but it could be a substantial portion of the $66.5 million.

      As a result of this non-cash compensation expense, we expect that our operating expenses for the quarter ending September 30, 2004 and for this fiscal year will be significantly higher than in prior periods and that we will record a substantial net loss for this quarter and may record a net loss for this fiscal year. Moreover, we will amortize the intangible asset over the period of the non-competition covenants, which will result in a non-cash amortization expense in these future periods, thereby reducing our earnings in those periods.

Business Expansion and Public Company Costs

      Asset Management has experienced significant recent growth. In addition to an overall increase in the assets we manage, we have diversified our product offerings to include corporate preferred stocks and utility common and preferred stocks in addition to REIT common and preferred stocks. Our business strategy is to continue to diversify our product and service offerings and increase the assets we manage. While we believe we currently have the resources necessary to accommodate further growth over the near to medium term, significant further growth may require increased expenses to enhance our capabilities.

      In addition, following this offering, we expect that we will incur additional annual expenses of approximately $3 million as a result of becoming a public company, for, among other things, director and officer insurance, director fees, Securities and Exchange Commission reporting, transfer agent fees, professional fees and similar expenses. These additional expenses will reduce our net income.

Agreements to Waive Investment Advisory Fees and Bear Expenses

      We reduce the expenses of eight of the twelve mutual funds for which we are the investment advisor by waiving investment advisory fees (which reduces our revenue by an amount equal to the fees waived) or bearing expenses (which increases our expenses by an amount equal to the expenses borne) otherwise payable by these funds. We have contractually agreed with:

•	five of the seven closed-end mutual funds for which we are the investment advisor to waive up to 49% of our investment advisory fees for up to 10 years following the commencement of the fund's operations;

•	two of the five open-end mutual funds for which we are the investment advisor to waive our investment advisory fees and/or reimburse the open-end mutual funds so that their expenses do not exceed between 1.15% and 2.15% of their net assets; and

•	a third open-end mutual fund, Cohen & Steers Institutional Realty Shares, Inc., to bear all of this fund's operating expenses.

The following table discloses the aggregate investment advisory fees waived and expenses borne for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Investment Advisory Fees Waived/Expenses Borne

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Closed-end mutual fund investment advisory fees waived	$1,078	$4,660	$7,170	$1,542	$2,620
Open-end mutual fund investment advisory fees waived/ expenses borne	856	846	1,040	235	325

	$1,934	$5,506	$8,210	$1,777	$2,945

      When we waive investment advisory fees or bear expenses otherwise payable by a mutual fund, this provides a direct benefit to the mutual fund investors by lowering the expenses associated with investing in the fund and improving the fund's investment performance. These agreements to waive fees and bear expenses reduce our revenue and increase our expenses, and thereby reduce our operating income, by an amount equal to the fees waived or expenses borne. We agree to waive investment advisory fees and bear expenses payable by a mutual fund because we believe this enhances the sales effort for the fund and thereby increases the assets that we manage.

      Although the agreements we have with closed-end mutual funds to waive investment advisory fees otherwise payable by the funds specify that they are to begin to expire in 2006 and continuing through 2012, this would reduce the investment performance of the funds and may not occur. Each of our investment advisory agreements with a mutual fund, including the fees payable under the agreement, is subject, following the initial two year term, to annual approval by the mutual fund's board of directors, including at least a majority of the independent directors. These directors have a fiduciary duty to the mutual fund shareholders. Moreover, as discussed below, the Securities and Exchange Commission has recently adopted new rules enhancing the independence of mutual fund boards of directors and requiring detailed disclosure in mutual fund shareholder reports regarding the material factors and conclusions that formed the basis for the approval by a mutual fund's board of directors of any investment advisory agreement, including the fees payable under the agreement. Mutual fund boards of directors may determine not to renew investment advisory and administration agreements with us or they may not allow our agreements to waive fees to expire. In addition, open-end mutual fund shareholders may withdraw their assets at any time. See “Related Party Transactions—Agreements to Waive Investment Advisory Fees and Bear Expenses.”

Recent Developments in the Regulation of the Mutual Fund Industry

      There have been significant recent developments in the regulation of the mutual fund industry in response to improprieties that have recently been uncovered in the industry. Asset Management faces uncertainty regarding the implementation of these rules and requirements and the impact of these rules and requirements on our business and expenses. In particular:

•	Compliance Requirements. New rules and regulations recently proposed or adopted by the SEC will place greater regulatory compliance and administrative burdens on us. For example, recently adopted rules require investment advisors and mutual funds to adopt, implement, review and administer written policies and procedures reasonably designed to prevent violation of the federal securities laws. Similarly, the public disclosure requirements applicable to mutual funds have become more stringent. While we do not expect any near-term material effect on our operating results due to the implementation of these and other recently proposed or adopted rules, we may require additional staff to satisfy these obligations, which would increase our operating expenses.

In addition, new Securities and Exchange Commission rules also require mutual funds and investment advisors to appoint chief compliance officers, who are responsible for overseeing the policies and procedures. While the Securities and Exchange Commission has not required that a mutual fund chief compliance officer be independent of the mutual fund's investment advisor, the new rule requires that the chief compliance officer be accountable directly to a mutual fund's independent directors even if the chief compliance officer is an employee of the investment advisor. Further, the mutual fund's chief compliance officer can only be dismissed by the mutual fund's independent directors and the mutual fund's independent directors must approve the chief compliance officer's compensation. This requirement will add a new layer of complexity to managing a mutual fund in that each mutual fund will have an officer who is accountable directly to the mutual fund's independent directors rather than being accountable only to the mutual fund's investment advisor.

•	Mutual Fund Corporate Governance. The Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and the New York Stock Exchange have implemented significant changes to the corporate governance requirements applicable to mutual funds. For example, the Securities and Exchange Commission has recently adopted new rules requiring that at least 75% of a mutual fund's directors, including the chairperson of the board of directors, be independent of the mutual fund's investment advisor and that the independent directors hold quarterly meetings without fund executives. In addition, these new rules require mutual funds to explicitly authorize the independent directors to hire employees and to retain advisors and experts necessary to carry out their duties, such as helping them address complex matters and providing them with an understanding of the practices of other mutual funds.

The Securities and Exchange Commission has also adopted new rules that will require mutual fund shareholder reports to discuss, in reasonable detail, the material factors and conclusions that formed the basis for the approval by a mutual fund's board of directors of any investment advisory agreement, including the fees payable under the agreement. In addition, the fund will be required to disclose whether the board of directors relied upon comparisons of the services to be rendered and the amounts to be paid under the contract with those under other investment advisory contracts, such as contracts of the same and other investment advisors with other registered investment companies or other types of clients. The board of directors of each mutual fund for which we are the investment advisor, including at least a majority of the mutual fund's independent directors, must determine both initially and, following the initial two year term, annually thereafter that the mutual fund's investment advisory fee is reasonable in relation to, among other things, the performance of the mutual fund, the services provided by the investment advisor and the advisory fees charged to comparable mutual funds. These directors have a fiduciary duty to the mutual fund shareholders. While we believe our investment advisory fees are reasonable in relation to the performance of the funds that we manage and to the services that we provide, as well as to the advisory fees charged by other fund managers to comparable mutual funds, if regulatory developments designed to increase the independence of mutual fund boards of directors result in reductions in the fees payable to other fund managers, this could in turn result in downward pressure on our fees. In addition, Asset Management's continued receipt of revenue is subject to the risk that mutual fund boards of directors may determine not to renew investment advisory and administration agreements with us or that they may renew such agreements at lower fee rates than are then in effect.

•	Soft Dollars. Proposed regulations could revise or eliminate the ability of investment advisors to use “soft dollars.” For the fiscal year ended December 31, 2003, our client accounts paid a total of $11.4 million in brokerage commissions. Of this amount, $2.6 million in brokerage commissions was placed with broker-dealers that provided $1.3 million in research and investment information. These expenses are borne entirely by our advisory clients and are not reflected in our financial statements. If the use of “soft dollars” were eliminated in 2003, our operating expenses would have increased by $1.3 million. We would expect a similar increase in operating expenses for future periods if the use of “soft dollars” was eliminated.

      See “—Regulatory Compliance,” “Business—Regulation” and “Business—Use of Soft Dollars” for additional discussion of the regulations applicable to our business.

Asset Management

      Asset Management's principal business is the development and management of portfolios of income oriented equity securities. Asset Management primarily derives revenue from investment advisory, administration, distribution and service fees received from mutual funds and investment advisory fees received from institutional separate accounts. These fees are based on contractually specified percentages of the assets of each client's portfolio. Asset Management's revenue fluctuates with changes in the total value of the portfolios and is recognized over the period that the assets are managed. The mutual funds for which we are the investment advisor pay their fees on a monthly basis, which provides us with stable cash flows and ample liquidity to meet our daily business needs. Institutional separate accounts are billed on a quarterly basis.

Our Accounts

      We manage assets for clients in three types of accounts:

•	Closed-end mutual funds sell a finite number of shares to investors who then trade these shares on a stock exchange. Investors buy shares from, and sell shares to, other investors through the exchange. Accordingly, closed-end mutual fund revenue and assets that we manage generally vary due to market appreciation or depreciation.

•	Open-end mutual funds are continually offered and are not listed on a stock exchange. Open-end mutual funds issue new shares for investor purchases and repurchase shares from those shareholders who sell. The share price for purchases and repurchases of open-end mutual funds is determined by each fund's net asset value, which is calculated at the end of each fund business day. The open-end mutual fund revenue and assets that we manage vary with both market appreciation and depreciation and the level of new purchases of or withdrawals from a fund.

•	Institutional separate accounts are private accounts for institutional investors such as pension and endowment funds. We typically maintain full investment discretion over such accounts although the client retains the ability to terminate our advisory relationship. The institutional separate account revenue and assets that we manage vary primarily with market appreciation and depreciation. Flows into and out of such accounts also affect institutional separate account assets, although to a lesser extent than with open-end mutual fund assets because such activity occurs less frequently.

      Each of the mutual funds for which we are the investment advisor is a fund that we established and is marketed under the Cohen & Steers name. We may organize a new mutual fund when we believe that investors will find that mutual fund to be an attractive investment opportunity. The mutual funds that we manage are:

Closed-end Mutual Funds		Open-end Mutual Funds
•	Cohen & Steers Total Return Realty Fund, Inc.	•	Cohen & Steers Realty Shares, Inc.
•	Cohen & Steers Advantage Income Realty Fund, Inc.	•	Cohen & Steers Special Equity Fund, Inc.
•	Cohen & Steers Quality Income Realty Fund, Inc.	•	Cohen & Steers Equity Income Fund, Inc.
•	Cohen & Steers Premium Income Realty Fund, Inc.	•	Cohen & Steers Institutional Realty Shares, Inc.
•	Cohen & Steers REIT and Preferred Income Fund, Inc.	•	Cohen & Steers Utility Fund, Inc.
•	Cohen & Steers REIT and Utility Income Fund, Inc.
•	Cohen & Steers Select Utility Fund, Inc.

      The board of directors of each mutual fund for which we are the investment advisor, including at least a majority of the mutual fund's independent directors, must:

•	determine both initially and annually thereafter that the mutual fund's investment advisory fee is reasonable in relation to, among other things, the performance of the mutual fund, the services provided by the investment advisor and the advisory fees charged to comparable mutual funds; and

•	initially and annually approve the mutual fund's administrative and distribution-related agreements pursuant to which Asset Management receives fee revenue.

Currently, at least a majority of each mutual fund's directors must be independent of us. However, the Securities and Exchange Commission has recently adopted new rules requiring that at least 75% of a mutual fund's directors, including the chairperson of the board of directors, be independent of us and that the independent directors hold quarterly meetings without fund executives. Moreover, the Securities and Exchange Commission has adopted new rules that will require mutual fund shareholder reports to discuss, in reasonable detail, the material factors and conclusions that formed the basis for the approval by the mutual fund's board of directors of any investment advisory agreement. Asset Management's continued receipt of revenue is, accordingly, subject to the risk that mutual fund boards of directors may determine not to renew investment advisory and administration agreements with us or that they may renew such agreements at lower fee rates than are then in effect.

      The tables below provide a detailed breakdown of investment advisory and administration fees and of distribution and service fees for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Closed-end Mutual Fund Investment Advisory and Administration Fees

	Year Ended December 31,			Three Months Ended March 31,				Three Months Ended March 31,
	2001	2002	2003	2003	2004	2002 vs. 2001 (%)	2003 vs. 2002 (%)	2004 vs. 2003 (%)
	($ in millions)
Cohen & Steers Total Return Realty Fund, Inc.	$0.7	$0.9	$1.0	$0.2	$0.3	29%	11%	50%
Cohen & Steers Realty Income Fund, Inc.*	0.1	n/a	n/a	n/a	n/a	–100%	n/a	n/a
Cohen & Steers Advantage Income Realty Fund, Inc.	1.1	2.1	2.5	0.5	0.8	91%	19%	60%
Cohen & Steers Premium Income Realty Fund, Inc.	n/a	1.0	4.1	0.9	1.3	n/a	310%	44%
Cohen & Steers Quality Income Realty Fund, Inc.	n/a	3.5	4.7	1.0	1.4	n/a	34%	40%
Cohen & Steers REIT and Preferred Income Fund, Inc.	n/a	n/a	5.4	n/a	3.2	n/a	n/a	n/a
Cohen & Steers REIT and Utility Income Fund, Inc.	n/a	n/a	n/a	n/a	1.3	n/a	n/a	n/a
Cohen & Steers Select Utility Fund, Inc.					0.0	n/a	n/a	n/a
Closed-end mutual fund administration fees	0.1	0.3	0.9	0.1	0.5	180%	221%	400%

Total closed-end mutual fund investment advisory and administration fees	$2.0	$7.8	$18.6	$2.7	$8.8	291%	139%	227%

* Cohen & Steers Realty Income Fund, Inc. ceased operations in May 2001 and the assets of that fund were merged into Cohen & Steers Total Return Realty Fund, Inc.

Open-end Mutual Fund Investment Advisory and Administration Fees

	Year Ended December 31,			Three Months Ended March 31,				Three Months Ended March 31,
	2001	2002	2003	2003	2004	2002 vs. 2001 (%)	2003 vs. 2002 (%)	2004 vs. 2003 (%)
	($ in millions)
Cohen & Steers Realty Shares, Inc.	$11.4	$12.3	$11.9	$2.5	$3.6	8%	–3%	44%
Cohen & Steers Institutional Realty Shares, Inc.	4.5	4.7	5.4	1.1	1.8	4%	15%	64%
Cohen & Steers Special Equity Fund, Inc.	0.3	0.1	0.1	0.0	0.1	–67%	0%	79%
Cohen & Steers Equity Income Fund, Inc.	1.5	3.4	6.4	1.1	2.6	127%	88%	136%
Open-end mutual fund administration fees	0.3	0.4	0.4	0.1	0.2	33%	0%	100%

Total open-end mutual fund investment advisory and administration fees	$18.0	$20.9	$24.2	$4.8	$8.3	16%	16%	73%

Institutional Separate Account Investment Advisory Fees

	Year Ended December 31,			Three Months Ended March 31,				Three Months Ended March 31,
	2001	2002	2003	2003	2004	2002 vs. 2001 (%)	2003 vs. 2002 (%)	2004 vs. 2003 (%)
	($ in millions)
Institutional Separate Accounts	$10.8	$9.7	$8.8	$2.0	$2.6	–10.1%	–9.3%	34.1%

Distribution and Service Fee Revenue

	Year Ended December 31,			Three Months Ended March 31,				Three Months Ended March 31,
	2001	2002	2003	2003	2004	2002 vs. 2001 (%)	2003 vs. 2002 (%)	2004 vs. 2003 (%)
	($ in thousands)
Distribution fee revenue	$744	$2,187	$4,296	$706	$1,770	194%	96%	151%
Shareholder service fee revenue	368	884	1,584	268	638	140%	79%	138%

Total distribution and service fee revenue	$1,112	$3,071	$5,880	$974	$2,408	176%	91%	147%

      The table below provides a detailed breakdown of distribution and service fee expenses for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Distribution and Service Fee Expenses

	Year Ended December 31,			Three Months Ended March 31,				Three Months Ended March 31,
	2001	2002	2003	2003	2004	2002 vs. 2001 (%)	2003 vs. 2002 (%)	2004 vs. 2003 (%)
	($ in thousands)
Distribution expenses for closed-end funds	$1,000	$868	$3,173	$362	$1,708	–13%	266%	372%
Distribution expenses for open-end funds	2,194	2,319	2,570	536	1,152	6%	11%	115%
Distribution fee, shareholder service fee, and other distribution expenses for open-end funds	875	1,557	3,447	529	1,335	78%	121%	152%

Total distribution and service fee expenses	$4,069	$4,744	$9,190	$1,427	$4,195	17%	94%	194%

      Revenue from closed-end mutual funds has increased both in dollar terms and as a percentage of our revenue due to the creation of six closed-end mutual funds over the last three years. Revenue from open-end mutual funds has also increased, but has decreased as a percentage of total revenue. Institutional separate account revenue has decreased from 2001 to 2003, but has increased in the first quarter of 2004. Revenue from these different account types typically varies with the level of assets we manage for each account type. While we continually market our services in all account types, we pursue opportunities that present us with the greatest ability to raise assets. Demand for our advisory services for a particular account type varies depending on market performance and other factors, despite our constant marketing efforts in all account types.

      Closed-end mutual funds. Revenue from closed-end mutual funds increased 226% to $8.8 million in the three months ended March 31, 2004 from $2.7 million in the three months ended

March 31, 2003. During the first quarter of 2004, we earned investment advisory and administration fees from seven closed-end mutual funds, two of which were new funds that commenced operations in late January and March 2004, compared to four closed-end mutual funds during the first quarter 2003. Of the $8.8 million closed-end mutual fund fees earned in the three months ended March 31, 2004, we earned three months of investment advisory and administration fees from five closed-end mutual funds, two months of fees from one new fund and two days of fees from one new fund, representing $7.3 million, $1.5 million and $31 thousand, respectively. In the three months ended March 31, 2003 we earned a full three months of investment advisory and administration fees from four closed-end mutual funds.

      Revenue from closed-end mutual funds increased 138% to $18.6 million in 2003 from $7.8 million in 2002. Revenue from closed-end mutual funds increased 290% to $7.8 million in 2002 from $2.0 million in 2001. In 2003 we earned a full year of investment advisory and administration fees from four closed-end mutual funds and a partial year of fees from one new closed-end mutual fund, representing $12.8 million and $5.8 million, respectively. In 2002 we earned a full year of investment advisory and administration fees from two closed-end mutual funds and a partial year of fees from two new closed-end mutual funds, representing $3.1 million and $4.7 million, respectively. In 2001 we earned a full year of fees from one closed-end mutual fund of $0.7 million, a partial year of fees from one closed-end mutual fund of $0.1 million which was merged into an existing mutual fund in May 2001, and a partial year of fees from one new closed-end mutual fund of $1.2 million.

      We pay to various non-affiliated firms ongoing quarterly distribution fees that represent additional underwriting compensation relating to several of the closed-end mutual funds. These fees are based on contractual agreements with the various firms and are based on the average daily net assets of such funds. For the three months ended March 31, 2004 we incurred $1.7 million in distribution fees for three closed-end mutual funds for the full period and $0.4 million in the three months ended March 31, 2003 for two new closed-end mutual funds for part of the period. In 2003, we incurred $3.2 million in distribution fees for three closed-end mutual funds and $0.9 million in 2002 for two closed-end mutual funds. In 2001, we paid a firm a one-time distribution fee in the amount of $1.0 million for one new closed-end mutual fund.

      Open-end mutual funds. Investment advisory and administration fees from open-end mutual funds increased 73% to $8.3 million in the three months ended March 31, 2004 from $4.8 million in the three months ended March 31, 2003. During each of the three months ended March 31, 2004 and 2003, we earned these fees from four open-end mutual funds. We also earned distribution and service fees from the load open-end mutual fund. Distribution and service fees from the load open-end mutual fund increased 147% to $2.4 million in the three months ended March 31, 2004 from $1.0 million in the three months ended March 31, 2003. The overall increase in revenue from open-end mutual funds is a result of the increase in the assets we manage. The open-end mutual funds experienced net subscriptions and net appreciation during the three months ended March 31, 2004. As of March 31, 2004, we managed $4.5 billion in open-end mutual fund assets compared to $2.5 billion as of March 31, 2003.

      Investment advisory and administration fees from the four open-end mutual funds increased 16% to $24.2 million in 2003 from $20.9 million in 2002 and distribution and service fees from the load open-end mutual fund increased 91% to $5.9 million in 2003 from $3.1 million in 2002. The assets that we managed in open-end mutual funds increased $1.4 billion to $3.9 billion as of December 31, 2003 from $2.5 billion as of December 31, 2002.

      Investment advisory and administration fees from four open-end mutual funds increased 16% to $20.9 million in 2002 from $18.0 million in 2001 and distribution and service fees from the load open-end mutual fund increased 176% to $3.1 million in 2002 from $1.1 million in 2001. The assets that we managed in open-end mutual funds increased $137.8 million to $2.5 billion as of December 31, 2002 from $2.3 billion as of December 31, 2001.

      We pay to various non-affiliated firms distribution fees, broker dealer fees, shareholder service fees and other similar fees relating to two open-end mutual funds. These fees are based on contractual agreements with the various firms and represent payments to firms for the distribution, sale and account maintenance of these open-end mutual funds.

      For the three months ended March 31, 2004 and March 31, 2003, we incurred distribution and service fees for open-end mutual funds of $2.5 million and $1.1 million, respectively. In 2003, 2002 and 2001, we incurred distribution and service fees of $5.7 million, $3.9 million and $3.1 million, respectively.

      We pay to non-affiliated broker-dealers a commission for the distribution of Cohen & Steers Equity Income Fund's Class B and Class C shares, and for certain purchases of Class A shares. Commissions paid on the Class A shares are expensed as incurred. The Class B share commissions are capitalized and amortized over a period not exceeding six years. The Class C share commissions are capitalized and amortized over a period not exceeding one year. We also record additional amortization expense on the Class B and C shares commensurate with the rate of redemptions of the Class B and C shares of Cohen & Steers Equity Income Fund. For the three months ended March 31, 2004 and March 31, 2003, we paid commissions on Class B and Class C shares of $1.3 million and $0.6 million, respectively, and we recorded amortization expense of $1.1 million and $0.8 million, respectively. In 2003, 2002 and 2001 we paid commissions on Class B and Class C shares of $5.6 million, $4.1 million and $2.1 million, respectively, and we recorded amortization expense of $3.1 million, $1.7 million and $0.5 million, respectively.

      Institutional separate accounts. In the three months ended March 31, 2004, investment advisory fees from institutional separate accounts increased 30% to $2.6 million from $2.0 million in the three months ended March 31, 2003. This increase can be attributed to higher levels of assets we manage primarily due to market appreciation. Investment advisory fees from institutional separate accounts decreased by 9% to $8.8 million in 2003 from $9.7 million in 2002. The decrease in fees from 2002 to 2003 was a result of the lower average assets we managed over the period and lower average fee rates. In addition, we lost seven accounts during 2002, which adversely affected our revenues in 2003. Investment advisory fees from institutional separate accounts decreased by 10% to $9.7 million in 2002 from $10.8 million in 2001. This decrease was the result of significant net outflows that we experienced during 2002.

Assets Managed

      We have experienced significant growth in the assets we manage over the past three years as a result of a strong market for REIT securities, the launch of closed-end mutual funds that specialize in income oriented equity securities and net subscriptions into open-end mutual funds. We experienced a decline in assets we managed in institutional separate accounts from 2001 to 2002. From December 31, 2000 through March 31, 2004 the assets we managed increased $10.8 billion, or 227%. This $10.8 billion increase in the assets we managed was due to the following factors:

•	net appreciation due to a strong market for REIT securities accounted for $4.0 billion, or 37% of the total increase;

•	during this period we launched six closed-end mutual funds that collectively raised $6.5 billion in assets, which accounted for 60% of the total increase;

•	open-end mutual funds had net inflows of $955.7 million for this period, which accounted for 9% of the total increase; and

•	institutional separate accounts experienced net outflows of $709.6 million over this period, which had a 6% negative impact on in our total growth in the assets we managed.

      The stock and bond markets were volatile in the second quarter of 2004 amid concerns that the Federal Reserve would raise interest rates in response to economic data that indicate strong growth in the U.S. economy. In particular, real estate stock prices declined by approximately 5.8% during the second quarter of 2004, including a decline of approximately 14.6% in April 2004 as investors may have viewed real estate securities less favorably in a rising interest rate environment where the returns on less risky investments become relatively more attractive. As a result, the real estate securities that we manage decreased to $12.1 billion as of June 30, 2004 from $12.6 billion as of March 31, 2004 and the total assets that we manage decreased to $15.0 billion as of June 30,

2004 from $15.5 billion as of March 31, 2004. For this reason, and because of the increased volatility in the capital markets which results from a changing interest rate environment, rising interest rates could also negatively affect net flows into open-end mutual funds and institutional separate accounts and our ability to offer new closed-end mutual funds. A decline in the assets we manage will negatively affect our revenue and net income.

      While we have historically specialized in managing portfolios of real estate securities, and such securities represented 91.8% of the assets we managed as of December 31, 2003, this percentage declined to 80.8% of the assets we managed as of June 30, 2004 as we have diversified our product offerings to include corporate preferred stocks and utility common and preferred stocks. While we remain committed to real estate securities investing, we expect that the assets we manage will continue to include greater amounts of other types of income oriented equity securities.

      Changes in the assets we manage can come from two sources—market appreciation (or depreciation) and inflows (or outflows). Market appreciation increases the assets we manage because the share prices of the existing securities we are managing increase. Conversely, the assets we manage decrease as security prices decline. We refer to the net effect of market appreciation and depreciation of the assets that we manage over a period as net appreciation (or net depreciation). Closed-end mutual fund offerings and inflows into open-end mutual funds and institutional separate accounts have the effect of increasing the assets we manage as existing or new clients provide us with more money to manage. Conversely, outflows from open-end mutual funds or institutional separate accounts decrease the assets we manage. We refer to the net effect of inflows and outflows on the assets that we manage over a period as net flows. The following table sets forth information regarding the net flows and appreciation of the assets we managed for the periods presented.

Net Flows and Appreciation of Assets Managed

	December 31,			March 31,
	2001	2002	2003	2003	2004	2002 vs. 2001 ($)	2003 vs. 2002 ($)	March 31, 2004 vs. March 31, 2003 ($)
	($ in millions)
Total accounts
Beginning total assets managed	$4,758.5	$5,697.5	$6,623.8	$6,623.8	$11,680.1	$939.0	$926.3	$5,056.3
Net flows(1)	647.3	817.7	2,629.4	24.8	2,639.1	170.4	1,811.7	2,624.1
Net appreciation (depreciation)(2)	291.7	108.6	2,426.9	(7.5)	1,220.1	(183.1)	2,318.3	1,217.8

Ending total assets managed	$5,697.5	$6,623.8	$11,680.1	$6,641.1	$15,539.3	$926.3	$5,056.3	$8,898.2

Closed-end mutual funds
Beginning closed-end mutual funds assets managed	$114.2	$600.7	$2,114.3	$2,114.3	$4,790.6	$486.5	$1,513.6	$2,676.3
Net flows(1)	478.6	1,573.1	1,973.5	0.0	2,472.0	1,094.5	400.4	2,472.0
Net appreciation (depreciation)(2)	7.9	(59.5)	702.8	(26.9)	401.9	(67.4)	762.3	428.8

Ending closed-end mutual funds assets managed	600.7	2,114.3	4,790.6	2,087.4	7,664.5	1,513.6	2,676.3	5,577.1

Open-end mutual funds
Beginning open-end mutual funds assets managed	2,077.5	2,314.6	2,452.4	2,452.4	3,897.1	237.1	137.8	1,444.7
Total subscriptions(3)	732.3	900.9	1,207.8	156.6	416.1	168.6	306.9	259.5
Total redemptions(4)	(593.6)	(779.6)	(678.9)	(148.9)	(249.3)	(186.0)	100.7	(100.4)
Net appreciation (depreciation)(2)	98.4	16.5	915.8	(0.9)	450.1	(81.9)	899.3	451.0

Ending open-end mutual funds assets managed	2,314.6	2,452.4	3,897.1	2,459.2	4,514.0	137.8	1,444.7	2,054.8

Institutional separate accounts
Beginning institutional separate accounts assets managed	2,566.8	2,782.2	2,057.1	2,057.1	2,992.4	215.4	(725.1)	935.3
Inflows	569.5	390.3	268.4	37.1	110.6	(179.2)	(121.9)	73.5
Outflows	(539.5)	(1,267.0)	(141.4)	(20.0)	(110.3)	(727.5)	1,125.6	(80.5)
Net appreciation (depreciation)(2)	185.4	151.6	808.3	20.3	368.1	(33.8)	656.7	338.0

Ending institutional separate accounts assets managed	2,782.2	2,057.1	2,992.4	2,094.5	3,360.8	(725.1)	935.3	1,266.3

Ending total assets managed	$5,697.5	$6,623.8	$11,680.1	$6,641.1	$15,539.3	$926.3	$5,056.3	$8,898.2

Total net flows/beginning total assets managed (%)(5)	13.6%	14.2%	39.8%	0.4%	23.0%

Total change in total assets managed (%)	19.7%	16.3%	76.3%	0.3%	33.0%

(1)	Net flows are the aggregate net flows in the assets managed during a particular time period. They are comprised of (i) net flows into newly offered closed-end mutual funds or new preferred share offerings from leveraged closed-end mutual funds, (ii) total subscriptions minus total redemptions for open-end mutual funds and (iii) net flows for our institutional separate accounts.
(2)	Net appreciation (depreciation) represents the change in market value of assets managed during a particular time period.
(3)	Subscriptions are purchases of shares of open-end mutual funds during a particular time period.
(4)	Redemptions are sales of shares of open-end mutual funds during a particular time period.
(5)	Net flows as a percentage of beginning assets managed is a measure of how much a change in the assets we managed for a given time period is driven by investor decisions, as opposed to market appreciation or depreciation.

      The following table sets forth the breakdown of the total assets managed by account and security type as of the dates shown, and the changes in assets managed between such dates.

Assets Managed

	December 31,						March 31,
	2001		2002		2003		2003	2004		2002 vs. 2001 (%)	2003 vs. 2002 (%)	March 31, 2004 vs. March 31, 2003 (%)
	($ in millions)
Breakdown by Account Type
Closed-end Mutual Funds	$600.7	(1)	$2,114.3	(2)	$4,790.6	(3)	$2,087.4	$7,664.5	(4)	252%	127%	267%
Open-end Mutual Funds	2,314.6		2,452.4		3,897.1		2,459.2	4,514.0		6%	59%	84%
Institutional Separate Accounts	2,782.2		2,057.1		2,992.4		2,094.5	3,360.8		–26%	46%	61%

Total Assets Managed	$5,697.5		$6,623.8		$11,680.1		$6,641.1	$15,539.3		16%	76%	134%

Breakdown by Security Type
Real Estate Common Stocks	$5,259.4		$5,908.9		$9,892.6		$5,899.8	$11,605.5		12%	67%	97%
Utility Common Stocks	—		—		—		—	959.4		n/a	n/a	n/a
Real Estate Preferred Stocks	266.6		597.1		836.0		612.1	996.9		124%	40%	63%
Corporate Preferred Stocks	—		—		683.9		0.0	786.6		n/a	n/a	n/a
Fixed Income	6.2		13.5		109.1		32.6	97.4		118%	708%	199%
Cash and Short-Term Investments	165.3		104.3		158.5		96.6	1,093.5		37%	52%	1,032%

Total Assets Managed	$5,697.5		$6,623.8		$11,680.1		$6,641.1	$15,539.3		16%	76%	134%

(1)	In the year ended December 31, 2001, we established one closed-end mutual fund with initial assets of $479.8 million.
(2)	In the year ended December 31, 2002, we established two closed-end mutual funds with aggregate initial assets of $1,522.7 million.
(3)	In the year ended December 31, 2003, we established one closed-end mutual fund with initial assets of $1,760.9 million.
(4)	In the three months ended March 31, 2004, we established two closed-end mutual funds with aggregate initial assets of $2,932.2 million.

      Closed-end mutual funds. The assets we manage in closed-end mutual funds increase through new fund offerings or by net appreciation. The assets we manage in closed-end mutual funds increased 267% to $7.7 billion at March 31, 2004 from $2.1 billion at March 31, 2003. During the three months ended March 31, 2004, we launched two new closed-end mutual funds, Cohen & Steers REIT and Utility Income Fund, Inc. and Cohen & Steers Select Utility Fund, Inc., raising $1,686.1 million and $786.3 million in the assets we manage at March 31, 2004, respectively. We did not launch a new closed-end mutual fund during the three months ended March 31, 2003.

      The assets we managed in closed-end mutual funds increased 129% to $4.8 billion at December 31, 2003 from $2.1 billion at December 31, 2002. Of this $2.7 billion increase, $2.0 billion was due to net flows and $0.7 billion was due to net appreciation. During 2003, we launched one new fund, Cohen & Steers REIT and Preferred Income Fund, Inc., consisting of $2.0 billion in assets at December 31, 2003, compared to two closed-end mutual funds launched in 2002, Cohen & Steers Quality Income Realty Fund, Inc. and Cohen & Steers Premium Income Realty Fund, Inc., which consisted of $792.0 million and $671.5 million, respectively, at December 31, 2002. During 2003, three of the closed-end mutual funds also sold $162.3 million in additional preferred shares in three existing closed-end mutual funds compared to $50.2 million in one existing fund in 2002.

      The assets we managed in closed-end mutual funds increased 250% to $2.1 billion at December 31, 2002 from $0.6 billion at December 31, 2001. Of this $1.5 billion increase, $1.6 billion was due to net flows and was offset by $0.1 billion from net depreciation over the year. During 2001 we launched Cohen & Steers Advantage Income Realty Fund, Inc. consisting of $476.6 million in assets at December 31, 2001.

      Open-end mutual funds. The assets we managed in open-end mutual funds increased 80% to $4.5 billion at March 31, 2004 from $2.5 billion at March 31, 2003.

      The assets we managed in open-end mutual funds increased 56% to $3.9 billion at December 31, 2003 from $2.5 billion at December 31, 2002. Of this $1.4 billion increase, 37% is due to net subscriptions and 63% was due to net appreciation. Net subscriptions increased 336% to $528.9 million in 2003 compared to $121.3 million in 2002.

      The assets we managed in open-end mutual funds increased 9% to $2.5 billion at December 31, 2002 from $2.3 billion at December 31, 2001. Of this $137.8 million increase, 88% is due to net subscriptions and 12% is due to net appreciation. Net subscriptions decreased 13% to $121.3 million in 2002 compared to $138.7 million in 2001.

      Load Open-End Mutual Funds. We offer both no-load and load open-end mutual funds. Cohen & Steers Realty Shares, Cohen & Steers Institutional Realty Shares and Cohen & Steers Special Equity Fund are the no-load open-end mutual funds for which we are the investment advisor. Cohen & Steers Equity Income Fund and Cohen & Steers Utility Fund are the load open-end mutual funds for which we are the investment advisor. The financial impact on us as distributor of the Class A, Class B and Class C shares of our load open-end mutual funds is as follows:

Class A shares: The load open-end mutual funds charge a sales load on Class A share investments at a maximum of 4.5% of the amount invested. As distributor, we retain a small portion of this sales load and pay the remainder to the selling firm. The amount of the sales charge declines as the amount invested increases. There is no sales load on Class A share investments of $1 million or more. Instead, we pay the selling firm, a member of our distribution network, a 1% commission on these purchases at the time of investment. If the investor sells the mutual fund shares within one year of purchase, we receive from the proceeds of the sale a sales charge of 1% of the lesser of value of the shares at the time of the sale or the initial cost of the investment. In addition, the load open-end mutual funds do not assess a sales charge on Class A shares sold to certain investors, including advisors, retirement plan investors and financial planners who place orders for their clients and charge management, consulting or other fees for their services. We collect ongoing shareholder service fees and pay these fees to the selling firms.
Class B shares: Investors in Class B shares of the load open-end mutual funds do not pay a sales charge at the time of investment. However, we pay a commission equal to 4% of the amount invested directly to the selling firm when the investment is made. If the investor sells Class B shares within six years of investment, we receive from the proceeds of the sale a sales charge based on the lesser of the value of the shares at the time of sale or the initial cost of the shares as follows:
Less than 1 year	5.0%
1 to 2 years	4.0%
2 to 4 years	3.0%
4 to 5 years	2.0%
5 to 6 years	1.0%
6 years or more	None
We receive ongoing distribution fees from each mutual fund that over time are intended to reimburse us for the cost of paying the 4% sales charge to the selling firm. We also receive an ongoing service fee that, following the first year of investment, we pay to the selling firm. Class B shares automatically convert to Class A shares in the eighth year after investment.
Class C Shares: Investors in Class C shares of the load open-end mutual funds also do not pay a sales charge at the time of investment. However, we pay a commission equal to 1% of the amount invested directly to the selling firm when the investment is made. If the investor sells Class C shares within one year of investment, we receive from the proceeds of the sale a sales charge of 1% of the lesser of the value of the shares at the time of sale or the initial cost of the shares. In addition, we collect ongoing distribution and shareholder service fees on Class C shares and following the first year of investment we pay these fees to the selling firm.

      As load open-end mutual fund assets grow, we expect that the distribution expenses we incur will increase.

      The following table sets forth information regarding the composition of open-end mutual fund assets.

Composition of Open-End Mutual Fund Assets

	December 31,			March 31,
	2001	2002	2003	2003	2004	2002 vs. 2001 (%)	2003 vs. 2002 (%)	March 31, 2004 vs. March 31, 2003
	($ in millions)
Load fund—Class A	$93.3	$164.6	$397.1	$178.0	$495.3	76%	141%	178%
Load fund—Class B	85.2	133.0	251.3	143.0	281.4	56%	89%	97%
Load fund—Class C	115.4	228.6	534.7	249.3	649.5	98%	134%	161%
Load fund—Class I	19.2	36.9	115.6	40.2	125.9	92%	213%	213%
No-load funds	2,001.5	1,889.3	2,598.4	1,848.7	2,961.9	–6%	38%	60%

	$2,314.6	$2,452.4	$3,897.1	$2,459.2	$4,514.0	6%	59%	84%

      Institutional Separate Accounts. The assets we manage from institutional separate accounts increase by net inflows or by net appreciation. The assets we managed in institutional separate accounts increased 62% to $3.4 billion at March 31, 2004 from $2.1 billion at March 31, 2003.

      The assets we managed in institutional separate accounts increased 43% to $3.0 billion at December 31, 2003 from $2.1 billion at December 31, 2002. Of this $935.3 million increase, 14% is derived from net inflows and 86% is derived from net appreciation. Net inflows increased to $127.0 million in 2003 compared to net outflows of $876.7 million in 2002.

      The assets we managed in institutional separate accounts decreased 26% to $2.1 billion at December 31, 2002 from $2.8 billion at December 31, 2001. Of this $725.1 million decrease, 121% is derived from net outflows and 21% is derived from net appreciation. Net outflows increased to $876.7 million in 2002 compared to net inflows of $30.0 million in 2001.

      March 31, 2004 compared to March 31, 2003. We managed $15.5 billion in assets at March 31, 2004, a 134% increase from $6.6 billion at March 31, 2003. We experienced growth in every asset category and every account type during the three months ended March 31, 2004, reflecting the launch of two closed-end mutual funds, a strong market for REIT securities and positive net subscriptions into open-end mutual funds. By product type, at March 31, 2004,

•	49% of the assets we managed were held in closed-end mutual funds,

•	29% were held in open-end mutual funds, and

•	22% were held in separately managed institutional accounts.

At March 31, 2003,

•	31% of the assets we managed were held in closed-end mutual funds,

•	37% were held in open-end mutual funds, and

•	32% were held in separately managed institutional accounts.

      Real estate common stocks represented 76% of the assets we managed at March 31, 2004, compared to 89% of the assets we managed at March 31, 2003. During the three months ended March 31, 2004, two closed-end mutual funds offerings represented our first utility common stock assets we managed. As a result, utility common stocks represented 8% of the assets we managed at March 31, 2004. Real estate preferred and corporate preferred stocks comprised 14% of the assets we managed at March 31, 2004, compared to 9% at March 31, 2003. The remaining assets were held in fixed income and cash and short-term investments. These investments were relatively constant as a percentage of the assets we managed over the three month period ending March 31, 2004 and 2003.

      Net subscriptions into open-end mutual funds were $166.8 million in the three months ended March 31, 2004 compared to $7.7 million in the three months ended March 31, 2003, as subscriptions increased 166% to $416.1 million in the three months ended March 31, 2004 from $156.6 million in the three months ended March 31, 2003 and redemptions increased 67% to $249.3 million in the three months ended March 31, 2004 from $148.9 million in the three months ended March 31, 2003. Market appreciation in the open-end mutual funds was significant and totaled $450.1 million in the three months ended March 31, 2004 due primarily to the strong real estate securities market.

      Closed-end mutual funds contributed $2.5 billion to our net inflows in the three months ended March 31, 2004. These assets were raised in two closed-end mutual fund offerings. No closed-end mutual fund assets were raised in the three months ended March 31, 2003. Market appreciation in the closed-end mutual funds was $399.3 million, consistent with the strong real estate securities market during the three months ended March 31, 2004.

      Institutional separate accounts had net inflows of $10.1 million in the three months ended March 31, 2004, as compared to net inflows of $17.1 million in the three months ended March 31, 2003. Market appreciation for institutional separate accounts was $358.3 million for the three months ended March 31, 2004 compared to $20.3 million for the three months ended March 31, 2003.

      At March 31, 2004, no-load mutual funds comprised 66% of all open-end mutual fund assets, compared to 75% of all such assets at March 31, 2003. A load mutual fund, Cohen & Steers Equity Income Fund, represented 34% of total open-end mutual fund assets at March 31, 2004 compared to 25% at March 31, 2003. Within this fund, at March 31, 2004,

•	42% of the fund's assets were represented by Class C shares,

•	32% by Class A shares,

•	18% by Class B shares, and

•	8% by Class I shares.

This compares to, at March 31, 2003:

•	41% by Class C shares,

•	29% by Class A shares,

•	23% by Class B shares, and

•	7% by Class I shares.

      2003 compared to 2002. We managed $11.7 billion in assets at December 31, 2003, a 76% increase from $6.6 billion at December 31, 2002. We experienced growth in every asset category and every account type in 2003, due to a strong market for REIT securities, a closed-end mutual fund offering which included the first corporate preferred assets we managed and positive net subscriptions into open-end mutual funds. By product type, at December 31, 2003,

•	41% of the assets we managed were held in closed-end mutual funds,

•	33% were held in open-end mutual funds, and

•	26% were held in separately managed institutional accounts.

At December 31, 2002,

•	32% of the assets we managed were held in closed-end mutual funds,

•	37% were held in open-end mutual funds, and

•	31% were held in separately managed institutional accounts.

      Real estate common stocks represented 85% of the assets we managed at December 31, 2003, compared to 89% of the assets we managed at December 31, 2002. Real estate and corporate preferred stocks comprised 13% of the assets we managed at the end of 2003, compared to 10% at December 31, 2002. The remaining assets were held in fixed income securities and cash and short-term investments. These investments were relatively constant as a percentage of the assets we managed over the two-year period ended December 31, 2003.

      Net subscriptions into open-end mutual funds were $528.9 million in 2003 compared to $121.3 million in 2002. Subscriptions increased 34% to $1.2 billion in 2003 from $900.9 million in 2002 and redemptions decreased 13% to $678.9 million in 2003 from $779.6 million in 2002. Market appreciation in the open-end mutual funds was significant and totaled $915.8 million in 2003 due primarily to the strong real estate securities market.

      Closed-end mutual funds contributed $2.0 billion to our net inflows in 2003, an increase of 26% over the $1.6 billion raised in 2002. These assets were raised in one closed-end mutual fund offering. Market appreciation in the closed-end mutual funds was $702.8 million, consistent with the strong real estate securities market during 2003.

      Institutional separate accounts had net inflows of $127.0 million in 2003, compared to net outflows of $876.7 million in 2002. Market appreciation for such accounts was $808.3 million for 2003.

      At December 31, 2003, no-load mutual funds comprised 67% of all open-end mutual fund assets, compared to 77% of all such assets at December 31, 2002. The load mutual fund for which we are the investment advisor, Cohen & Steers Equity Income Fund, represented 33% of total open-end mutual fund assets at December 31, 2003 compared to 23% in 2002. Within this fund:

•	41% of the fund's assets were represented by Class C shares,

•	31% by Class A shares,

•	19% by Class B shares, and

•	9% by Class I shares.

This compares to, at December 31, 2002:

•	41% by Class C shares,

•	29% by Class A shares,

•	24% by Class B shares, and

•	6% by Class I shares.

The increase in assets in the load mutual fund channel is due primarily to the increased net subscriptions that Cohen & Steers Equity Income Fund experienced in 2002 and 2003. Net subscriptions totaled $497.2 million for Cohen & Steers Equity Income Fund and $31.7 million for the no-load mutual funds in 2003. Net subscriptions were $262.8 million for Cohen & Steers Equity Income Fund in 2002 and the no-load mutual funds experienced $141.5 million in net outflows for that year.

      2002 compared to 2001. The assets we managed increased 16% to $6.6 billion at December 31, 2002 from $5.7 billion at December 31, 2001. This increase in assets was primarily due to closed-end mutual fund offerings. Moderately positive net subscriptions into open-end mutual funds were offset by net outflows from institutional accounts. By product type, at December 31, 2002,

•	32% of the assets we managed were held in closed-end mutual funds,

•	37% were held in open-end mutual funds, and

•	31% were held in institutional separate accounts.

At December 31, 2001,

•	10% of the assets we managed were held in closed-end mutual funds,

•	41% were held in open-end mutual funds, and

•	49% were held in separately managed institutional accounts.

      Real estate common stocks represented 89% of the assets we managed at December 31, 2002, compared to 92% of the assets we managed at December 31, 2001. Real estate preferred securities represented 10% of the assets we managed at the end of 2002, compared to approximately 5% a year earlier. The remaining assets were held in fixed income securities and cash and short-term investments. Such investments were relatively constant as a percentage of the total assets we managed over the two-year period ended December 31, 2002.

      Net subscriptions into the open-end mutual funds were $121.3 million in 2002 compared to $138.7 million in 2001. Subscriptions increased 23% to $900.9 million in 2002 from $732.3 million in 2001. Offsetting this increase, however, redemptions increased 31% to $779.6 million in 2002 from $593.6 million in 2001. Market appreciation in the open-end mutual funds was minimal during 2002.

      Closed-end mutual funds inflows were $1.6 billion in 2002, an increase of 234% over the $478.6 million raised in 2001. These assets were raised in two closed-end mutual fund offerings in 2002.

      Institutional separate accounts had net outflows of $876.7 million in 2002 compared to net inflows of $30.0 million in 2001. During 2002, four institutional clients withdrew $910 million as they either decreased their allocation to real estate securities or invested with other managers. Market appreciation in the institutional separate accounts during 2002 was $151.6 million, compared to $185.4 million during 2001.

      At December 31, 2002, no-load mutual funds comprised 77% of all open-end mutual fund assets, compared to 86% of all such assets at December 31, 2001. The load mutual fund for which we are the investment advisor, Cohen & Steers Equity Income Fund, represented 23% of total open-end mutual fund assets in 2002, compared to 14% in 2001. At December 31, 2002:

•	41% of this fund's assets were represented by Class C shares,

•	29% by Class A shares,

•	24% by Class B shares, and

•	6% by Class I shares.

This compared to, at December 31, 2001:

•	37% of the fund's assets represented by Class C shares,

•	30% by Class A shares,

•	27% by Class B shares, and

•	6% by Class I shares.

Investment Banking

      Investment Banking provides financial advisory services to companies in real estate and real estate intensive businesses, such as the health care and hospitality businesses.

      Revenue is derived primarily from advising our clients on mergers, acquisitions, corporate restructurings, recapitalizations and similar corporate finance transactions and from assisting our clients in raising capital by finding investors willing to invest in these clients' securities. We generally earn these fees upon the consummation of the transaction pursuant to terms of individual agreements. Investment Banking revenue also includes reimbursement from our clients for certain expenses we have incurred in connection with providing our services, such as legal and other professional fees and travel related expenses. The number and size of our client engagements drives Investment Banking revenue, which in turn is influenced by the level of mergers and acquisitions, capital raising and restructuring activity by the companies in our targeted markets, and by the success of our investment banking professionals' business origination efforts.

      The principal component of our operating expenses for Investment Banking is employee compensation and benefits, including salaries and bonuses for our senior investment banking professionals. The three senior investment banking professionals of this segment contractually earn an annual bonus based on the income of the business segment.

      The following tables provide a breakdown of Investment Banking's revenue, operating expenses and net income, and of revenue by service area for the years ended December 31, 2001, 2002 and 2003, and for the three months ended March 31, 2003 and 2004.

Summary Investment Banking Income Statement Data

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Revenue	$2,853	$13,077	$11,279	$978	$4,463
Operating Expenses	4,891	8,964	7,959	1,100	2,992
Net Income (Loss)	(1,770)	3,780	3,204	—	1,376

Investment Banking Revenue

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Mergers & Acquisitions	$505	$2,067	$2,477	$587	$50
Restructurings	1,891	9,337	4,925	308	—
Capital Raising	457	1,673	3,877	83	4,413

Investment Banking Revenue	$2,853	$13,077	$11,279	$978	$4,463

      Investment Banking operates in a highly competitive environment where there are no long term contracted sources of revenue. Investment Banking assignments are generally in connection with specific capital raising or merger or acquisition transactions or restructuring projects. Because these transactions are singular in nature and are not likely to recur, Investment Banking must seek new assignments when current assignments are successfully completed or are terminated. While each Investment Banking engagement for which a fee is earned is generally highly profitable, only a limited proportion of Investment Banking engagements result in a completed transaction for which a fee is earned. The employees of Investment Banking can spend significant amounts of time on transactions that are not completed and for which no fee will be earned. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any other period and the revenue and profitability of Investment Banking can be very volatile. For example, Investment Banking had net income of $3.2 million on $11.3 million of revenue in 2003, a 13.7% decrease in revenue and a 15.2% decrease in net income as compared to net income of $3.8 million on $13.1 million of revenue in 2002.

      The overall economic and market conditions in the U.S. economy as well as the financial performance of our clients can significantly affect Investment Banking's financial performance. Downturns in the economy, the interest rate environment, geopolitical uncertainties, or any slowdown in the real estate related sectors in which Investment Banking conducts business could adversely affect its earnings.

      Investment Banking secures new business each year primarily through the relationships of our team of investment banking professionals, business development initiatives and through referrals from directors, attorneys and other parties with whom we have relationships. Over the last three years, Investment Banking completed three transactions for its clients in which Asset Management also maintained client investments. In addition, Asset Management, along with other investors, invested client assets in securities in connection with two capital raising transactions in which Investment Banking acted as placement agent for its clients, resulting in approximately $0.5 million of revenue for Investment Banking.

Results of Operations

      The table below provides a breakdown of consolidated and segment revenue for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Consolidated and Segment Revenue Data

	Year Ended December 31,			Three Months Ended March 31,				Three Months Ended
	2001	2002	2003	2003	2004	2002 vs. 2001 (%)	2003 vs. 2002 (%)	March 31, 2004 vs. March 31, 2003 (%)
	($ in thousands)
Asset Management:
Investment advisory and administration fees	$30,822	$38,415	$51,608	$9,520	$19,729	25%	34%	107%
Distribution and service fees	1,112	3,071	5,880	974	2,408	176%	91%	147%
Portfolio consulting and other	507	683	1,574	271	709	35%	130%	162%

Asset Management Revenue	32,441	42,169	59,062	10,765	22,846	30%	40%	112%
Investment Banking Revenue	2,853	13,077	11,279	978	4,463	358%	–14%	356%

Consolidated Revenue	$35,294	$55,246	$70,341	$11,743	$27,309	57%	27%	133%

      The table below provides a breakdown of consolidated and segment operating expenses for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Consolidated and Segment Operating Expenses Data

	Year Ended December 31,			Three Months Ended March 31,				Three Months Ended
	2001	2002	2003	2003	2004	2002 vs. 2001 (%)	2003 vs. 2002 (%)	March 31, 2004 vs. March 31, 2003 (%)
	($ in thousands)
Consolidated:
Employee compensation and benefits	$16,719	$32,312	$37,193	$7,754	$8,980	93%	15%	16%
General and administrative	6,651	6,916	8,007	1,719	2,757	4%	16%	60%
Distribution and service fee expenses	4,069	4,744	9,190	1,427	4,195	17%	94%	194%
Amortization, deferred commissions	533	1,698	3,077	810	1,057	219%	81%	30%
Depreciation and amortization	517	927	1,002	233	281	79%	8%	21%

Consolidated Operating Expenses	$28,489	$46,597	$58,469	$11,943	$17,270	64%	25%	45%

Asset Management:
Employee compensation and benefits	$13,572	$24,913	$30,838	$7,003	$6,698	84%	24%	–4%
General and administrative	4,930	5,374	6,416	1,373	2,050	9%	19%	49%
Distribution and service fee expenses	4,069	4,744	9,190	1,427	4,195	17%	94%	194%
Amortization, deferred commissions	533	1,698	3,077	810	1,057	219%	81%	30%
Depreciation and amortization	494	904	989	230	278	83%	9%	21%

Asset Management Operating Expenses	$23,598	$37,633	$50,510	$10,843	$14,278	59%	34%	32%

Investment Banking:
Employee compensation and benefits	$3,147	$7,399	$6,355	$751	$2,282	135%	–14%	204%
General and administrative	1,721	1,542	1,591	346	707	–10%	3%	104%
Depreciation and amortization	23	23	13	3	3	0%	–43%	0%

Investment Banking Operating Expenses	$4,891	$8,964	$7,959	$1,100	$2,992	83%	–11%	172%

March 31, 2004 compared to March 31, 2003

Consolidated Results

      Our total revenue increased by 133% to $27.3 million in the three months ended March 31, 2004 from $11.7 million in the three months ended March 31, 2003. This increase was primarily the result of an $8.9 billion net increase in the assets we managed at March 31, 2004 compared to March 31, 2003. This increase in the assets we managed led to growth in Asset Management revenue of 112% to $22.8 million in the three months ended March 31, 2004 from $10.8 million in the three months ended March 31, 2003. Revenue from Investment Banking increased by 356% to $4.5 million in the three months ended March 31, 2004 from $1.0 million in the three months ended March 31, 2003.

      Our operating expenses increased by 45% to $17.3 million in the three months ended March 31, 2004 from $12.0 million in the three months ended March 31, 2003. This increase was primarily a result of higher employee compensation and benefits and greater distribution and service fee expenses, which represented 23% and 52%, respectively, of the total operating expense increase for the three months ended March 31, 2004. We had operating income of $10.0 million for the three months ended March 31, 2004 compared to an operating loss of $0.2 million for the three months ended March 31, 2003. The operating loss for the three months ended March 31, 2003 was the result of a shareholder bonus accrual of $2 million and the low level of Investment Banking revenue.

      Our income tax expense consists of New York State and New York City income taxes. Income tax expense was $0.8 million in the three months ended March 31, 2004 compared to a nominal income tax benefit in the three months ended March 31, 2003. Net income increased to $9.3 million in the three months ended March 31, 2004 from a net loss of $0.1 million in the three months ended March 31, 2003.

      Prior to the closing of this offering, we will revoke our status as an S corporation and will be taxed as a C corporation, which we expect will result in additional income taxes payable by us. If we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%, we would have paid $3.5 million in additional income taxes for the three months ended March 31, 2004.

Asset Management

      Revenue. Asset Management revenue increased 112% to $22.8 million in the three months ended March 31, 2004 from $10.8 million in the three months ended March 31, 2003. Investment advisory and administration fees increased 107% to $19.7 million in the three months ended March 31, 2004, compared to $9.5 million in the three months ended March 31, 2003.

      In the three months ended March 31, 2004, total revenue from closed-end mutual funds was $8.8 million, compared to $2.7 million in the three months ended March 31, 2003. In the three months ended March 31, 2004, we launched Cohen & Steers REIT and Utility Income Fund and Cohen and Steers Select Utility Fund, two closed-end mutual funds. The increase in the assets we managed that resulted from these funds' offerings resulted in a revenue increase of $1.4 million in the first quarter of 2004, which represented 25% of the $6.1 million increase in total closed-end mutual fund revenue for the three months ended March 31, 2004.

      In the three months ended March 31, 2004, total investment advisory and administration fees from open-end mutual funds were $8.3 million, compared to $4.8 million in the three months ended March 31, 2003. Net subscriptions into Cohen & Steers Equity Income Fund were $117.1 million during the three months ended March 31, 2004. These net subscriptions, together with market appreciation, accounted for the 147% growth in distribution and service fee revenue. Distribution and service fee revenue totaled $2.4 million for the three months ended March 31, 2004, compared to $1.0 million in the three months ended March 31, 2003. As a result of the increases in the assets we manage in the Cohen & Steers Equity Income Fund, distribution fee revenue increased 151% to $1.8 million in the three months ended March 31, 2004 from $0.7 million in the three months ended March 31, 2003. In addition, shareholder service fee revenue increased 138% to $0.6 million in the three months ended March 31, 2004 from $0.3 million in the three months ended March 31, 2003.

      Expenses. Asset Management operating expenses increased 32% to $14.3 million in the three months ended March 31, 2004 from $10.8 million in the three months ended March 31, 2003, partially from increases in distribution and service fee expenses and partially from increases in general and administrative expense and amortization of deferred commissions. Growth in net inflows from new closed-end mutual funds contributed to the 372% increase in distribution expenses for closed-end funds to $1.7 million in the three months ended March 31, 2004 from $0.4 million in the three months ended March 31, 2003. Growth in net inflows into the open-end funds contributed to increases in distribution fees, shareholder service fees and other distribution expenses for open-end funds to $1.3 million in the three months ended March 31, 2004 from $0.5 million in the three months ended March 31, 2003. Substantial growth in net inflows into new closed-end and existing open-end mutual funds was the primary contributor to the 194% increase of distribution and service fee expenses to $4.2 million in the three months ended March 31, 2004 from $1.4 million in the three months ended March 31, 2003 and the 30% increase in amortization of deferred commissions to $1.1 million in the three months ended March 31, 2004 from $0.8 million in three months ended March 31, 2003. Employee compensation and benefits expense decreased by 4% to $6.7 million in the three months ended March 31, 2004 from $7.0 million in the three months ended March 31, 2003 primarily as a result of no shareholder bonus accrual in the three months ended March 31, 2004, compared to a $2 million shareholder bonus accrual during the three months ended March 31, 2003. However, Asset Management other compensation increased by $1.7 million during the three months ended March 31, 2004 due to additional hiring as a result of growth and business expansion.

      Included in Asset Management operating expenses were expenses incurred to operate and maintain our two fractional aircraft interests in the amounts of $0.2 million and $0.2 million for the three months ended March 31, 2003 and 2004, respectively, which comprised 2% and 2% of total operating expenses for those periods, respectively. These expenses include monthly management fees and flight activity.

Investment Banking

      Revenue. Investment Banking revenue increased 356% to $4.5 million in the three months ended March 31, 2004 from $1.0 million in the three months ended March 31, 2003, primarily as a result of increased transaction volume and average revenue per client from both new and existing clients. Average revenue per revenue generating client increased 280% to $0.7 million in the three months ended March 31, 2004 from $0.2 million in the three months ended March 31, 2003. Investment Banking generated revenue from six clients during the three months ended March 31, 2004 compared to five clients during the three months ended March 31, 2003. Of the six clients during the three months ended March 31, 2004, four were new clients. For the three months ended March 31, 2004, three of our clients represented 97% of revenue. For the three months ended March 31, 2003, two clients represented 85% of revenue.

      Expenses. Investment Banking operating expenses increased 172% to $3.0 million in the three months ended March 31, 2004 from $1.1 million in the three months ended March 31, 2003. The increase in total expenses is due to an increase of $1.5 million in employee compensation and benefits expense relating primarily to the accrual of year-end incentive bonuses reflecting the increased profitability of the business segment in the three months ended March 31, 2004 compared to the three months ended March 31, 2003. Employee compensation and benefits for Investment Banking constituted 51% of revenue during the three months ended March 31, 2004, compared to 77% during the three months ended March 31, 2003. Other operating expenses increased to $0.7 million in the three months ended March 31, 2004 from $0.3 million in the three months ended March 31, 2003. Other operating expenses primarily include overhead such as allocated costs from Asset Management for office space, professional fees, travel and meals, market data, network and computer and other office expenses.

2003 compared to 2002

Consolidated Results

      Our total revenue increased by 27% to $70.3 million in 2003 from $55.2 million in 2002. This increase was primarily the result of a $5.1 billion net increase in the assets we managed. This increase in the assets we managed led to growth in Asset Management revenue of 40% to $59.1 million in 2003 from $42.2 million in 2002. Revenue from Investment Banking declined by 14% to $11.3 million in 2003 from $13.1 million in 2002. The reduction in Investment Banking revenue in 2003 compared to 2002 was due to lower average revenue per revenue generating client in 2003 compared to 2002.

      Our operating expenses increased by 25% to $58.5 million in 2003 from $46.6 million in 2002. This increase was primarily a result of higher employee compensation and benefits and greater distribution and service fee expenses, which represented 41% and 37%, respectively, of the total operating expense increase for 2003. Our operating income increased by 37% to $11.9 million in 2003 from $8.6 million in 2002.

      Income taxes declined to $0.1 million in 2003 from $0.6 million in 2002, primarily as a result of accrued income tax refunds on amended tax returns filed or expected to be filed for prior period state and local income taxes. These returns will be filed utilizing more advantageous apportionment rules allowed under New York State and New York City tax regulations. Net income increased by 43% to $12.1 million in 2003 from $8.4 million in 2002.

      Following this offering, we expect that we will incur additional annual expenses of approximately $3 million as a result of becoming a public company, for, among other things, director and officer insurance, director fees, Securities and Exchange Commission reporting, transfer agent fees, professional fees and similar expenses. Prior to the closing of this offering, we will revoke our status as an S corporation and will be taxed as a C corporation, which we expect will result in additional income taxes payable by us. If we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%, we would have paid $5 million in additional income taxes for the year ended December 31, 2003.

Asset Management

      Revenue. Asset Management revenue increased 40% to $59.1 million in 2003 from $42.2 million in 2002. Investment advisory and administration fees increased 34% to $51.6 million in 2003, compared to $38.4 million in 2002.

      In 2003, total revenue from closed-end mutual funds was $18.6 million, compared to $7.8 million in 2002. In 2003, we launched Cohen & Steers REIT and Preferred Income Fund, a closed-end mutual fund. The increase in the assets we managed that resulted from this fund's offerings resulted in revenue increases of $5.8 million, which represented 54% of the $10.7 million increase in total closed-end mutual fund revenue in 2003. The assets we managed increased by $162 million as a result of additional preferred share offerings for three closed-end mutual funds, Cohen & Steers Advantage Income Realty Fund, Cohen & Steers Quality Income Realty Fund and Cohen & Steers Premium Income Realty Fund. These three funds collectively generated an additional $4.8 million in closed-end mutual fund revenue in 2003, compared to the revenue generated by these funds in 2002.

      Net subscriptions into Cohen & Steers Equity Income Fund were $497.2 million during 2003. These net subscriptions, together with market appreciation, accounted for the 91% growth in distribution and service fees. Distribution and service fee revenue totaled $5.9 million for 2003, compared to $3.1 million in 2002. As a result of the increases in assets we manage in the Cohen & Steers Equity Income Fund, distribution fee revenue increased 96% to $4.3 million in 2003, from $2.2 million in 2002. In addition, shareholder service fee revenue increased 79% to $1.6 million in 2003 from $0.9 million in 2002.

      Expenses. Asset Management operating expenses increased 34% to $50.5 million in 2003 from $37.6 million in 2002, partially from an increase in employee compensation and benefits expense and partially from increases in distribution and service fee expense, general and administrative expense and amortization of deferred commissions. Employee compensation and benefits expense increased by 24% to $30.8 million in 2003 from $24.9 million in 2002. This was a result of increased salaries, greater employee incentive compensation and additional hiring as a result of growth and business expansion. Employee incentive compensation increased by $3.5 million, representing 60% of the total employee compensation and benefits increase. The increase in incentive compensation for Asset Management was attributable to performance, growth and business expansion.

      Substantial growth in net inflows into new and existing open-end and closed-end mutual funds was the primary contributor to the 94% increase of distribution and service fee expenses to $9.2 million in 2003 from $4.7 million in 2002 and the 81% increase in amortization of deferred commissions to $3.1 million in 2003 from $1.7 million in 2002. The growth in net inflows from new closed-end mutual funds and additional preferred share offerings for existing closed-end mutual funds contributed to the 266% increase in distribution expenses for closed-end mutual funds to $3.2 million in 2003 from $0.9 million in 2002. The growth in net inflows into the open-end funds contributed to the 11% increase in distribution expenses for open-end funds to $2.6 million in 2003 from $2.3 million in 2002. These increases in open-end fund net inflows also accounted for the significant increases in distribution fee, shareholder service fee and other distribution expenses for the open-end funds which increased by 121% to $3.4 million in 2003 from $1.6 million in 2002.

      Expenses incurred to operate and maintain our two fractional aircraft interests for the years ended December 31, 2003 and 2002 were $0.8 million and $0.7 million, respectively, which comprised 1% and 2% of the total operating expenses for those periods, respectively.

Investment Banking

      Revenue. Investment Banking revenue declined 14% to $11.3 million in 2003 from $13.1 million in 2002 primarily as a result of lower average revenue per revenue generating client. Average revenue per revenue generating client decreased 15% to $1.1 million in 2003 from $1.3 million in 2002. Investment Banking generated revenue from ten clients in 2003 and ten clients in 2002. Of the ten clients in 2003, five were new clients in 2003. For 2003, four of our clients represented 97% of revenue. For 2002, two clients represented 71% of revenue.

      Expenses. Investment Banking operating expenses declined 11% to $8.0 million in 2003 from $9.0 million in 2002. The decrease in total expenses is due to a decrease of $1.0 million in employee compensation and benefits expense relating primarily to a reduction in year-end incentive bonuses paid to our senior investment banking professionals, reflecting lower profitability of the business segment in 2003. Employee compensation and benefits for Investment Banking constituted 56% of revenue during 2003, compared to 57% in 2002. Other operating expenses remained constant at $1.6 million in 2003 and 2002. Other operating expenses primarily include overhead such as allocated costs from Asset Management for office space, professional fees, travel and meals, market data, network and computer and other office expenses.

2002 compared to 2001

Consolidated Results

      Our total revenue increased 57% to $55.2 million in 2002 from $35.3 million in 2001. Asset Management accounted for 49% of the increase, with revenue growing to $42.2 million in 2002 from $32.4 million in 2001. This increase was primarily the result of growth in the assets we managed of $926 million. Investment Banking, revenue increased to $13.1 million in 2002 from $2.9 million in 2001, accounting for the remaining 51% increase in total revenue. Much of the growth in revenue in Investment Banking during 2002 related to success fees generated for transactions involving two restructuring and recapitalization engagements which we commenced in January 2001.

      Our operating expenses increased 64% to $46.6 million in 2002 from $28.5 million in 2001. This increase in expenses was primarily due to an increase in employee compensation and benefits, which represented 86% of the total operating expense increase, and increased amortization of deferred commissions for Cohen & Steers Equity Income Fund, which represented 6% of the increase. Total compensation increased as a result of general business expansion in Asset Management and increased incentive bonuses in Investment Banking. Additionally, in August 2001, we began internally financing commissions for the Class B shares of Cohen & Steers Equity Income Fund. This resulted in an increase in amortization of deferred commissions to $1.7 million in 2002 from $0.5 million in 2001. Our operating income increased by 27% to $8.6 million in 2002 from $6.8 million in 2001.

      Income taxes remained relatively constant at $0.6 million in 2002 and $0.7 million in 2001. Net income increased by 28% to $8.4 million in 2002 from $6.6 million in 2001.

Asset Management

      Revenue. Asset Management revenue increased 30% to $42.2 million in 2002 from $32.4 million in 2001. Investment advisory and administration fees increased 25% to $38.4 million in 2002 from $30.8 million in 2001.

      In 2001, we launched a closed-end mutual fund, Cohen & Steers Advantage Income Realty Fund, which raised $478 million in 2001 and an additional $50 million in auction market preferred shares in 2002. The increase in assets we managed from this fund's offerings resulted in revenue increases of $1 million in 2002. This represented 17% of the $5.8 million increase in total closed-end mutual fund revenue in 2002.

      During 2002, we launched Cohen & Steers Quality Income Realty Fund and Cohen & Steers Premium Income Realty Fund, which raised $1.0 billion and $513.7 million in common and auction market preferred shares, respectively. The additional assets raised during 2002 from these funds resulted in an additional $4.7 million in revenue, or 81% of the $5.8 million increase in total closed-end mutual fund revenue for 2002.

      In addition, net subscriptions into Cohen & Steers Equity Income Fund were $262.8 million during 2002. These net subscriptions were primarily responsible for the increase in distribution and service fee revenue which increased to $3.1 million in 2002 from $1.1 million in 2001. As a result of the increases in assets we managed in the Cohen & Steers Equity Income Fund, distribution fee revenue increased 194% to $2.2 million in 2002 from $0.7 million in 2001. In addition, shareholder service fee revenue increased 140% to $0.9 million in 2002 from $0.4 million in 2001.

      Expenses. Asset Management operating expenses increased 59% to $37.6 million in 2002 from $23.6 million in 2001, primarily due to an increase in the segment's employee compensation and benefits expenses. Higher salaries and incentive compensation, as well as an increase in employees due to business expansion, resulted in an 84% increase in total employee compensation and benefits expense, which totaled $24.9 million for 2002 compared to $13.6 million in 2001. The $7.8 million increase in bonuses for our co-chief executive officers to $10.0 million in 2002 from $2.2 million in 2001 accounted for 68% of the increase in total employee compensation and benefits in 2002. In addition, employee incentive compensation increased by $1.6 million in 2002, representing 14% of the total employee compensation and benefits increase.

      Distribution and service fee expenses increased by 17% to $4.7 million in 2002 from $4.1 million in 2001 primarily as a result of increases in distribution fee, shareholder service fee and other distribution expenses for open-end funds which increased by 78% from $1.6 million in 2002 from $0.9 million in 2001. Distribution expenses for closed-end funds decreased by 13% to $0.9 million in 2002 from $1.0 million in 2001. This decrease resulted from a one-time distribution fee paid during 2001 for one closed-end fund compared to ongoing distribution fees paid for two new closed-end funds during 2002. Distribution expenses for open-end funds remained relatively flat during 2001 and 2002.

      In August 2001, we began internally financing the commissions of the Class B shares of Cohen & Steers Equity Income Fund. This, as well as increased net subscriptions into this fund, resulted in a 219% increase in amortization of deferred commissions to $1.7 million in 2002 from $0.5 million in 2001.

      Expenses incurred to operate and maintain the two aircraft for the years ended December 31, 2002 and 2001 were $0.7 million and $0.2 million, respectively, which comprised 2% and 1% of the total operating expenses for those periods, respectively.

Investment Banking

      Revenue. Investment Banking revenue increased by 358% to $13.1 million in 2002 from $2.9 million in 2001 primarily as a result of increased transaction volume and average revenue per revenue generating client from both new and existing clients. Average revenue per revenue generating client increased to $1.3 million in 2002 from $0.3 million in 2001. A majority of the increase in revenue related to success fees generated for transactions consummated in 2002 involving two restructuring and recapitalization engagements entered into in early 2001. Investment Banking generated revenue from ten clients in 2002, compared to nine clients in 2001. Of the ten clients in 2002, five were new clients in 2002. For 2002, two of our clients represented 71% of revenue. For 2001, three clients represented 73% of revenue.

      Expenses. Investment Banking operating expenses increased 83% to $9.0 million in 2002 from $4.9 million in 2001. The increase in operating expenses is primarily due to an increase of $4.3 million in employee compensation and benefits expense relating primarily to year-end incentive bonuses reflecting the increased profitability of the business segment in 2002 compared to 2001. As a result of the loss incurred by the business segment in 2001, no incentive bonuses were paid to our senior investment banking professionals in 2001. Employee compensation and benefits for Investment Banking constituted 56% of revenue during 2002, compared to 110% during 2001. Other operating expenses remained relatively constant at $1.6 million for 2002 and $1.7 million for 2001.

Liquidity and Capital Resources

      Our principal uses of cash have historically been to pay salaries and bonuses to our employees and other operating expenses, including fees and sales commissions associated with the distribution of mutual funds. We have also historically made cash distributions to our stockholders. Our cash and liquidity requirements for these and our other uses of cash have primarily been met through cash generated by operations and we expect that this will continue to be the case following the offering. Cash, cash equivalents and current accounts receivable from mutual funds remained relatively constant at 36%, 37% and 38% of our total assets as of December 31, 2002 and 2003 and as of March 31, 2004, respectively.

      The following table summarizes key statement of financial condition data relating to our liquidity and capital resources as of December 31, 2002 and 2003 and March 31, 2004, and cash flow data for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004:

Summary Statement of Financial Condition Data

	December 31,
	2002	2003	March 31, 2004
	($ in thousands)
Cash and cash equivalents	$6,090	$7,526	$8,574
Accounts receivable—Company-sponsored mutual funds	2,713	5,179	6,637
Deferred commissions, net	3,954	6,523	6,772
Current portion of long-term debt	141	120	116
Current portion of obligations under capital leases	12	16	16
Bank line of credit	3,020	4,713	4,584
Long-term debt	1,774	1,661	1,632
Obligations under capital leases	4	27	23

Summary Cash Flow Data

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Operating cash flows	$5,759	$7,146	$10,721	$5,367	$13,112
Investing cash flows	(2,303)	(1,432)	(1,589)	(141)	(398)
Financing cash flows	(5,443)	(2,374)	(7,696)	(1,530)	(11,666)

Operating Cash Flows

      Net cash provided by operating activities increased 142% to $13.1 million in the three months ended March 31, 2004 from $5.4 million in the three months ended March 31, 2003 as a result of increased revenue. Net cash provided by operating activities increased 50% to $10.7 million in 2003 from $7.1 million in 2002 primarily because of additional Asset Management revenue from higher levels of assets we managed despite decreases in Investment Banking revenue. Net cash provided by operating activities increased 24% to $7.1 million in 2002 from $5.8 million in 2001 due to higher levels of assets we managed and increased Investment Banking revenue.

      Deferred sales commission paid to broker-dealers for the distribution of Cohen & Steers Equity Income Fund's Class B and Class C shares increased by 122% to $1.3 million in the three months ended March 31, 2004 from $0.6 million in the three months ended March 31, 2003 due to an overall increase in net subscriptions into Class B and Class C shares of the fund. Deferred sales commissions increased by 37% to $5.6 million in 2003 from $4.1 million in 2002 due to an increase in net subscriptions into the Class B and Class C shares of the fund. Deferred sales commissions increased by 95% to $4.1 million in 2002 from $2.1 million in 2001 as we began internally financing the Class B share deferred sales commissions in August 2001. The payment of deferred sales commissions will likely continue to increase if sales of Class B and Class C shares continue to increase. The amortization of deferred sales commissions will be similarly affected.

      Employee compensation and benefits, general and administrative expenses and distribution and service fee expenses are significant uses of cash and will increase as we continue to expand our product offerings and the assets we manage. We intend to reduce our co-chief executive officers' compensation as a result of the conversion from an S corporation to a C corporation. We also expect that following this offering we will incur additional annual expenses of approximately $3 million as a result of becoming a public company for, among other things, director and officer insurance, director fees, Securities and Exchange Commission reporting, transfer agent fees, professional fees and similar expenses.

Investing Cash Flows

      Investing activities consist primarily of the purchases of property and equipment and purchases of investments in our sponsored mutual funds. Cash used in such investing activities in the three months ended March 31, 2004 was $0.4 million, compared to $0.1 million in the three months ended March 31, 2003. Cash used in such investing activities was $1.6 million in 2003, compared to $1.4 million in 2002 and $2.3 million in 2001.

      Purchases of property and equipment other than aircraft increased 268% to $1.1 million in 2003 from $0.3 million in 2002, primarily due to the purchases of computer equipment totaling $0.4 million. This equipment will be utilized for our backup facility and disaster recovery plan. In 2001, purchases of other property and equipment other than aircraft totaled $0.5 million. In 2001, we purchased a 6.25% fractional ownership interest in an aircraft for $1.4 million. In 2002, we purchased a 6.25% fractional interest in a second aircraft for $0.6 million. The two aircraft are included in property and equipment. The aircraft interests were purchased to reduce overall travel time and to increase the efficiency of business trips by our principals and other executives. We believe these benefits outweigh the expenses incurred to operate and maintain the aircraft.

      Purchases of investments in mutual funds for which we are the investment advisor totaled $0.3 million in the three months ended March 31, 2004, compared to $0.1 million in the three months ended March 31, 2003. In the three months ended March 31, 2004, we provided the initial seed investment for one mutual fund in the total amount of $0.2 million, compared to no such seed investments in the three months ended March 31, 2003. Purchases of investments in mutual funds totaled $0.5 million in 2003, $0.5 million in 2002 and $0.4 million in 2001. In each of 2002 and 2003, we provided the initial seed investments for two mutual funds, compared to one such seed investment in 2001. The amounts seeded in 2002 and 2003 totaled approximately $0.2 million in each year, compared to $0.1 million in 2001. We anticipate investing in future mutual funds and the investments may increasingly become more of a significant use of cash.

Financing Cash Flows

      Net cash used in financing activities increased 663% to $11.7 million in the three months ended March 31, 2004 from $1.5 million in the three months ended March 31, 2003. Net cash used in financing activities increased 224% to $7.7 million in 2003 from $2.4 million in 2002, which was a 56% decrease from cash used in financing activities of $5.4 million in 2001.

      S corporation cash distributions to stockholders, which are included in financing activities, were $11.5 million in the three months ended March 31, 2004, compared to $1.5 million in the three months ended March 31, 2003. S corporation cash distributions to stockholders were $9.3 million in 2003, $7.3 million in 2002 and $8.6 million in 2001. In connection with the revocation of our S corporation tax status, we expect to make one or more distributions to our current stockholders representing payment of undistributed S corporation accumulated earnings for tax purposes at and through the date of revocation. The aggregate distribution would have been approximately $14 million if the revocation date had been March 31, 2004, and we estimate that the aggregate amount of the distributions will be approximately $24 million. The actual amount of the aggregate distribution will depend on the amount of our earnings through the revocation date. See “Reorganization and S Corporation Status—S Corporation Status.” Following the offering we intend to pay quarterly cash dividends to holders of our common stock. See “Dividend Policy.”

      In March 2002, we entered into a $5.0 million credit agreement with State Street Bank. This line of credit is used exclusively for internally financing the deferred sales commissions of the Class B shares of Cohen & Steers Equity Income Fund. At March 31, 2004, $4.6 million was outstanding on this line of credit compared to $4.7 million at December 31, 2003 and $3.0 million at December 31, 2002. This line of credit bears interest at the federal funds rate (1.25%, 0.96% and 1.01% at December 31, 2002, 2003 and March 31, 2004, respectively) plus 1% per annum and requires the payment of an annual commitment fee of approximately $12,000. The line of credit is collateralized by distribution fees and contingent deferred sales charge revenue associated with the Class B shares of Cohen & Steers Equity Income Fund and certain of our assets. In December 2003, State Street increased the line of credit to $7.0 million. We plan to repay amounts outstanding under, and terminate, this line of credit prior to the offering and to enter into a new credit agreement that we may use for general corporate purposes.

      In September 2001, we financed the purchase of a 6.25% fractional ownership interest in an aircraft by obtaining a loan in the amount of $1.4 million. The loan is secured by the interest in the aircraft. The loan is payable in 60 fixed monthly installments of approximately $12,800, including principal and interest (adjusted monthly) at the one month LIBOR rate (1.38%, 1.12% and 1.09% at December 31, 2002, and 2003, and March 31, 2004, respectively) plus 2.50% per annum, with the remaining balance payable upon the maturity date, November 4, 2006. In May 2002, we financed the purchase of a 6.25% fractional ownership interest in a second aircraft by obtaining a loan in the amount of $0.6 million. The loan is secured by the interest in the second aircraft. The loan is payable in 60 fixed monthly installments of approximately $3,200 in principal, plus interest (adjusted monthly) at the one month LIBOR rate plus 2.98% per annum, with the remaining balance payable upon the maturity date, May 1, 2007.

      During 2002 and 2001, our principals, as the stockholders of Cohen & Steers Securities, Inc. made capital contributions to that company of $2.0 million and $1.7 million, respectively. On July 1, 2002, Cohen & Steers Securities, Inc. was succeeded by Cohen & Steers Securities, LLC, a wholly owned subsidiary of Cohen & Steers Capital Management, Inc. No additional capital contributions subsequent to that date have been made.

      During 2002, Investment Banking repaid, in full, subordinated loans owed to each of its three senior investment banking professionals. The total principal amount repaid was $0.5 million, plus accrued interest. These loans bore interest at an annual rate of 8%. These loans were originated in 1999 at the inception of the Investment Banking business, and were used for start up costs and general corporate and regulatory capital requirements.

      Prior to the closing of this offering, we will revoke our status as an S corporation and will be taxed as a C corporation, which we expect will result in additional income taxes payable by us. If we had revoked our S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%, we would have paid $5.0 million and $3.5 million in additional income taxes for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively.

Contractual Obligations

      We have contractual obligations to make future payments in connection with our non-cancelable operating lease agreements for office space, long-term debt on aircraft, bank line of credit and capital leases for office equipment. The following summarizes our contractual obligations as of December 31, 2003:

Contractual Obligations

	2004	2005	2006	2007	2008 and after	Total
	($ in thousands)
Operating leases	$1,008	$1,157	$1,163	$1,163	$—	$4,491
Long-term debt	120	118	1,104	439	—	1,781
Bank line of credit(1)	785	1,571	1,571	786	—	4,713
Capital lease obligations, net	17	13	13	1	—	44

Total Contractual Obligations	$1,930	$2,859	$3,851	$2,388	$—	$11,029

(1)	In May 2004, the conversion date on our $7 million line of credit with State Street Bank was extended until May 18, 2005 at which time it will convert into a three year term loan. We intend to repay the debt and terminate the line of credit prior to the completion of the offering.

Off-Balance Sheet Arrangements

      We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our consolidated financial statements.

Market Risk

      We had a total of approximately $6.5 million and $7.4 million invested in sponsored equity funds as of December 31, 2003 and March 31, 2004, respectively. In addition, a significant majority of our revenue—approximately 73% and 72% for the year ended December 31, 2003 and the three months ended March 31, 2004—is derived from investment advisory agreements with our clients. Under these agreements, the investment advisory and administration fee we receive is typically based on the market value of the assets we manage. Accordingly, a decline in the prices of securities generally, and real estate securities in particular, may cause our revenue and income to decline by:

•	causing the value of the assets we manage to decrease, which would result in lower investment advisory and administration fees; or

•	causing our clients to withdraw funds in favor of investments that they perceive as offering greater opportunity or lower risk, which would also result in lower investment advisory and administration fees.

      In addition, market conditions may preclude us from increasing the assets we manage in closed-end mutual funds. A significant portion of our recent growth in the assets we manage has resulted from public offerings of the shares of closed-end mutual funds. The market conditions for these offerings may not be as favorable in the future, which could adversely impact our ability to grow the assets we manage and realize higher fee revenue associated with such growth.

      The returns for REIT common stocks have demonstrated little correlation with interest rates over longer periods of time. However, an increase in interest rates could have a negative impact on the valuation of REITs and other securities in our clients' portfolios, which could reduce our revenue. In addition, an increase in interest rates could negatively impact our ability to increase open-end mutual fund assets and to offer new mutual funds.

      Due to the nature of our business and our limited investments in short-term cash vehicles, we believe that we do not face any material interest rate risk, credit risk or foreign currency exchange rate risk.

Regulatory Compliance

      Asset Management is subject to extensive government regulation. See “Business-Regulation.” We will, to the extent necessary, incur additional annual expenses to comply with the rules and regulatory requirements recently adopted by the Securities and Exchange Commission under the Investment Company Act of 1940 and the Investment Advisers Act of 1940. These requirements require us, among other things, to:

•	adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws;

•	review those policies and procedures annually for their adequacy and the effectiveness of their implementation; and

•	designate a chief compliance officer to be responsible for administering the policies and procedures.

      Recently adopted Securities and Exchange Commission rules also will require mutual funds to:

•	adopt “fair value” pricing procedures to address time zone arbitrage and to explain both the circumstances under which they will use fair value pricing and the effects of using fair value pricing, all of which is intended to clearly reflect that investment companies are required to use fair value pricing any time that market quotations for portfolio securities are not readily available or are unreliable;

•	adopt selective disclosure procedures to protect mutual fund portfolio information, which are intended to provide greater transparency of investment company practices with respect to the disclosure of portfolio holdings and to reinforce investment companies' obligations to prevent the misuse of material, non-public information;

•	require mutual funds to provide disclosure in their reports to shareholders regarding the material factors and the conclusions with respect to those factors that formed the basis for the board of director's approval of investment advisory contracts. This disclosure must include factors relating to both the board's selection of the investment advisor, and its approval of the advisory fee and any other amounts to be paid under the investment advisory contract. In addition, the fund will be required to disclose whether the board of directors relied upon comparisons of the services to be rendered and the amounts to be paid under the contract with those under other investment advisory contracts, such as contracts of the same and other investment advisors with other registered investment companies or other types of clients;

•	adopt enhanced disclosure regarding discounts on sales loads, pursuant to which an open-end mutual fund will be required to describe in its prospectus arrangements that result in discounts in sales loads and a summary of shareholder eligibility requirements; and

•	adopt procedures to ensure compliance with a mutual fund's disclosed market timing policy, which are intended to enable investors to assess the risks, policies and procedures of the investment company in this area and determine whether they are in line with their expectations.

      We are working with counsel to the mutual funds for which we are the investment advisor as well as with counsel to the independent directors of such funds to ensure that we will be in compliance with all new regulatory requirements no later than the effective compliance date mandated by the Securities and Exchange Commission. We have not yet experienced, and do not foresee, any near term material effects on our operating results due to the implementation of these regulatory initiatives.

      The Securities and Exchange Commission has proposed regulations that could revise or eliminate the ability of asset managers to use “soft dollars.” If the use of “soft dollars” was eliminated in 2003, our operating expenses would have increased by $1.3 million. We would expect a similar increase in operating expenses for future periods if the use of “soft dollars” was eliminated.

Critical Accounting Policies and Estimates

      The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

      Accounting policies are an integral part of our consolidated financial statements. A thorough understanding of these accounting policies is therefore essential when reviewing our reported results of operations and our financial position. Our management considers the following accounting policies critical to an informed review of our consolidated financial statements. For a summary of these and additional accounting policies, see Note 2 of the notes to the audited consolidated financial statements.

Amortization, Deferred Commissions

      We capitalize and amortize sales commissions paid to broker-dealers in connection with the sale of Class B and Class C shares of Cohen & Steers Equity Income Fund and Cohen & Steers Utility Fund over the period during which the shareholders of these funds are subject to contingent deferred sales charges, none of which exceeds six years. We record in revenue distribution plan payments received from these funds as earned. We record additional amortization expense on Class B and Class C shares at a rate commensurate with the redemption rate of these funds for each class.

      Should we lose our ability to recover such sales commissions through distribution plan payments and contingent deferred sales charges, the value of these assets would decline, as would future cash flows. We periodically review the amortization period for deferred sales commission assets and determine whether any adjustments to the useful lives of the assets are required if events or circumstances should cause the carrying amount of the deferred sales commission assets to not be recoverable over their amortization period.

Investment Advisory and Administration Fees

      We earn revenue from asset management services provided to sponsored open-end and closed-end mutual funds and to institutional separate accounts. This revenue is based on the net assets of each client's portfolio and is earned pursuant to the terms of the underlying contract and is charged in arrears on a monthly or quarterly basis. We also earn revenue from administration fees paid by certain sponsored open-end and closed-end mutual funds, based on the average daily net assets of such funds. We recognize this revenue at various intervals throughout the year as we earn such fees.

      We invoice our institutional separate accounts based on the actual assets we manage. Typically, these invoices are not prepared until we reconcile such assets to our internal records. Prospectively, as a public company, we intend to estimate investment advisory fees for our institutional separate accounts prior to this reconciliation process in order to enable us to prepare our financial statements more quickly on a timetable appropriate for a public company. We will prepare our estimates based on our internal records of our institutional separate accounts, which we currently maintain on a daily basis. We intend to set up accounts receivable based on these estimates, and reconcile, in a timely manner, when we finalize the institutional separate account assets we manage and invoices. There could be a significant adjustment in revenue if our estimates differ in a material manner from actual invoiced amounts.

Recently Issued Accounting Pronouncements

      Effective January 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). This interpretation clarifies the requirements of Statements of Financial Accounting Standards No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that, upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The adoption of FIN 45 did not have a material effect on our consolidated financial statements.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities (“FIN 46”), which establishes guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns. An entity that consolidates a variable interest entity is called the primary beneficiary of that entity. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires various disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest.

      In December 2003, the FASB further revised FIN 46 through FIN No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R changes the effective date of FIN 46 for certain entities and makes other significant changes to FIN 46 based on implementation issues that arose during 2003. Application of FIN 46R is required for periods ending after December 15, 2003 for all interests in special purpose entities and for periods ending after March 15, 2004 for interests in other entities. The adoption of FIN 46R did not have a material effect on our consolidated financial statements.

BUSINESS

Overview

      We currently manage twelve mutual funds and, based on fund assets, we are the nation's largest manager of real estate mutual funds. However, we are considered to be a small-sized investment advisory firm within the broader asset management industry. We have historically specialized in managing portfolios of real estate securities, and such securities represented 92% of the assets we managed as of December 31, 2003 and 81% of the assets we managed as of July 31, 2004. Since 2003 we have diversified our business, and we currently focus on managing portfolios of the following types of securities:

•	common and preferred stocks of real estate investment trusts;

•	corporate preferred stocks, which we began to manage in 2003; and

•	common and preferred stocks of utilities, which we began to manage in 2004.

As a complement to our asset management business, we also provide investment banking services to companies in real estate and real estate intensive businesses.

      We operate in two distinct business segments:

•	Asset Management. Asset Management primarily derives revenue from investment advisory, administration, distribution and service fees received from mutual funds and investment advisory fees received from institutional separate accounts. These fees are based on contractually specified percentages of the assets of each client's portfolio. Asset Management's revenue fluctuates with changes in the total value of the portfolios and is recognized over the period that the assets are managed.

•	Investment Banking. Investment Banking derives revenue primarily from advising our clients on mergers, acquisitions, corporate restructurings, recapitalizations and similar corporate finance transactions and placing securities as agent for our clients. These fees are generally earned upon the consummation of the transaction pursuant to the terms of individual agreements.

      Our principals founded Cohen & Steers as an investment advisor in 1986. While we continue to depend on the efforts of our principals, we have built a deep and experienced team of professionals who are also vitally important to our success.

      The assets we managed have increased at a compound annual rate of growth of 35%, to $15.1 billion at July 31, 2004 from $3.8 billion at December 31, 1999. Net income for Asset Management and Investment Banking for the year ended December 31, 2003 was $8.8 million and $3.2 million, respectively. For the three months ended March 31, 2004, net income for Asset Management and Investment Banking was $8.0 million and $1.4 million, respectively. The number of mutual funds for which we are the investment advisor has increased to twelve mutual funds in 2004 from five mutual funds in 1999.

      The following table provides a breakdown of our consolidated and segment revenue, operating expenses and net income for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Summary Income Statement Data

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Revenue
Asset Management	$32,441	$42,169	$59,062	$10,765	$22,846
Investment Banking	2,853	13,077	11,279	978	4,463

Consolidated Revenue	$35,294	$55,246	$70,341	$11,743	$27,309

Operating Expenses
Asset Management	$23,598	$37,633	$50,510	$10,843	$14,278
Investment Banking	4,891	8,964	7,959	1,100	2,992

Consolidated Operating Expenses	$28,489	$46,597	$58,469	$11,943	$17,270

Net Income (Loss)
Asset Management	$8,374	$4,656	$8,847	$(115)	$7,955
Investment Banking	(1,770)	3,780	3,204	—	1,376

Consolidated Net Income (Loss)	$6,604	$8,436	$12,051	$(115)	$9,331

Asset Management

      Asset Management is fully integrated and organized into the following areas: investment research (portfolio management, research and trading), marketing and client servicing, account administration and legal/compliance. As of July 31, 2004, we managed $15.1 billion in assets—$7.7 billion in seven closed-end mutual funds, $4.1 billion in five open-end mutual funds and $3.3 billion in 40 institutional separate account portfolios for institutional investors. In addition, as of July 31, 2004, we provided portfolio consulting services for more than $1.4 billion in assets, which we do not include in the assets we manage. Asset Management primarily derives revenue from investment advisory, administration, distribution and service fees received from mutual funds and investment advisory fees received from institutional separate accounts. These fees are based on contractually specified percentages of the net asset value of each client's portfolio. Asset Management had net income of $8.4 million in 2001, $4.7 million in 2002 and $8.8 million in 2003.

      Throughout our history we have been innovators in developing income oriented equity portfolios and investment vehicles. For example:

•	Our principals, while employed at another firm, organized and managed the first open-end real estate mutual fund in 1985.

•	We launched the first closed-end real estate mutual fund in 1988 and the first leveraged, closed-end real estate mutual fund in 2001.

•	We were the first firm to offer multiple REIT investment strategies and in 1996 we began managing REIT preferred stock portfolios.

•	We have been a leader in offering mutual funds that combine complementary types of securities such as REITs with corporate preferred stocks or REITs with utility common stocks.

•	We have developed and maintain the Cohen & Steers Realty Majors Index, which is the basis for the iShares Cohen & Steers Realty Majors Index Fund, the largest exchange traded real estate index fund. An index fund is a type of mutual fund whose investment objective is to achieve the same return as a particular market index.

•	We have developed a strategy for leveraged, closed-end mutual funds to reduce their interest rate risk that has become a model for the industry.

      While we have maintained our position as the nation's largest manager of real estate mutual funds, we have also diversified our asset management capabilities. In 2003, we built a capability in corporate preferred securities by attracting a team of investment professionals that includes a leading preferred securities strategist. As of July 31, 2004, our preferred securities team managed $2.1 billion in real estate and corporate preferred stocks. In addition, we serve as portfolio consultant for several non-proprietary unit investment trusts that have more than $241 million in preferred securities. In December 2003, we hired a portfolio manager from a large, well-regarded investment manager to lead our utility securities team. As of July 31, 2004, we managed $1.6 billion in utility common stocks in two closed-end mutual funds and one open-end mutual fund.

Our Products

      We manage assets in three account types:

•	Closed-end mutual funds

•	Open-end mutual funds

•	Institutional separate accounts

      The following table provides a breakdown of our revenue from investment advisory and administration fees by account type which are each based on contractually specified percentages of the assets of each client's portfolio.

Asset Management Investment Advisory and Administration Fees

	Year Ended December 31,						Three Months Ended March 31,
	2001		2002		2003		2003		2004
	($ in thousands)
Investment advisory and administration fees:
Closed-end mutual funds	$2,009	6.5%	$7,837	20.4%	$18,575	36.0%	$2,741	28.8%	$8,801	44.6%
Open-end mutual funds	18,019	58.5%	20,871	54.3%	24,225	46.9%	4,806	50.5%	8,282	42.0%
Institutional separate accounts	10,794	35.0%	9,707	25.3%	8,808	17.1%	1,973	20.7%	2,646	13.4%

Total	$30,822	100.0%	$38,415	100.0%	$51,608	100.0%	$9,520	100.0%	$19,729	100.0%

      Closed-End Mutual Funds. The seven closed-end mutual funds for which we are the investment advisor are investment companies that have issued a fixed number of shares through public offerings. These shares are listed on the New York Stock Exchange and cannot be redeemed by their shareholders. The trading price of the shares of a closed-end mutual fund is determined by supply and demand in the market place, which means the shares may trade at a premium or discount to the net asset value of the funds.

      The following table provides a breakdown of our revenue from closed-end mutual fund investment advisory and administration fees for the years ended December 31, 2001, 2002 and 2003, and for the three months ended March 31, 2003 and 2004.

Closed-end Mutual Fund Investment Advisory and Administration Fees

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in millions)
Closed-end mutual fund advisory fees	$1.9	$7.5	$17.7	$2.6	$8.3
Closed-end mutual fund administration fees	0.1	0.3	0.9	0.1	0.5

Total closed-end mutual fund investment advisory and administration fees	$2.0	$7.8	$18.6	$2.7	$8.8

      As of July 31, 2004, we provided advisory and administrative services to the following seven closed-end mutual funds, each of which is listed on the New York Stock Exchange:

Fund	New York Stock Exchange Symbol	Assets under management as of July 31, 2004	Year of Inception
		($ in millions)
Cohen & Steers Total Return Realty Fund, Inc.	RFI	$159.2	1993
Cohen & Steers Advantage Income Realty Fund, Inc.	RLF	$720.9	2001
Cohen & Steers Quality Income Realty Fund, Inc.	RQI	$1,059.0	2002
Cohen & Steers Premium Income Realty Fund, Inc.	RPF	$914.7	2002
Cohen & Steers REIT and Preferred Income Fund, Inc.	RNP	$1,929.4	2003
Cohen & Steers REIT and Utility Income Fund, Inc.	RTU	$1,638.3	2004
Cohen & Steers Select Utility Fund, Inc.	UTF	$1,249.4	2004

The closed-end mutual funds adhere to our Total Return and Equity Income with Leverage strategy, other than Cohen & Steers Total Return Realty Fund, which adheres to our Total Return strategy.

      Pursuant to investment advisory agreements:

•	we furnish a continuous investment program for each of the closed-end mutual funds for which we act as investment advisor,

•	we make day-to-day investment decisions for each fund,

•	manage each fund's investments in accordance with such fund's stated policies, and

•	subject to the approval of each fund's board of directors, we provide our executive and other officers to serve as officers of the fund.

      The investment advisory fees for the closed-end mutual funds for which we are the investment advisor vary based on each closed-end mutual fund's investment objective and strategy, fees charged by other comparable mutual funds and prevailing market conditions at the time each closed-end mutual fund initially offered its shares to the public. Each mutual fund's board of directors, including at least a majority of the mutual fund's independent directors, must determine initially and then each year thereafter that the mutual fund's investment advisory fee is reasonable in relation to the services provided by the investment advisor. In addition, we receive a separate fee for providing administrative services to six of the seven closed-end mutual funds for which we are the investment advisor at a rate that is designed to reimburse us for the cost of providing these services.

      For services under the investment advisory agreements, closed-end mutual funds pay us a monthly fee based on a percentage of the assets we manage of each fund. The table below describes each closed-end mutual fund's investment advisory fee that is scheduled to be charged giving effect to the amount of the fee that we have agreed to waive for each year. See “—Fee Waiver and Expense Reimbursement Agreements” below.

Closed-End Fund Investment Advisory Fee Rates
(Actual advisory fee charged or scheduled to be charged as a percentage of managed assets)

Year	Cohen & Steers Advantage Income Realty Fund, Inc. (through 12/31)	Cohen & Steers Quality Income Realty Fund, Inc. (through 12/31)	Cohen & Steers Premium Income Realty Fund, Inc. (through 8/30)	Cohen & Steers REIT and Utility Income Fund, Inc. (through 1/31)	Cohen & Steers Select Utility Fund, Inc. (through 3/31)	Cohen & Steers REIT and Preferred Income Fund, Inc.	Cohen & Steers Total Return Realty Fund, Inc.
2001	0.43%	*	*	*	*	*	0.70%
2002	0.43%	0.53%	0.55%	*	*	*	0.70%
2003	0.43%	0.53%	0.55%	*	*	0.65%	0.70%
2004	0.43%	0.53%	0.55%	0.65%	0.65%	0.65%	0.70%
2005	0.43%	0.53%	0.55%	0.65%	0.65%	0.65%	0.70%
2006	0.50%	0.53%	0.55%	0.65%	0.65%	0.65%	0.70%
2007	0.57%	0.59%	0.55%	0.65%	0.65%	0.65%	0.70%
2008	0.64%	0.65%	0.60%	0.65%	0.65%	0.65%	0.70%
2009	0.71%	0.71%	0.65%	0.65%	0.65%	0.65%	0.70%
2010	0.78%	0.78%	0.70%	0.70%	0.70%	0.65%	0.70%
2011	0.85%	0.83%	0.75%	0.75%	0.75%	0.65%	0.70%
2012	0.85%	0.85%	0.80%	0.80%	0.80%	0.65%	0.70%
2013	0.85%	0.85%	0.80%	0.85%	0.85%	0.65%	0.70%

* Fund not in existence.

      Pursuant to administration agreements between us and each closed-end mutual fund, we:

•	provide office space and equipment for the fund;

•	pay compensation of the fund's officers for services rendered as such;

•	supervise the preparation of periodic filings with the Securities and Exchange Commission and state securities administrators;

•	supervise the preparation of periodic reports to the fund's shareholders with the Securities and Exchange Commission;

•	supervise the daily pricing of the fund's investment portfolio and the publication of the net asset value of the fund's shares, earnings reports and other financial data;

•	provide trading desk facilities for the fund; and

•	supervise compliance by the fund with recordkeeping requirements under the Securities Act and regulations thereunder.

For these services, certain of these funds pay us a monthly administration fee based on a percentage of each fund's average daily managed assets as follows:

Fund	Administration Fees
(as % of average daily managed assets)
Cohen & Steers Total Return Realty Fund, Inc.	0.00%
Cohen & Steers Advantage Income Realty Fund, Inc.	0.02%
Cohen & Steers Quality Income Realty Fund, Inc.	0.02%
Cohen & Steers Premium Income Realty Fund, Inc.	0.02%
Cohen & Steers REIT and Preferred Income Fund, Inc.	0.06% up to $1.0 billion 0.04% $1.0 billion to $1.5 billion 0.02% in excess of $1.5 billion
Cohen & Steers REIT and Utility Income Fund, Inc.	0.06% up to $1.0 billion 0.04% $1.0 billion to $1.5 billion 0.02% in excess of $1.5 billion
Cohen & Steers Select Utility Fund, Inc.	0.06% up to $1.0 billion 0.04% $1.0 billion to $1.5 billion 0.02% in excess of $1.5 billion

      Each of the closed-end mutual funds for which we are the investment advisor has entered into a fund accounting and administration agreement with State Street Bank and Trust Company to provide each fund with certain additional fund administration services for a monthly administration fee computed on the basis of the net assets of that fund. We oversee administrative services that

State Street provides to each fund. For example, in the case of the daily pricing of each fund, State Street calculates each fund's net asset value. Independently, we calculate each fund's net asset value and reconcile with State Street following the close of trading each day on fund pricing. This serves as a control on the fund's daily net asset value calculation. We also oversee State Street in its capacity as administrator and custodian for each fund, as well oversee the services provided by each fund's transfer agent.

      Our investment advisory and administration agreements with the closed-end mutual funds are generally terminable upon 60 or fewer days' notice, and each investment advisory agreement, including the fees payable thereunder, is subject to annual approval by the closed-end mutual fund's board of directors, as well as by a majority of the directors who are not interested persons.

      Each closed-end mutual fund board currently consists of seven directors. Mr. Cohen and Mr. Steers serve as a director of each fund. The other five members of the board are independent directors. The Securities and Exchange Commission has recently approved a new regulation that will require mutual funds to have independent directors chair their boards of directors, as well as requiring the independent directors, who must constitute 75% of the board's directors, to hold quarterly meetings without fund executives. The Investment Company Act of 1940 and Securities and Exchange Commission rules and interpretations require that at least a majority of the independent directors approve certain items, such as the entry into and continuation of investment advisory agreements between the fund and the investment advisor. Pursuant to Securities and Exchange Commission rules, the independent directors of each mutual fund for which we are the investment advisor have sole responsibility for selecting and nominating other independent directors for that mutual fund.

      All of the closed-end mutual funds for which we are the investment advisor, other than Cohen & Steers Total Return Realty Fund, are leveraged. Although Cohen & Steers Total Return Realty Fund has the authority to use leverage, there is no current intention to do so. A closed-end mutual fund is considered leveraged if it borrows money or issues debt or preferred securities to increase its total assets. Leveraged closed-end mutual funds have issued preferred securities in an effort to increase returns for their shareholders by investing the additional capital raised through leverage in securities that produce a higher rate of return than the cost of using leverage. When closed-end mutual funds use leverage, the fees paid to us for investment advisory and administration services are higher than if such funds did not use leverage because the fees paid are calculated based on each such fund's managed assets, which includes the liquidation preference of the preferred securities and the principal amount of any outstanding borrowings used for leverage. Leverage, however, can increase a fund's volatility, as a leveraged fund's net asset value per share will fall at a greater rate when the fund's portfolio securities decline in value. We have not recommended to the Cohen & Steers Total Return Realty Fund's board of directors that this fund add leverage, as this provides investors with the option of selecting a non-leveraged closed-end real estate mutual fund if that is more consistent with the risk profile of certain investors.

      Open-End Mutual Funds. The open-end mutual funds for which we are the investment advisor offer and issue new shares continuously as investors invest new money, and redeem shares when investors withdraw money. The share price for purchases and redemptions of each of the open-end mutual funds is determined by each fund's net asset value, which is calculated at the end of each business day. The net asset value per share is the current value of a fund's assets less liabilities, divided by the fund's total shares outstanding.

      The following table provides a breakdown of our revenue from open-end mutual fund investment advisory and administration fees for the years ended December 31, 2001, 2002 and 2003, and for the three months ended March 31, 2003 and 2004.

Open-End Mutual Fund Fee Revenue

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in millions)
Open-end mutual fund advisory fees	$17.7	$20.5	$23.8	$4.7	$8.1
Open-end mutual fund administration fees	0.3	0.4	0.4	0.1	0.2

Total open-end mutual fund investment advisory and administration fees	$18.0	$20.9	$24.2	$4.8	$8.3

      As of July 31, 2004, we provided advisory and administrative services to the following five open-end mutual funds.

Fund	Primary Objective	Assets as of July 31, 2004 ($ in millions)	Year of Inception
Cohen & Steers Realty Shares, Inc.	Total return	$1,723.9	1991
Cohen & Steers Special Equity Fund, Inc.	Capital appreciation	35.7	1997
Cohen & Steers Equity Income Fund, Inc.	Income	$1,426.5	1997
Cohen & Steers Institutional Realty Shares, Inc.	Total return	$880.1	2000
Cohen & Steers Utility Fund, Inc.	Total return	$5.2	2004

      The annual advisory and administration fees for each of the open-end mutual funds are payable on a monthly basis and are calculated as follows:

Fund	Advisory and Administration Fees
(as % of average daily net assets)
Cohen & Steers Realty Shares, Inc.	0.87% up to $1.5 billion 0.77% in excess of $1.5 billion
Cohen & Steers Institutional Realty Shares, Inc. (1)	0.75%
Cohen & Steers Special Equity Fund, Inc. (2)	0.92%
Cohen & Steers Equity Income Fund, Inc.	0.77% up to $1.5 billion 0.67% in excess of $1.5 billion
Cohen & Steers Utility Fund, Inc. (2)	0.77% up to $1.5 billion 0.67% in excess of $1.5 billion

(1)	We bear all of this fund's ordinary operating expenses.
(2)	We have agreed through December 31, 2004 to waive our fees and/or reimburse the expenses of this fund in order to limit the fund's total expense ratio.

      As with closed-end mutual funds, pursuant to investment advisory agreements:

•	we furnish a continuous investment program for each of the open-end mutual funds for which we are the investment advisor,

•	make day-to-day investment decisions for each fund,

•	manage each fund's investments in accordance with such fund's stated policies, and

•	subject to the approval of each fund's board of directors, we provide our executive and other officers to serve as that fund's officers.

For these services, each of the open-end mutual funds pays us a monthly investment advisory fee based on a percentage of the average daily net asset value of that fund.

      The investment advisory fees for the open-end mutual funds for which we are the investment advisor vary based on each open-end mutual fund's investment objective and strategy, the fees charged by other comparable mutual funds and, in certain cases, the nature of the investors to whom the mutual fund is offered. Each mutual fund's board of directors, including at least a majority of the mutual fund's independent directors, must determine initially and then each year thereafter that the mutual fund's investment advisory fee is reasonable in relation to the services provided by the investment adviser. In addition, we receive a separate fee for providing administrative services to each open-end mutual fund at a rate that is designed to reimburse us for the cost of providing these services.

      Pursuant to administration agreements between us and each open-end mutual fund, we:

•	provide office space and equipment for the fund;

•	pay compensation of the fund's officers for services rendered as such;

•	supervise the preparation of periodic filings with the Securities and Exchange Commission and state securities administrators;

•	supervise the preparation of periodic reports to the fund's shareholders with the Securities and Exchange Commission;

•	supervise the daily pricing of the fund's investment portfolio and the publication of the net asset value of the fund's shares, earnings reports and other financial data;

•	provide trading desk facilities for the fund; and

•	supervise compliance by the fund with recordkeeping requirements under the Securities Act and regulations thereunder.

For these services, each of the open-end mutual funds pays us a monthly administration fee based on a percentage of the fund's average daily net assets. Each of the open-end mutual funds has entered into a fund accounting and administration agreement with a third party to provide each fund with certain additional fund administration services for a monthly administration fee computed on the basis of the net assets of that fund.

      As with the closed-end mutual funds, we oversee administrative services that State Street provides to each open-end mutual fund. For example, in the case of the daily pricing of each fund, State Street calculates each fund's net asset value. Independently, we calculate each fund's net asset value and reconcile with State Street following the close of trading each day on fund pricing. This serves as a control on the fund's daily net asset value calculation. We also oversee State Street in its capacity as administrator and custodian for each fund, as well oversee the services provided by each fund's transfer agent.

      Our investment advisory and administration agreements with the open-end mutual funds are generally terminable upon 60 or fewer days' notice, and each investment advisory agreement, including the fees payable thereunder, is subject to annual approval by the open-end mutual fund's board, as well as by a majority of the directors who are not interested persons.

      Each open-end mutual fund board currently consists of seven directors. Mr. Cohen and Mr. Steers serve as a director of each fund. The other five members of the board are independent directors. The Securities and Exchange Commission has recently approved a new regulation that will require mutual funds to have independent directors chair their boards of directors, as well as requiring the independent directors, who must constitute 75% of the board's directors, to hold quarterly meetings without fund executives. The Investment Company Act of 1940 and Securities and Exchange Commission rules and interpretations require that at least a majority of the independent directors approve certain items, such as the entry into and continuation of investment advisory agreements between the fund and the investment advisor. Pursuant to Securities and Exchange Commission rules, the independent directors of each mutual fund for which we are the investment advisor have sole responsibility for selecting and nominating other independent directors for that mutual fund.

      The investment advisory agreements between us and each mutual fund for which we are the investment advisor are materially similar with one exception. The investment advisory agreement for Cohen & Steers Institutional Realty Shares requires that we pay for the normal operating expenses of that fund from the revenues we receive as that fund's investment advisor. The investment advisory agreements for the other mutual funds do not require that we pay for the normal operating expenses of these mutual funds from the revenues we receive. Instead, these mutual funds pay operating expenses in addition to the investment advisory fees paid to us.

      Institutional Separate Accounts. The institutional separate accounts for which we are the investment advisor are portfolios of securities we manage for institutional clients. In each institutional separate account, unlike with the mutual funds, we manage the assets in a manner tailored to the investment preferences of that individual client and as clearly defined within each client's individual investment advisory agreement. The institutional separate account advisory fee schedules are also subject to wider variation than the mutual funds. Our standard advisory fee schedule for institutional separate account clients investing in real estate securities is based on an annual rate of client assets as follows:

•	Accounts with a Total Return objective:

•	0.75% of the first $50 million of assets;

•	0.50% on the next $50 million of assets;

•	0.25% on the next $150 million of assets; and

•	0.20% on assets over $250 million.

•	Accounts with an Equity Income objective:

•	0.50% of the first $100 million of assets;

•	0.25% on the next $150 million of assets; and

•	0.20% on assets over $250 million.

Investment advisory fees for other types of institutional separate accounts will vary, and investment advisory fees also may vary from these standard schedules. Our investment advisory agreements with the institutional separate account clients are generally terminable upon 60 days' notice.

      As of July 31, 2004, there were 40 institutional separate accounts, which held $3.3 billion in assets on behalf of some of the world's largest pension and endowment funds and insurance companies. Of these institutional separate accounts, 18 institutional separate accounts adhere to our Total Return strategy, 19 institutional separate accounts for which we are the investment advisor adhere to our Equity Income strategy, two institutional separate accounts adhere to our Special Equity strategy and one institutional separate account adheres to our REIT Preferred Stocks strategy. Revenue from the institutional separate accounts was $8.8 million in 2003 and $9.7 million in 2002.

      Sub-advisory and wrap-fee assets are included in the institutional separate account assets. Sub-advisory assets represent accounts for which we have been named as a sub-advisor by the investment advisor to that account. We currently serve as sub-advisor for a portfolio of the American Skandia Trust, as well as certain funds sponsored by Assante Corporation and Daiwa Asset Management. As sub-advisor, we have responsibility for managing the portfolio's investments, while the investment advisor oversees our performance as sub-advisor. Wrap fee assets represent assets received from wrap fee programs. Wrap fee programs bundle a number of investment services together for one fee. The sponsor of the wrap fee program will work with the client in helping the client select one or more firms to manage the client's account. We are currently an investment manager in two wrap fee programs.

      Portfolio Consulting Services. As portfolio consultant, we provide several services in connection with investment products, such as unit investment trusts (UITs), that contain relatively static portfolios of securities. A UIT is a registered investment company that holds a portfolio of securities that generally does not change during the life of the product except that the sponsor of the UIT may sell portfolio securities under certain narrowly defined circumstances. As portfolio consultant to a number of UITs, we construct a portfolio of securities that we believe is well suited to satisfying the investment objective of the UIT. We also provide ongoing supervisory services related to the portfolio. Finally, we also provide a license to certain firms to use our name in connection with their investment products.

      We act as portfolio consultant for a series of UITs offered by Van Kampen and Morgan Stanley. We currently provide consulting services for eight REIT UITs and four preferred stock UITs, which collectively had an aggregate of $504 million in assets as of July 31, 2004. Most of the UITs have two to five year terms.

      In addition, we maintain our proprietary index, Cohen & Steers Realty Majors Index (RMP), listed on the American Stock Exchange, which is the basis for the iShares Cohen & Steers Realty Majors Index Fund (ICF) sponsored by Barclays. With assets of $878 million as of July 31, 2004, this fund is currently the largest sector iShare sponsored by Barclays. We earn a licensing fee based on the fund's assets for the use of our index.

      Our fee schedules for these relationships vary widely based on the type of services we provide for each relationship. Our total revenue from our portfolio consulting services was $0.8 million in 2003 and $0.3 million in 2002.

Agreements to Waive Investment Advisory Fees and Bear Expenses

      We reduce the expenses of eight of the twelve mutual funds for which we are the investment advisor by waiving investment advisory fees (which reduces our revenue by an amount equal to the fees waived) or bearing expenses (which increases our expenses by an amount equal to the expenses borne) otherwise payable by these funds. We have contractually agreed with:

•	five of the seven closed-end mutual funds for which we are the investment advisor to waive up to 49% of our investment advisory fees for 10 years following the commencement of the fund's operations;

•	two of the five open-end mutual funds for which we are the investment advisor to waive our investment advisory fees and/or reimburse the open-end mutual funds so that their expenses do not exceed between 1.15% and 2.15% of their net assets; and

•	a third open-end mutual fund, Cohen & Steers Institutional Realty Shares, Inc., to bear all of this fund's operating expenses.

The following table discloses the aggregate investment advisory fees waived and expenses borne for the years ended December 31, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004.

Investment Advisory Fees Waived/Expenses Borne

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Closed-end mutual fund investment advisory fees waived	$1,078	$4,660	$7,170	$1,542	$2,620
Open-end mutual fund investment advisory fees waived/ expenses borne	856	846	1,040	235	325

	$1,934	$5,506	$8,210	$1,777	$2,945

      When we waive investment advisory fees or bear expenses otherwise payable by a mutual fund, this provides a direct benefit to the mutual fund investors by lowering the expenses associated with investing in the fund and improving the fund's investment performance. These agreements to waive fees and bear expenses reduce our revenue and increase our expenses, and thereby reduce our operating income, by an amount equal to the fees waived or expenses borne. We agree to waive investment advisory fees and bear expenses payable by a mutual fund because we believe this enhances the sales effort for the fund and thereby increases the assets that we manage.

      Although the agreements we have with closed-end mutual funds to waive investment advisory fees otherwise payable by the funds specify that they are to begin to expire in 2006 and continuing through 2012, this would reduce the investment performance of the funds and may not occur. Each of our investment advisory agreements with a mutual fund, including the fees payable under the agreement, is subject, following the initial two year term, to annual approval by the mutual fund's board of directors, including at least a majority of the independent directors.

      The following table provides the actual investment advisory fees waived and expenses borne for each mutual fund for which we are the investment advisor for the years ended December 31, 2001, 2002, and 2003 and for the three months ended March 31, 2003 and 2004.

Investment Advisory Fees Waived/Expenses Borne By Mutual Fund

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Closed-End Mutual Fund Investment Advisory Fees Waived:
Cohen & Steers Advantage Income Realty Fund, Inc.	$1,078	$2,067	$2,470	$532	$771
Cohen & Steers Premium Income Realty Fund, Inc.	—	485	1,877	402	582
Cohen & Steers Quality Income Realty Fund, Inc.	—	2,108	2,823	608	868
Cohen & Steers REIT and Preferred Income Fund, Inc.	—	—	—	—	—
Cohen & Steers REIT and Utility Income Fund, Inc.	—	—	—	—	390
Cohen & Steers Select Utility Fund, Inc.	—	—	—	—	9
Cohen & Steers Total Return Realty Fund, Inc.	—	—	—	—	—

Total	$1,078	$4,660	$7,170	$1,542	$2,620

Open-End Mutual Fund Investment Advisory Fees Waived/Expenses Borne:
Cohen & Steers Special Equity Fund, Inc.	—	$125	$103	$26	$10
Cohen & Steers Institutional Realty Shares, Inc.	856	721	937	209	315
Cohen & Steers Realty Shares, Inc.	—	—	—	—	—
Cohen & Steers Equity Income Fund, Inc.	—	—	—	—	—
Cohen & Steers Utility Fund, Inc.	—	—	—	—	—

Total	$856	$846	$1,040	$235	$325

Assets Managed

      The assets we manage have increased at a compound annual rate of growth of 35%, to $15.1 billion at July 31, 2004 from $3.8 billion at December 31, 1999, although this was a decline from $15.5 billion at March 31, 2004. Of the $11.3 billion increase in the assets we managed from December 31, 1999 to July 31, 2004, 62% was attributable to net flows and 38% was attributable to net appreciation. Much of this growth was in 2003 and the first quarter of 2004. Changes in the assets we manage can come from two sources—market appreciation (or depreciation) and inflows (or outflows). Market appreciation increases the assets we manage because the share prices of the existing securities we are managing increase. Conversely, the assets we manage decrease as security prices decline. We refer to the net effect of market appreciation and depreciation of the assets that we manage over a period as net appreciation (or net depreciation). Closed-end mutual fund offerings and inflows into open-end mutual funds and institutional separate accounts have the effect of increasing the assets we manage as existing or new clients provide us with more money to manage. Conversely, outflows from open-end mutual funds or institutional separate accounts decrease the assets we manage. We refer to the net effect of inflows and outflows on the assets that we manage over a period as net flows.

      Much of this recent growth in the assets we manage can be attributed to our presence in the real estate securities market. REIT securities have experienced strong market appreciation over the past several years and have gained a wider acceptance by individual and institutional investors as an asset class based on their diversification benefits, income characteristics and growth potential. In addition, we have launched six of the seven closed-end mutual funds that we manage since May 2001, including two such funds which started in 2004 with aggregate initial assets of $2.9 billion. We have also added to the assets we manage through net sales of shares of open-end mutual funds, one of which was started in 2000 and one of which was started in 2004. Historical rates of growth in the assets that we manage are not necessarily indicative of future results, however, and the level of growth we have experienced since 2003 may not be sustainable in the future due to changing market conditions.

      The following tables set forth a breakdown of the changes in the total assets we managed since 1999 attributable to net flows and net appreciation and a breakdown of the total assets we managed by account and security type as of the dates shown, and the compound annual growth rates (CAGR) for the assets we managed since December 31, 1999.

Component Changes in Assets Managed

	Year Ended December 31,					Three Months Ended March 31,	Three Months Ended June 30,	One Month Ended July 31,
	1999	2000	2001	2002	2003	2004	2004	2004
	($ in millions)
Beginning assets managed	$3,991.4	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0
Net flows	(260.1)	9.5	647.3	817.7	2,629.4	2,639.1	316.4	7.5
Net appreciation (depreciation)	30.8	986.9	291.7	108.6	2,426.9	1,220.1	(875.7)	101.6

Ending assets managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	$15,539.3	$14,980.0	$15,089.1

Assets Managed

	December 31,					% as of December 31,	March 31,	June 30,	July 31,	% as of July 31,	December 31, 1999 to July 31, 2004
	1999	2000	2001	2002	2003	2003	2004	2004	2004	2004	CAGR
	($ in millions)
Assets Managed by Account Type
Closed-end Mutual Funds	$98.0	$114.2	$600.7	$2,114.3	$4,790.6	41.0%	$7,664.5	$7,670.5	$7,670.9	50.8%	158.9%
Open-end Mutual Funds	1,571.5	2,077.5	2,314.6	2,452.4	3,897.1	33.4%	4,514.0	4,029.3	4,071.5	27.0%	23.1%
Institutional Separate Accounts	2,092.6	2,566.8	2,782.2	2,057.1	2,992.4	25.6%	3,360.8	3,280.2	3,346.7	22.2%	10.8%

Total Assets Managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	100%	$15,539.3	$14,980.0	$15,089.1	100%	35.4%

Assets Managed by Security Type
Real Estate Common Stocks	$3,606.1	$4,536.0	$5,259.4	$5,908.9	$9,892.6	84.7%	$11,605.5	$10,992.7	$11,066.3	73.3%	27.7%
Utility Common Stocks	—	—	—	—	—	—	959.4	1,616.0	1,614.9	10.7%	n/a
Real Estate Preferred Stocks	32.4	55.7	266.6	597.1	836.0	7.1%	996.9	1,112.3	1,179.6	7.8%	119.1%
Corporate Preferred Stocks (1)	—	—	—	—	683.9	5.8%	786.6	866.7	883.0	5.9%	n/a
Fixed Income (2)	2.3	2.5	6.2	13.5	109.1	1.0%	97.4	137.3	136.9	0.9%	143.9%
Cash and Short-Term Investments	121.3	164.3	165.3	104.3	158.5	1.4%	1,093.5	255.0	208.4	1.4%	n/m

Total Assets Managed	$3,762.1	$4,758.5	$5,697.5	$6,623.8	$11,680.1	100%	$15,539.3	$14,980.0	$15,089.1	100%	35.4%

(1)	Corporate preferred stocks include traditional preferred stocks as well as “hybrid-preferred securities.” Hybrid-preferred securities are forms of subordinated debt with many features, such as exchange listing and deferral, that replicate those of traditional preferred stock.
(2)	Includes corporate bonds.

      For the three months ended March 31, 2004, 45% of our investment advisory and administration fees and 39% of Asset Management revenue were from closed-end mutual funds and, as of July 31, 2004, approximately 51% of the assets we manage was in closed-end mutual funds. Unlike open-end mutual funds, closed-end mutual funds are not subject to shareholder redemptions that can result in greater volatility in asset levels. As a result, a large proportion of the assets we manage is relatively stable, providing us with similarly stable revenue under normal market conditions with respect to that part of our current business.

      The stock and bond markets were volatile in the second quarter of 2004 amid concerns that the Federal Reserve would raise interest rates in response to economic data that indicate strong growth in the U.S. economy. In particular, real estate stock prices declined by approximately 5.8% during the second quarter of 2004, including a decline of approximately 14.6% in April 2004 as investors may have viewed real estate securities less favorably in a rising interest rate environment where the returns on less risky investments become relatively more attractive. As a result, the real estate securities that we manage decreased to $12.1 billion as of June 30, 2004 from $12.6 billion as of March 31, 2004 and the total assets that we manage decreased to $15.0 billion as of June 30, 2004 from $15.5 billion as of March 31, 2004. For this reason, and because of the increased volatility in the capital markets which results from a changing interest rate environment, rising interest rates could also negatively affect net flows into open-end mutual funds and institutional separate accounts and our ability to offer new closed-end mutual funds. A decline in the assets we manage will negatively affect our revenue and net income.

Our Investment Process

      Our investment process is based on fundamental portfolio and company research. Our investment committees and portfolio managers formulate investment strategies that take into account the economy, industry fundamentals and valuation for each of our portfolio strategies. A dedicated investment committee oversees the portfolio manager and research team responsible for each of our portfolio strategies. Mr. Cohen, Mr. Steers and Mr. Harvey head our investment committees. Our seven portfolio managers have an average of 17 years experience as portfolio managers or analysts.

      Our research analysts, each of whom is a specialist in certain industry sectors, have an average of eight years of research experience. Each analyst must subject the companies that he or she covers to a rigorous analysis. Our research analysts focus on a company's management, business plan, balance sheet, industry segment and corporate governance. We also require our research analysts to spend a significant amount of time interacting with and visiting company management, as well as talking to competitors, vendors, analysts and other industry participants. Investment performance is a primary determinant of incentive compensation for our investment professionals.

      We have developed valuation models that are unique to each of our portfolio strategies, which have shown to be highly effective in identifying the relative value. We use our valuation models daily to build and manage portfolios with the strict discipline to which we adhere.

      Each of the 12 mutual funds and 40 separate accounts that we manage adheres to one of our five investment strategies:

•	Total Return is a strategy for investing primarily in REITs and/or utilities with the objective of maximizing total return by balancing capital appreciation and current income for the investor. The Total Return strategy includes investments in all major property sectors, such as office, industrial, retail and multi-family residential, while strategically investing in other sectors such as hotel. The Total Return portfolios typically have 30 to 40 holdings.

•	Equity Income is a strategy for investing in REITs and/or utilities with a primary objective of providing above average current income for the investor. The Equity Income strategy includes investments in the major property sectors, strategically investing in other sectors, and may have an allocation of up to 15% in REIT preferred stocks. The Equity Income portfolios typically hold 40 to 50 common stocks and 10 to 20 preferred stocks.

•	Special Equity is a strategy for investing in REITs with a primary objective of maximizing capital appreciation for the investor. The Special Equity strategy includes investments among property sectors, geographic regions and individual companies, and typically has 20 to 25 holdings.

•	Total Return and Equity Income with Leverage is the same as Total Return and Equity Income, but includes capital raised from borrowing money on the issuance of debt or preferred stock.

•	REIT Preferred is a strategy for investing in REIT preferred stocks with the objective of providing high current income. The REIT Preferred strategy focuses on the credit quality and relative value of the securities in which it invests and is well diversified across property sectors.

      Utility Common Stocks. Our utility investment process is based on a bottom-up fundamental analysis of each individual company. Critical to the analysis is an assessment of state and federal regulatory and political trends, which influence the rate making process in the industry. Common stocks are evaluated for their potential to provide secure current dividend income and capital appreciation. We review each company's potential for success in light of general economic industry and regulatory trends, as well as a company's current or forecasted financial condition, business plan, industry and sector market position, dividend payout ratio, quality of management and corporate governance.

      Corporate Preferred Stocks. Our preferred investment process combines a top-down and bottom-up fundamental methodology. We construct an overall investment strategy based on macroeconomic, industry and regulatory trends, but then evaluate an individual company's credit quality, management, profitability, and other company specific factors. Since corporate preferred stock is often issued by large, structurally complex organizations, our analysis places great weight on a stock's standing within the capital and corporate structure.

Our Historical Investment Performance

      The following table presents the average annualized performance, net of all expenses borne by mutual fund shareholders or institutional separate account clients but not fees waived or expenses borne by us, of each of the mutual funds for which we are the investment advisor and of institutional separate accounts in the aggregate for each strategy for which we have at least one continuous year of institutional separate account investment activity for the one, five and ten year periods ended July 31, 2004 and for the period from the inception date to July 31, 2004. The past investment performance of the mutual funds and institutional separate accounts for which we are the investment advisor is no guarantee of future performance, and each of these mutual funds and institutional separate accounts has experienced negative performance over various time periods in the past and may do so again in the future. The past investment performance for certain of these mutual funds would have been lower if we had not waived fees or borne expenses otherwise payable by these mutual funds. The following table also presents the returns of the National Association of Real Estate Investment Trusts (NAREIT) Equity REIT Index, Morgan Stanley REIT Preferred Index, the Dow Jones Wilshire Real Estate Securities Index and the S&P 500 Index over the same periods. We use the NAREIT Equity REIT Index, the Dow Jones Wilshire Real Estate Securities Index and the S&P 500 Index as benchmarks for the mutual funds and institutional separate accounts that adhere to our Total Return, Equity Income, Total Return and Equity Income with Leverage and Special Equity investment strategies, and we use the Morgan Stanley REIT Preferred Index as a benchmark for our REIT Preferred Stocks investment strategy.

Investment Performance Through July 31, 2004

Mutual Fund (Inception Date)	1 Year		5 Years		10 Years	Since Inception(1)
Total Return
Cohen & Steers Realty Shares, Inc. (7/91)	24.77%		15.54%		12.72%	13.79%
Cohen & Steers Total Return Realty Fund, Inc. (6/93)	19.20%		15.34%		12.26%	11.52%
Cohen & Steers Institutional Realty Shares, Inc. (2/00)	24.81%	(2)	—		—	18.49%	(2)
Cohen & Steers Utility Fund, Inc., Class A Shares (4/04)	—		—		—	6.54%	(3)
Equity Income
Cohen & Steers Equity Income Fund, Inc., Class A Shares (7/97)	19.49%		15.38%		—	10.93%
Total Return and Equity Income with Leverage
Cohen & Steers Advantage Income Realty Fund, Inc. (5/01)	26.68%	(4)	—		—	19.41%	(4)
Cohen & Steers Quality Income Realty Fund, Inc. (2/02)	25.54%	(5)	—		—	19.52%	(5)
Cohen & Steers Premium Income Realty Fund, Inc. (8/02)	27.67%	(6)	—		—	26.10%	(6)
Cohen & Steers REIT and Preferred Income Fund, Inc. (6/03)	17.45%		—		—	16.87%
Cohen & Steers REIT and Utility Income Fund, Inc. (1/04)	—		—		—	–2.02%	(7)
Cohen & Steers Select Utility Fund, Inc. (3/04)	—		—		—	1.12%	(8)
Special Equity
Cohen & Steers Special Equity Fund, Inc. (5/97)	29.36%	(9)	18.40%	(9)	—	12.23%	(9)
Institutional Separate Accounts by Strategy (Inception Date)
Total Return Institutional Separate Accounts (1/88)	25.13%		16.25%		13.29%	12.57%
Equity Income Institutional Separate Accounts (7/98)	18.47%		15.67%		—	11.78%
Benchmark
NAREIT Equity REIT Index (10)	21.00%		15.32%		12.16%
Morgan Stanley REIT Preferred Index (11)	7.22%		11.08%		10.29%
Dow Jones Wilshire Real Estate Securities Index (12)	22.85%		15.54%		12.32%
S&P 500 Index (13)	13.17%		–2.24%		11.09%

(1)	Performance information for periods of less than one year represents actual performance and is not annualized.
(2)	We bear all of the expenses of Cohen & Steers Institutional Realty Shares. If we had not borne these expenses, this fund's return would have been lower by approximately 0.13% for the last 12 months and 0.15% on an annualized basis since inception.
(3)	We currently bear expenses for Cohen & Steers Utility Fund. If we had not borne these expenses, this fund's total return would have been lower, although because this fund commenced operations so recently, we cannot estimate by how much lower the return would have been.
(4)	We currently waive a portion of the investment advisory fee for Cohen & Steers Advantage Income Realty Fund. If these fees had not been waived, this fund's total return would have been approximately 0.60% lower on an annualized basis.
(5)	We currently waive a portion of the investment advisory fee for Cohen & Steers Quality Income Realty Fund. If these fees had not been waived, this fund's total return would have been approximately 0.48% lower on an annualized basis.
(6)	We currently waive a portion of the investment advisory fee for Cohen & Steers Premium Income Realty Fund. If these fees had not been waived, this fund's total return would have been approximately 0.38% lower on an annualized basis.
(7)	We currently waive a portion of the investment advisory fee for Cohen & Steers REIT and Utility Income Fund. If these fees had not been waived, this fund's total return would have been approximately 0.10% lower.
(8)	We currently waive a portion of the investment advisory fee for Cohen & Steers Select Utility Fund. If these fees had not been waived, this fund's total return would have been approximately 0.07% lower.
(9)	We currently bear expenses for Cohen & Steers Special Equity Fund. If we had not borne these expenses, this fund's total return would have been lower by approximately 0.49% for the last 12 months, 0.21% on an annualized basis for the last five years and 0.15% on an annualized basis since inception.
(10)	The NAREIT Equity REIT Index is an unmanaged, market-capitalization-weighted index of all publicly traded REITs that invest predominantly in the equity ownership of real estate. The index is designed to reflect the performance of all publicly traded equity REITs as a whole.
(11)	The Morgan Stanley REIT Preferred Index is an unmanaged index that is designed to reflect the performance of all publicly traded REIT preferred stocks as a whole.
(12)	The Dow Jones Wilshire Real Estate Securities Index is an unmanaged index that is a broad measure of publicly traded real estate securities, such as REITs and real estate operating companies.
(13)	The S&P 500 Index is an unmanaged index of common stocks that is frequently used as a general measure of stock market performance.

Our Distribution Network

      Our distribution network encompasses the major channels in the asset management industry, including large brokerage firms, registered investment advisors and institutional investors. We are a leading sponsor in the market for closed-end real estate mutual funds based on capital raised in 2003. The open-end mutual funds for which we are the investment advisor are available for purchase with and without commissions through full service and discount broker-dealers and the significant networks serving financial advisors. These distribution channels include Merrill Lynch & Co., Charles Schwab & Co., Inc., Fidelity Global Brokerage Group, Inc., UBS, Wachovia, A.G. Edwards & Sons, Inc., Raymond James Financial Services, Inc. and Smith Barney. We provide advisory and administration services to five open-end and seven closed-end mutual funds under the Cohen & Steers brand name, which collectively have over 375,000 individual investors. Our institutional separate account relationships extend to institutions such as pension and endowment funds and insurance companies, and to high net worth individuals. We extend the reach of our distribution network by providing investment advisory services to several mutual funds, with assets of $936 million as of January, 2004, which are sponsored by other financial institutions and distributed in the United States and in Canada and Japan.

      Our marketing department is organized by the following distribution channels:

•	Our broker-dealer group is comprised of wholesalers who are responsible for marketing both closed-end and load open-end mutual funds. We believe that our success with closed-end mutual funds has significantly enhanced our brand among broker-dealers. We intend to capitalize on this success by expanding our wholesaler sales force and diversifying our product offerings to include new mutual funds.

•	Our fee based advisor group services registered investment advisors and financial planners who use open-end mutual funds. These mutual funds are marketed primarily through mutual fund supermarkets such as Charles Schwab & Co., Inc., Fidelity Global Brokerage Group, Inc., and T.D. Waterhouse. For example, Cohen & Steers Realty Shares, Inc. was one of the first members of the Schwab Mutual Fund Marketplace. We expect to capitalize on existing relationships we have with several of the largest mutual fund supermarkets to offer new open-end mutual fund products targeted to the fee based advisor. These mutual fund supermarkets also give us access to individual investors.

•	Our institutional group services institutional separate account clients for a broad range of public and corporate pension funds, endowment funds and foundations and insurance companies, among others. They also service institutional clients who may invest through our existing mutual funds, the growing 401(k) market, and variable annuities. Our institutional group also maintains relationships with key institutional consultants.

Asset Management Strategy

      As a firm dedicated to creating portfolios of income producing equity securities with growth potential, we have capitalized, and we believe we are well positioned to continue to capitalize, on the increase in demand for these portfolios.

      We believe that investors view income producing equities more favorably today than at any time in the last 25 years. According to the U.S. Census Bureau, the proportion of the U.S. population that is 55 years of age and older is expected to increase from less than 22% in 2003 to nearly 29% by 2020. In addition to this demographic trend, tax incentives should continue to stimulate savings. The projected incremental new flows to 401(k)s and IRA accounts are expected, according to Cerulli Associates, to increase from a combined amount of $8 billion in 2003 to approximately $28 billion in 2007. As the U.S. population ages and investment savings continue to increase, we believe individuals will reallocate assets in their investment accounts in a manner that reduces volatility and produces higher levels of current income. We believe this change will also be true for many institutional investors, such as pension and endowment funds that are seeking higher yielding, lower volatility investments to meet their investment objectives.

      Additionally, recently enacted federal tax legislation has removed the long held advantage that long-term capital gains have held over corporate dividends, furthering demand for dividend income. For the first time in recent history, both dividend income and long-term capital gains may now be taxed equally at a 15% federal rate. We believe the volatility the stock market has experienced, combined with the low inflation and low interest rate environment that has prevailed for several years, has encouraged investors to seek a higher proportion of long-term total returns from current income. Accordingly, we believe U.S. investors will continue to seek out current income opportunities. We expect mutual funds to be a primary vehicle for this investment. As evidence of this trend, the Investment Company Institute 2003 Mutual Fund Fact Book estimates that the percentage of U.S. households owning mutual funds increased from 27% in 1992 to 50% in 2002.

      Our business strategy includes the following key elements:

•	Capitalize on the Cohen & Steers Brand. As the nation's largest manager of real estate mutual funds and as a result of our historical investment performance, we have developed a recognized brand name that has enabled us to expand our product offerings to include corporate preferred stocks and utility common stocks. We believe that becoming a public company, along with our planned increases in marketing, product offerings, distribution and targeted advertising, will further strengthen our brand and enable us to continue to increase our revenue from many of our existing product and service offerings. We also believe we can leverage this brand awareness to offer new products and services that complement our existing offerings.

•	Diversify Product Offerings. Since the beginning of 2003 we have diversified our business beyond our historical strength in real estate securities to include corporate preferred stocks and utility common stocks and, as of July 31, 2004, we managed $2.5 billion in assets in these areas. We intend to continue to expand our offerings in these security types, as well as in other high dividend yielding common stocks, by developing new proprietary open-end and closed-end mutual funds, sub-advising other firms' investment products and by offering our expertise to institutional investors.

•	Expand Wholesaling Sales Force. We have built relationships with the major national and regional brokerage firms and have experienced success marketing and raising assets in open-end and closed-end mutual funds. We believe these relationships will help us continue to attract assets as we launch new open-end mutual funds and, in order to further leverage these relationships, our near term plan includes adding several wholesalers to facilitate our mutual fund expansion.

•	Pursue New Areas of Distribution. We plan to further penetrate several distribution areas, such as the international and the registered investment advisor markets. While we believe we have a strong presence in the registered investment advisor channel, the launch of new open-end mutual funds should enable us to penetrate this market further. Fund supermarkets such as Charles Schwab & Co., Inc. and Fidelity Global Brokerage Group, Inc., where we are already well recognized, provide an established platform for us to offer our new products on a “load waived” basis for advisors. The international arena also offers a significant opportunity to manage money for non-U.S. investors in Europe and Asia through both locally marketed collective investment vehicles and direct relationships with large institutions.

•	Pursue Acquisitions. We selectively consider strategic acquisitions of asset management operating companies, either for cash or stock. This strategy may include “lift-outs” of teams of professionals from other asset management organizations, which may require nominal cash consideration. Our objectives include adding complementary asset management expertise to our business that provides additional growth opportunities and leverages our existing capabilities. In June 2004, we signed a letter of intent to acquire a 50% equity interest in Houlihan Rovers S.A., a Brussels, Belgium based manager of real estate securities for approximately $3.3 million. Houlihan Rovers focuses on European real estate securities investment and as of June 30, 2004 managed €387 million in assets, primarily in separate accounts for institutional investors. In addition, Houlihan Rovers is the advisor to two mutual funds organized in Luxembourg. We expect to complete the acquisition in the third quarter of 2004.

Investment Banking

      As a complement to Asset Management, and to capitalize on our extensive expertise in public real estate securities and companies, in 1999 we established a highly specialized investment banking practice that services companies in real estate and real estate intensive businesses, such as the health care and hospitality businesses.

      We have assembled a highly experienced team of investment banking professionals with a long-standing transactional track record in the real estate and health care industries. Since 1999, we have completed over 44 transactions representing over $5 billion in value. Our professionals have developed long-standing relationships with many companies and have established a strong presence in our targeted market. As a result, we believe we are well positioned to take advantage of new advisory opportunities.

      The following table provides a breakdown of revenue, operating expenses and net income for Investment Banking, including percentage of consolidated revenue, operating expenses and net income attributable to Investment Banking, for the years ended December 31, 2001, 2002, 2003 and the three months ended March 31, 2003 and 2004.

Summary Investment Banking Income Statement Data

	Year Ended December 31,						Three Months Ended March 31,
	2001		2002		2003		2003		2004
	($ in thousands)
Revenue	$2,853	8%	$13,077	24%	$11,279	16%	$978	8%	$4,463	16%
Operating Expenses	4,891	17%	8,964	19%	7,959	14%	1,100	9%	2,992	17%
Net Income (Loss)	$(1,770)	27%	$3,780	45%	$3,204	27%	$—	—	$1,376	15%

      Our investment banking business strategy focuses on providing a full range of services to a focused universe of companies in select real estate intensive businesses, including the following areas:

      Mergers & Acquisitions—We provide a full range of merger and acquisition advisory services involving the purchase or sale of public or private companies or their business units through a combination of broad auctions or highly targeted negotiations. We also facilitate leveraged buyouts and strategic capital infusions, and provide our clients with advice relating to takeover defenses. Since 2001, we have advised clients in nine merger and acquisition transactions representing over $597 million in value. These transactions included the acquisition of ARV Assisted Living, Inc. by Prometheus Assisted Living LLC, a Lazard Freres Real Estate Investors LLC controlled entity, and the sale of the ILM II Senior Living, Inc. to Capital Senior Living Corporation and Five Star Quality Care Inc. in combination with Senior Housing Property Trust, respectively.

      Restructurings—We have developed a broad range of corporate restructuring advisory services. These services include advice with respect to debt and lease restructurings, recapitalization transactions, exchange offers and bankruptcy advisory services. Since 2001, we have advised clients in three restructuring assignments encompassing 15 transactions representing over $3.1 billion in value. These assignments included advising Alterra Healthcare Corporation through its bankruptcy proceedings and advising American Retirement Corporation in the refinancing of its obligations and in its exchange offer of its convertible subordinated debentures.

      Capital Raising—We provide capital raising services as agent in connection with the sale of public and private debt, preferred, equity linked and equity securities. Since 2001, we have completed 16 transactions which raised over $881 million, primarily SEC-registered direct placements of equity and preferred securities. These transactions included a $100 million issuance of preferred shares by LTC Properties, Inc., a $118.5 million issuance of preferred shares by Omega Healthcare Investors, Inc., a $60.0 million issuance of preferred shares by Kramont Realty Trust and a $115.5 million issuance of common shares by Nationwide Health Properties, Inc.

      The following table provides a breakdown of Investment Banking's revenue by service area and the percentage of Investment Banking revenue attributable to each service area for the years ended December 31, 2001, 2002, 2003 and the three months ended March 31, 2003 and 2004.

Investment Banking Revenue

	Year Ended December 31,						Three Months Ended March 31,
	2001		2002		2003		2003		2004
	($ in thousands)
Revenue
Mergers & Acquisitions	$505	18%	$2,067	16%	$2,477	22%	$587	60%	$50	1%
Restructurings	1,891	66%	9,337	71%	4,925	44%	308	32%	—	—
Capital Raising	457	16%	1,673	13%	3,877	34%	83	8%	4,413	99%

Investment Banking Revenue	$2,853	100%	$13,077	100%	$11,279	100%	$978	100%	$4,463	100%

      Investment Banking fees are negotiated on a client-by-client basis depending upon the nature and scope of the assignment and the market for such services. These fees are typically calculated as a percentage of the value of the transaction contemplated. For example, for a capital raising transaction, we would receive a fee based on a percentage of the gross proceeds raised in such transaction.

      Each Investment Banking engagement for which a fee is earned is generally highly profitable. However, only a limited proportion of Investment Banking engagements result in a completed transaction for which a fee is earned and, accordingly, the employees of Investment Banking spend significant amounts of time on transactions that are not completed and for which no fee will be earned. As a result, the revenue and profitability of Investment Banking can be very volatile. For example, Investment Banking had net income of $3.2 million on $11.3 million of revenue in 2003, a 13.7% decrease in revenue and a 15.2% decrease in net income as compared to net income of $3.8 million on $13.1 million of revenue in 2002.

      Of the 21 clients from which Investment Banking has generated revenue since it was established in 1999, four are companies in which Asset Management has invested client assets. Investment Banking assisted these clients in raising capital by finding investors willing to invest in these clients' securities and generated revenue of:

•	$0.3 million (or 2% of Investment Banking revenue) in 2002,

•	$3.6 million (or 32% of Investment Banking revenue) in 2003, and

•	$3.8 million (or 85% of Investment Banking revenue) in the three months ended March 31, 2004.

Investment Banking did not generate any revenue from these clients in 2001 or the three months ended March 31, 2003. Of the total revenue generated by Investment Banking relating to these four companies, $0.5 million derived from the direct investment of client assets by Asset Management in these companies' securities.

Competition

Asset Management

      We face substantial competition in every aspect of Asset Management's business. Factors affecting our business include brand recognition, business reputation, investment performance, quality of service and the continuity of client relationships. Fee competition also affects the business, as do compensation, administration, commissions and/or other expenses paid to intermediaries.

      Performance and price are the principal methods of competition for Asset Management. Prospective clients and mutual fund shareholders will typically base their decisions on our ability to generate returns that exceed a market index, i.e. our “performance,” and on our fees, or “price.” Individual mutual fund holders may also base their decision on the ability to access the mutual funds we manage through a particular distribution channel. Institutional separate accounts clients are often advised by consultants who may include other factors in their decision for these clients.

      We compete with a large number of global and U.S. investment advisors, commercial banks, brokerage firms and broker-dealers, insurance companies and other financial institutions. We believe there are more than 950 investment advisors that manage assets in excess of $1 billion and, according to the Investment Company Institute, there are more than 300 mutual fund managers in the United States. We are considered a small to mid-sized investment advisory firm. Many competing firms are parts of larger financial services companies and attract business through numerous means including retail bank offices, investment banking and underwriting contacts, insurance agencies and broker-dealers. U.S. banks and insurance companies can now affiliate with securities firms. This has accelerated consolidation within the investment advisory and financial services businesses. It has also increased the variety of competition for traditional investment advisory firms with businesses limited to investing assets on behalf of institutional and individual clients. Foreign banks and investment firms have also entered the U.S. investment advisory business, either directly or through partnerships or acquisitions.

      More specifically, in the real estate securities investment advisory business we face competition from a variety of competitors. Real estate security mutual fund sponsors include:

•	large nationally recognized investment advisory firms that offer a variety of mutual funds across many different asset types,

•	investment advisors that offer mutual funds whose primary investment objective is income, and

•	smaller boutique type firms that specialize solely in publicly traded real estate securities.

Additionally, a number of financial advisors offer clients the ability to manage separate real estate security portfolios.

      The growing acceptance of REITs and other income paying equity securities by both institutional and individual investors has attracted a number of firms to begin managing income oriented equity securities, and our competitors seek to expand their market share among the same client base that we serve. Financial intermediaries that provide our products to their clients may also provide competing products. Many current and potential competitors have greater brand name recognition and more extensive client bases, which could be to our disadvantage. In addition, our larger competitors have more resources and may have more leverage to expand their distribution channels and capture market share through ongoing business relationships and extensive marketing efforts. Conversely, relative to our larger competitors, we are able to grow our business at a faster rate from a smaller asset base. In addition, we believe we are able to shift resources to respond to changing market conditions more quickly than many larger investment advisory firms.

      The open-end mutual funds for which we are the investment advisor face significant competition from other open-end mutual funds. They vary both in size and investment philosophy.

Their shares are offered to the public on a load and no load basis. Advertising, sales promotions, the type and quality of services offered and investment performance influence competition for mutual fund sales.

      On an annual basis, investment advisory fees for the mutual funds we manage are subject to approval by the mutual fund board of directors, including at least a majority of the fund's independent directors. In order to approve the fees, the mutual fund directors must determine that the fees are reasonable in relation to, among other things, the services provided and the fees charged to comparable funds. We are required to provide the board of directors with sufficient information to enable the directors to make this determination. In connection with their review, the mutual fund directors receive a report from an independent firm analyzing relative mutual fund performance and fees. The board of directors of the mutual funds that we manage most recently renewed these investment advisory fees in December 2003. On this basis, we believe that fund performance and expenses, based on the level of services we provide, for the mutual funds for which we are the investment advisor, compare favorably to competitor funds.

      We also face intense competition in attracting and retaining qualified employees. The ability to continue to compete effectively in our businesses depends in part on our ability to compete effectively in the labor market.

Investment Banking

      Investment Banking faces intense competition from other investment banking and financial advisory firms. We compete with them on the basis of a number of factors, including transaction execution skills, range of services, innovation, reputation and price.

      Our competition ranges from diversified financial institutions to small investment banking boutiques that specialize in the areas of real estate and health care. Many of our competitors maintain relationships with our clients and compete directly with us for transactions. We rely largely on the client relationships and the extensive expertise of our team of investment banking professionals to differentiate ourselves from our competition.

      In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products, from loans, deposit-taking and insurance to brokerage and investment banking services, which may enhance their competitive position.

Regulation

      Our business and the securities business in general are subject to extensive regulation in the United States at both the federal and state level, as well as by self regulatory organizations (“SROs”). The financial services business is one of the nation's most extensively regulated businesses. The Securities and Exchange Commission is responsible for enforcing the federal securities laws and serves as a supervisory body for all federally registered investment advisors, as well as for national securities exchanges and associations. Our subsidiaries, Cohen & Steers Capital Advisors, L.L.C. and Cohen & Steers Securities, LLC, are broker-dealers. The regulation of broker-dealers has, to a large extent, been delegated by the federal securities laws to SROs. These SROs include all the national securities and commodities exchanges and the NASD. Subject to approval by the Securities and Exchange Commission and the Commodity Futures Trading Commission (“CFTC”), the SROs adopt rules that govern the industry. The SROs regularly conduct periodic examinations of the operations of Cohen & Steers Capital Advisors, L.L.C. and Cohen & Steers Securities, LLC. The NASD is the designated SRO for Cohen & Steers Capital Advisors, L.L.C. and Cohen & Steers Securities, LLC. In addition, these subsidiaries are subject to regulation under the laws of the states and territories in which they are registered to conduct securities or investment advisory businesses.

      Cohen & Steers Capital Management, Inc. is registered as an investment advisor with the Securities and Exchange Commission. As a registered investment advisor, we are subject to the requirements and regulations of the Investment Advisers Act of 1940. Such requirements relate to, among other things, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients, as well as general anti-fraud prohibitions. Moreover, we are subject to the Investment Company Act of 1940 and its rules and regulations. The Investment Company Act of 1940 regulates the relationship between a mutual fund and its investment advisor and prohibits or severely restricts principal transactions and joint transactions between a mutual fund and its investment advisor and other affiliates.

      Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, market making and trading among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion of a firm, its officers or employees.

      Our registered broker-dealer subsidiaries are each subject to certain net capital requirements under the Securities Exchange Act of 1934, as amended. The net capital requirements, which specify minimum net capital levels for registered broker-dealers, are designed to measure the financial soundness and liquidity of broker-dealers. Cohen & Steers Capital Advisors, L.L.C. and Cohen & Steers Securities, LLC are also subject to “Risk Assessment Rules” imposed by the Securities and Exchange Commission which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have material impact on the financial and operational condition of broker-dealers.

      The USA Patriot Act of 2001 (the “Patriot Act”), enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside of the United States contain some similar provisions. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, requires the implementation and maintenance of internal practices, procedures and controls which may subject us to liability.

      Recent financial scandals may have led to insecurity and uncertainty in the financial markets and may have contributed to periodic declines in capital markets. In response to these scandals, the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission, the New York Stock Exchange and NASDAQ necessitate significant changes to corporate governance and public disclosure. These provisions generally apply to companies with securities listed on U.S. securities exchanges, and some provisions apply to non-U.S. issuers with securities listed on U.S. securities exchanges.

      In response to recent scandals in the financial services business regarding late trading, market timing and selective disclosure of portfolio information, various legislative and regulatory proposals are pending in or before, or have been adopted by, Congress, the legislatures in states in which we conduct operations and the various regulatory agencies that supervise our operations. These proposals, if enacted or adopted, could have a substantial impact on the regulation and operation of the mutual funds for which we are the investment advisor. For example:

•	The Mutual Fund Reform Act of 2004 would, among other things, eliminate fees for services pursuant to distribution plans adopted under provisions of Rule 12b-1 of the Investment Company Act.

•	The Senate recently proposed a Mutual Fund Oversight Board similar to the Public Company Accounting Oversight Board.

•	The Securities and Exchange Commission, the NASD and other regulators, as well as Congress, are investigating certain practices within our industry.

•	The Securities and Exchange Commission recently adopted new rules that are designed to improve mutual fund corporate governance. The new rules will require that at least 75% of a mutual fund's board consist of independent directors and that each mutual fund have a chairman who is independent of the investment advisor. In addition, the new rules require mutual funds to explicitly authorize the independent directors to hire employees and to retain advisors and experts necessary to carry out their duties, such as helping them address complex matters and providing them with an understanding of the practices of other mutual funds.

•	New Securities and Exchange Commission rules require each investment company and each investment advisor registered with the Securities and Exchange Commission to adopt and implement comprehensive, written policies and procedures reasonably designed to prevent violation of the federal securities laws, and review those policies and procedures annually for their adequacy and the effectiveness of their implementation. Some important areas that these policies and procedures should address include:

–	pricing of portfolio securities and investment company shares, including monitoring of circumstances that may necessitate the use of fair value prices, criteria for determining when market quotations are no longer reliable for a particular portfolio security, a methodology to determine the current fair value of the portfolio security, and the regular review of the appropriateness and accuracy of the method used in valuing securities;

–	protection of nonpublic information against potential misuse, including the disclosure to third parties of material information about portfolio holdings, trading strategies or pending transactions and the purchase or sale of investment company shares by advisers or their personnel based on material, nonpublic information about the investment company's portfolio;

–	market timing, including compliance with disclosed policies regarding market timing, monitoring of shareholder trades or investment company share flows, consistent enforcement of market timing policies and a quarterly report to the mutual fund board of all waivers of market timing policies; and

–	trading practices, including procedures by which the investment adviser satisfies its best execution obligation, uses client brokerage to obtain research and other services (soft dollar arrangements) and allocates aggregated trades among clients.

      The new Securities and Exchange Commission rules also require each investment company and each investment advisor registered with the Securities and Exchange Commission to designate a chief compliance officer who:

•	will be responsible for administering these adopted and implemented policies and procedures;

•	is competent and knowledgeable regarding the federal securities laws; and

•	has sufficient seniority and authority to develop and enforce the compliance program.

      Recently adopted Securities and Exchange Commission rules also will require mutual funds to:

•	adopt “fair value” pricing procedures to address time zone arbitrage and to explain both the circumstances under which they will use fair value pricing and the effects of using fair value pricing, all of which is intended to clearly reflect that investment companies are required to use fair value pricing any time that market quotations for portfolio securities are not readily available or are unreliable;

•	adopt selective disclosure procedures to protect mutual fund portfolio information, which are intended to provide greater transparency of investment company practices with respect to the disclosure of portfolio holdings and to reinforce investment companies' obligations to prevent the misuse of material, non-public information;

•	require mutual funds to provide disclosure in their reports to shareholders regarding the material factors and the conclusions with respect to those factors that formed the basis for the board of director's approval of investment advisory contracts. This disclosure must include factors relating to both the board's selection of the investment advisor, and its approval of the advisory fee and any other amounts to be paid under the investment advisory contract. In addition, the fund will be required to disclose whether the board of directors relied upon comparisons of the services to be rendered and the amounts to be paid under the contract with those under other investment advisory contracts, such as contracts of the same and other investment advisors with other registered investment companies or other types of clients;

•	adopt enhanced disclosure regarding discounts on sales loads, pursuant to which an open-end mutual fund will be required to describe in its prospectus arrangements that result in discounts in sales loads and a summary of shareholder eligibility requirements; and

•	adopt procedures to ensure compliance with a mutual fund's disclosed market timing policy, which are intended to enable investors to assess the risks, policies and procedures of the investment company in this area and determine whether they are in line with their expectations.

      The Securities and Exchange Commission has proposed further rule amendments to eliminate late trading of mutual fund shares and to require open-end mutual fund shareholders to pay redemption fees that are designed to reimburse a mutual fund for costs incurred when these shareholders use the fund to implement short-term trade strategies. In addition, if regulations are adopted revising or eliminating the ability of asset managers to receive rebates of brokerage commissions through “soft dollars,” whereby the brokers pay certain expenses of asset managers, such as those involved in research reports, our overhead expenses could increase.

      Additional legislation and regulations, including those relating to the activities of investment advisors and broker-dealers, changes in rules imposed by the Securities and Exchange Commission or other U.S. or foreign regulatory authorities and self regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may adversely affect our business and profitability. Our businesses may be materially affected not only by regulations applicable to it as an investment advisor or broker-dealer, but also by regulations of general application. For example, the volume of our principal investment advisory business in a given time period could be affected by, among other things, existing and proposed tax legislation and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in the interpretation or enforcement of existing laws and rules that affect the business and financial communities.

Use of Soft Dollars

      On behalf of our mutual fund shareholders and investment advisory clients, we make decisions to buy and sell securities for each portfolio and negotiate brokerage commission rates. Transactions on U.S. stock exchanges involve the payment of negotiated brokerage commissions. There is generally no stated commission in the case of securities traded in the over-the-counter market but the price paid by an account usually includes an undisclosed dealer commission or mark-up. In certain instances, a portfolio may make purchases of underwritten or agency placed issues at prices that reflect underwriting or placement fees. In selecting a broker-dealer to execute each particular transaction, we take the following into consideration:

•	the best net price available;

•	the reliability, integrity and financial condition of the broker-dealer;

•	the size and difficulty in executing the order; and

•	the value of the expected contribution of the broker-dealer to the investment performance of each portfolio on a continuing basis.

Accordingly, the cost of the brokerage commissions to a portfolio in any transaction may be greater than that available from other broker-dealers if the difference is reasonably justified by other aspects of the portfolio execution services offered.

      We have adopted a policy of paying standard brokerage commission rates that vary based on certain factors, including the type of execution provided by a particular broker-dealer channel. While we may receive research services from a broker-dealer in connection with initiating portfolio transactions for a portfolio, we will not enter into any arrangements by which our portfolio accounts pay a broker-dealer a commission that is greater than our standard commission rate in connection with such transactions. We receive research and investment information from these broker-dealers at no cost to us and this information is available for the benefit of all accounts we advise. Although we will not necessarily use all of this information in connection with any one particular account we consider the extent to which we make use of statistical, research and other services furnished by broker-dealers in allocating client brokerage business.

      For the fiscal year ended December 31, 2003, our client accounts paid a total of $11.4 million in brokerage commissions. Of this amount, $2.6 million in brokerage commissions was placed with broker-dealers that provided $1.3 million in research and investment information. Such expenses are borne entirely by our advisory clients and are not reflected in our financial statements. At the end of each reporting period, we record a payable and a related expense for the total amount of our unpaid research related costs that various broker-dealers have committed to pay on our behalf based on the arrangements described in the preceeding paragraphs. When these research costs are subsequently paid, we reverse our accrual. To date, all soft-dollar related costs have been paid in full by the respective broker-dealers.

Intellectual Property

      Currently we own a federal trademark registration for the marks “Cohen & Steers Realty Majors,” “The Authoreity,” “Authoreity,” and “Realty Majors,” and we are awaiting federal registration of the name “Cohen & Steers.”

Facilities

      Our principal executive offices are located in leased office space at 757 Third Avenue, New York, New York. We do not own any real property. We consider these arrangements to be adequate for our present needs.

Employees

      As of June 30, 2004, we had 76 full time employees. None of our employees are subject to any collective bargaining agreements. We believe we have good relations with our employees.

Legal Proceedings

      We are not party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth the names, ages and positions of our directors and executive officers.

Name	Age	Position
Martin Cohen	55	Co-chairman, co-chief executive officer and director
Robert H. Steers	51	Co-chairman, co-chief executive officer and director
Richard E. Bruce	66	Director
Peter L. Rhein	62	Director
Richard P. Simon	58	Director
Edmond D. Villani	57	Director
Joseph M. Harvey	40	President
Adam M. Derechin	40	Chief operating officer
John J. McCombe	44	Executive vice president
Douglas R. Bond	44	Executive vice president
Victor M. Gomez	39	Chief financial officer
Lawrence B. Stoller	40	Senior vice president, general counsel and secretary

      Martin Cohen, co-founder, co-chairman and co-chief executive officer, is a senior portfolio manager for all Cohen & Steers clients and co-heads the firm's investment committee. Prior to co-founding the firm in 1986, Mr. Cohen was a senior vice president and portfolio manager at National Securities and Research Corporation from 1984 to 1986, where in 1985 he and Mr. Steers organized and managed the nation's first real estate securities mutual fund. From 1976 to 1981, Mr. Cohen was a vice president at Citibank, where in 1980 he organized and managed the Citibank Real Estate Stock Fund. Mr. Cohen has a BS degree from the City College of New York and an MBA degree from New York University. He has served as a member of the Board of Governors of the National Association of Real Estate Investment Trusts. In 2001, he was the recipient of the National Association of Real Estate Investment Trusts Industry Achievement Award. Mr. Cohen serves as a director, president and treasurer of each of the Cohen & Steers open-end and closed-end mutual funds.

      Robert H. Steers, co-founder, co-chairman and co-chief executive officer, is a senior portfolio manager for all Cohen & Steers clients and co-heads the firm's investment committee. Prior to co-founding the firm in 1986, Mr. Steers was a senior vice president and the chief investment officer of National Securities and Research Corporation from 1982 to 1986, where in 1985 he and Mr. Cohen organized and managed the nation's first real estate securities mutual fund. From 1977 to 1982, Mr. Steers was a vice president at Citibank, serving as an analyst and portfolio manager of Citibank's Emerging Growth Stock Fund. Mr. Steers has a BS degree from Georgetown University and an MBA degree from George Washington University. Mr. Steers serves as director, chairman and secretary of each of the Cohen & Steers open-end and closed-end mutual funds.

      Richard E. Bruce, director since August 2004, has been a Director in the Equity Capital Markets department at Merrill Lynch since 1992. Mr. Bruce has a BA degree in economics from Union College and an MBA from the Wharton School of the University of Pennsylvania.

      Peter L. Rhein, director since August 2004, has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. From 1976 until 1984, he was Vice President, Treasurer and Chief Financial Officer of Wells Fargo Mortgage and Equity Trust, a real estate investment trust. Mr. Rhein is a Certified Public Accountant. Mr. Rhein serves on the board of directors and as chairman of the audit committee for Health Care Property Investors, Inc. and on board of governors of the Fulfillment Fund, a non-profit organization which supports education for disadvantaged students.

      Richard P. Simon, director since August 2004, retired from Goldman Sachs & Co. in 2004 and is currently a consultant with New Leaf Associates, which he formed in 2004. From 1978 until his retirement, he was an equity research analyst at Goldman Sachs. Between 1990 and 2002, Mr. Simon coordinated Goldman's global media, publishing, advertising, broadcasting, and cable research and served as a Managing Director from 1996 until his retirement. Prior to retiring from Goldman Sachs, Mr. Simon also mentored analysts and was deputy director of research. He is currently a member of the board of directors of Visions, a not for profit organization for the visually impaired and blind. Mr. Simon has an MBA from New York University.

      Edmond D. Villani, director since August 2004, is Vice Chairman of Deutsche Asset Management, North America. Between 1997 and 2002 he was the Chief Executive Officer of Scudder, Stevens & Clark, Inc. and its successor entities. He is chairman of the board of Georgetown University and serves on the boards of Rockefeller Brothers Fund (chairman of the finance committee) and Colonial Williamsburg Foundation. In addition, he serves on the advisory board of the Penn Institute for Economic Research at the University of Pennsylvania and is a member of the International Capital Markets Advisory Committee of the Board of the New York Stock Exchange. Mr. Villani has a B.A. in Mathematics from Georgetown University and a Ph.D. degree in Economics from the University of Pennsylvania.

      Joseph M. Harvey, president, is responsible for the firm's investment and marketing departments and is a co-portfolio manager of Cohen & Steers Special Equity portfolios. Prior to joining Cohen & Steers in 1992, he was a vice president with Robert A. Stanger Co. for five years, where he was an analyst specializing in real estate and related securities for the firm's research and consulting activities. Mr. Harvey has a BSE degree from Princeton University. Mr. Harvey serves as a vice president of each of the Cohen & Steers open-end and closed-end mutual funds.

      Adam M. Derechin, CFA, chief operating officer, is responsible for the firm's investment administration, accounting and finance, legal and systems departments. Prior to joining Cohen & Steers in 1993, he worked for the Bank of New England, where he supervised mutual fund accountants. Mr. Derechin has a BA degree from Brandeis University and an MBA degree from the University of Maryland. Mr. Derechin serves as a vice president and assistant treasurer of each of the Cohen & Steers open-end and closed-end mutual funds.

      John J. McCombe, executive vice president and director of marketing, oversees the firm's sales efforts for its open-end and closed-end mutual funds, as well as institutional separate accounts. Prior to joining Cohen & Steers in 1997, he worked for Merrill Lynch for 14 years. Mr. McCombe has a BS degree from Fordham University and an MBA degree from Pace University.

      Douglas R. Bond, executive vice president, corporate development, is responsible for developing new asset management product areas and pursuing strategic acquisitions. Prior to joining Cohen & Steers in June 2004, he was first vice president at Merrill Lynch, where he worked for 23 years and was responsible for asset managers and funds. Mr. Bond has a BA degree from Hamilton College and an MBA degree from New York University.

      Victor M. Gomez, CPA, chief financial officer, oversees the firm's accounting and finance department. Prior to joining the firm in 1999, he worked as a senior audit manager at Prager and Fenton, Certified Public Accountants for ten years. Mr. Gomez has a BS degree in accounting from Brooklyn College.

      Lawrence B. Stoller, senior vice president, general counsel and secretary, oversees the firm's legal and compliance department. Prior to joining Cohen & Steers in 1999, he was associate general counsel at Neuberger Berman Management Inc., assistant general counsel at The Dreyfus Corporation, an associate at the law firm of Dechert LLP and special counsel at the Securities and Exchange Commission. Mr. Stoller has a BS degree from Cornell University and a JD degree from Georgetown University. He is a member of the Bar in New York and Washington, D.C. Mr. Stoller serves as assistant secretary of each of the Cohen & Steers open-end and closed-end mutual funds.

      Our Amended and Restated Bylaws provide that our board of directors shall consist of such number of directors as shall from time to time be fixed exclusively by resolution of the board of directors. Each director will serve until our next annual meeting.

      All of our officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

      We anticipate that, prior to the closing of the offering, our board of directors will establish an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and our board of directors intends to adopt new charters for its committees that comply with current federal and New York Stock Exchange rules relating to corporate governance matters. We anticipate that each of Messrs. Bruce, Simon, Rhein and Villani will be appointed to each of these committees. Following the closing of the offering, we intend to make copies of the committee charters, as well as our Corporate Governance Guidelines and our Code of Ethics, available on our Web site at www.cohenandsteers.com.

      Audit Committee. Upon the closing of the offering, our board of directors will establish an Audit Committee. We anticipate that Mr. Rhein will chair the Audit Committee. The purpose of the Audit Committee will be to assist our board of directors in overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications and independence and (iv) the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee will also be responsible for preparing the Audit Committee report that is included in our annual proxy statement.

      Compensation Committee. Upon the closing of the offering, our board of directors will establish a Compensation Committee. The Compensation Committee will be responsible for approving, administering and interpreting our compensation and benefit policies, including our executive incentive programs. It will review and make recommendations to our board of directors to ensure that our compensation and benefit policies are consistent with our compensation philosophy and corporate governance guidelines. The Compensation Committee will also be responsible for establishing the compensation of our co-chief executive officers.

      Nominating and Corporate Governance Committee. Upon the closing of the offering, our board of directors will establish a Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee will be to oversee our governance policies, nominate directors for election by stockholders, nominate committee chairpersons and, in consultation with the committee chairpersons, nominate directors for membership on the committees of the board. In addition, the Nominating and Corporate Governance Committee will assist our board of directors with the development of our Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

      Prior to the closing of this offering, our board of directors will form a Compensation Committee as described above. Mr. Cohen and Mr. Steers, as the sole members of our board of directors prior to the closing of the offering, have historically made all determinations regarding executive officer compensation.

Director Compensation

      Our policy is not to pay director compensation to directors who are also our employees. We anticipate that each outside director will receive an annual retainer of $50,000, half of which will be payable quarterly in cash and half of which will be payable quarterly in restricted stock units and $1,500 for each board or committee meeting attended by such director. The restricted stock units will be granted under the 2004 Stock Incentive Plan described below and will be 100% vested on the date of grant. In general, the shares of common stock underlying the restricted stock units granted to a director will be delivered to the director on the third anniversary of the date of grant. In addition, we anticipate that the chair of the Audit Committee will receive an additional annual retainer of $7,500.

Employment Agreements with Martin Cohen and Robert H. Steers

      We have entered into identical employment agreements with Martin Cohen and Robert H. Steers (each, an “Executive”). Each employment agreement provides for the Executive's employment as our co-chief executive officer and co-chairman of the board of directors for a term of three years, subject to automatic, additional one-year extensions unless either party gives the other 60 days prior notice, that the term will not be extended.

      Each employment agreement provides for an annual base salary of $500,000 and an annual bonus payment of at least $1,000,000, but no more than $5,000,000, as determined by the Compensation Committee. The bonus amount for 2004, however, will be limited to $1,000,000. During the term, each Executive will be entitled to

(1)	employee benefits that are no less favorable than those employee benefits provided to him before the offering and
(2)	participate in all of our employee benefit programs on a basis which is no less favorable than is provided to any of our other executives.

Termination of Employment

      Pursuant to each employment agreement, if the Executive's employment terminates prior to the expiration of the term due to his death or disability, the Executive will be entitled to receive

(i)	a payment equal to his target annual bonus for the fiscal year in which the termination occurs;
(ii)	any accrued, but unpaid, base salary through the date of termination; and
(iii)	any accrued and earned, but unpaid, annual bonus for any previously completed fiscal year.

      As set forth in each employment agreement, if an Executive's employment is terminated prior to the expiration of the term by us without “cause” or by the Executive for “good reason” or if we elect not to extend the term (each a “qualifying termination”), the Executive will be entitled, subject to his compliance with certain restrictive covenants, to a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following a change in control) the sum of his annual base salary and his target annual bonus for the fiscal year in which the termination occurs. Any termination by us without cause within six months prior to a change in control will be deemed to be a termination of employment on the date of such change in control.

      In the event of a termination of an Executive's employment which is not a qualifying termination or a termination due to the Executive's death or disability (including if the Executive resigns without good reason), the Executive will be entitled to receive only the accrued but unpaid salary through the date of termination and earned but unpaid bonus for the previously completed fiscal year.

      Each employment agreement generally provides that, if the Executive's employment terminates for any reason other than by us for cause, the Executive and his spouse and dependents will be entitled to continued coverage under our medical plans in which he was participating at the time of such termination for the remainder of his life, subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee.

Restrictive Covenants

      Non-competition. Pursuant to each employment agreement, during the term of the agreement and, if the Executive's employment is terminated by us for cause or by the Executive without good reason or the Executive elects not to extend the term, for one year following such termination of employment, the Executive generally will be prohibited from:

(1)	seeking to provide or providing investment advisory services to certain persons to whom we or any of our affiliates render services;
(2)	soliciting or seeking to induce or actually inducing certain of our employees or employees of our affiliates to discontinue their employment with us or hiring or employing such employees;
(3)	competing with us and our affiliates;
(4)	acquiring a financial interest in, or otherwise becoming actively involved with, any competitive business; and
(5)	interfering with, or attempting to interfere with, business relationships between us or any of our affiliates and our customers, clients, suppliers, partners, members or investors.

Except as to duration, these restrictive covenants are the same in all material respects as those described below in connection with the grant of restricted stock units to participants in the Cohen & Steers Capital Management, Inc. Stock Appreciation Rights Plan, which we refer to as our SAR plan.

      Confidentiality, Intellectual Property and Non-Disclosure. Each Executive will be subject to customary confidentiality, intellectual property and non-disclosure covenants, including a covenant which, in general, prohibits the Executive from disclosing, retaining or using for his or any other person's benefit confidential information of us and our affiliates and a covenant which, in general, requires the Executive to assign, transfer and convey to us all rights and intellectual rights to any works of authorship, inventions, intellectual property, materials, documents or other work product by the Executive.

      If the Executive breaches any of the restrictive covenants or the confidentiality, intellectual property or non-disclosure covenants, in addition to any remedies at law, the Executive agrees that we will be entitled to cease making any payments or providing any benefit otherwise required by the employment agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

      If a dispute arises out of the employment agreement with an Executive, we will pay the Executive's reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution. In addition, each employment agreement provides that, in the event payments under an employment agreement or otherwise result in a parachute excise tax to the Executive, he will be entitled to a gross up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross up payment.

      Each employment agreement also provides that upon a termination of the Executive's employment for any reason, in general, the Executive will retain the right to use his name in connection with future business ventures.

Executive Compensation

      As an independent company, we have established executive compensation practices that link compensation with our performance as a company. Historically, the compensation structure for our executive officers (other than our principals) has consisted of base salary, an annual performance-based discretionary cash bonus and, subject to performance and other factors meriting the award of equity-based compensation, participation in our SAR plan. Following the offering, the compensation structure and philosophy for these executive officers are not expected to change significantly. Each of these executive officers will receive a base salary and an annual performance bonus that is discretionary based on our financial performance and the individual performance of the employee based on the area of responsibility (although for individuals who are participants in the Cohen & Steers 2004 Annual Incentive Plan described below, incentive compensation will be based upon an individual's achievement of pre-established performance goals). In addition, however, following the offering we intend to pay between 10% and 15% of the performance bonus in the form of restricted stock units, with the company to grant to officers additional restricted stock units in an amount equal to 25% of the restricted stock units received as part of the performance bonus. We will continually review our executive compensation programs to ensure that they are competitive.

      As described above under “—Employment Agreements With Martin Cohen and Robert H. Steers,” we have entered into identical employment agreements with our co-chief executive officers. Each employment agreement provides for an annual base salary of $500,000 and an annual bonus payment of at least $1,000,000, but no more than $5,000,000, as determined by the compensation committee of our board of directors, except that the bonus amount will be limited to $1,000,000 for 2004 but not for subsequent periods. We have established this $1,000,000 limitation on the bonuses to be paid to our co-chief executive officers in 2004 in order to establish a benchmark, or starting point, for what these executives' compensation will be now that we will no longer be a privately held S corporation.

Summary Compensation Table

      The following table sets forth certain summary information concerning compensation paid or accrued by us for services rendered in all capacities during the fiscal year ended December 31, 2003 for our principals and each of the next three most highly compensated executive officers. These individuals are referred to as the “named executive officers” in other parts of this prospectus.

					Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards	Securities Underwriting Options/ SARS	LTIP Payouts	All Other Compensation
		($)	($)	($)	($)	(#)	($)	($)
Martin Cohen Co-Chairman and Co-CEO(2)	2003	1,058,000	4,000,000	—	—	—	—	7,000
Robert H. Steers Co-Chairman and Co-CEO(2)	2003	1,058,000	4,000,000	68,946 (3)	—	—	—	7,000
Joseph M. Harvey President	2003	276,154	2,250,000	—	—	—	—	6,000
John J. McCombe Executive Vice President	2003	200,769	1,750,000	—	—	—	—	6,000
Adam M. Derechin Chief Operating Officer	2003	238,462	700,000	—	—	—	—	6,000

(1)	Except as otherwise provided below, perquisites and other personal benefits to the named executive officers were less than both $50,000 and 10% of the total annual salary and bonus reported for the named executive officers, and therefore, information regarding perquisites and other personal benefits has not been included.
(2)	We have entered into identical employment agreements with Martin Cohen and Robert H. Steers. Each employment agreement provides for an annual base salary of $500,000 and an annual bonus payment of at least $1,000,000, but no more than $5,000,000, as determined by the compensation committee of our board of directors, except that the bonus amount will be limited to $1,000,000 for 2004 but not for subsequent periods. The annual base salary for Martin Cohen and Robert H. Steers may be increased from time to time in the sole discretion of the board of directors.
(3)	Amount reflects personal use of company aircraft.

Aggregate compensation paid to key employees who are not named executive officers may exceed that paid to the named executive officers.

Stock Appreciation Rights Plan

      Effective January 1, 2000, we implemented our SAR plan to provide our key employees with an opportunity to share in our equity value appreciation and to attract, retain, motivate and reward these employees. The SAR plan provides for grants of stock appreciation rights, which generally vest, with respect to one-eighth of the stock appreciation rights granted, on the next June 30 or December 31 following the grant date and on each subsequent June 30 or December 31. In general, each stock appreciation right represents the right to receive a cash payment from us equal to the excess, if any, of the value (based upon a valuation formula set forth in the SAR plan) of a share of common stock on the applicable valuation date based upon a notional number of shares of common stock of 100,000 over the exercise price of the stock appreciation right. Twelve of our management level employees—our president, chief operating officer, an executive vice president, eight senior vice presidents and one vice president—have been granted stock appreciation rights pursuant to the SAR plan. In determining which employees would be granted stock appreciation rights and the number of stock appreciation rights which they would be granted, we considered whether the employees had made, and would continue to make, a significant contribution to our equity value, as well as each employee's level of responsibility and total compensation. In addition, upon the implementation of the SAR plan in 2000, a number of stock appreciation rights were initially granted to certain employees in replacement of previously granted stock options. Because of the large size of the awards in the prior year, we did not grant any stock appreciation rights in 2003, but we have granted an aggregate of 3,350 stock appreciation rights in 2004.

      SAR Values as of June 30, 2004

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised SARs at June 30, 2004 (#)		Value of Unexercised In-The-Money SARs at June 30, 2004 ($)
			Exercisable (Vested)	Unexercisable (Unvested)	Exercisable (Vested)	Unexercisable (Unvested)
Martin Cohen	—	—	—	—	—	—
Robert H. Steers	—	—	—	—	—	—
Joseph M. Harvey	—	—	3,550	450	442,738	27,562
John J. McCombe	—	—	1,600	400	202,275	56,725
Adam M. Derechin	—	—	1,288	912	160,300	44,100
All SAR plan participants as a group	—	—	11,957	4,593	1,402,714	227,786

      In determining the manner in which the stock appreciation rights would be treated in connection with this offering, we wanted to compensate participants in the SAR plan for their contribution to the increase in our value through the offering, and for their efforts in assisting us in achieving our goal of consummating the offering, in a manner that would not result in an unintended taxable event to the participants in the SAR plan. We also wanted to encourage ownership of our equity by key employees. Accordingly, in connection with the offering, we are terminating the SAR plan and, in exchange for each participant's consent to cancel his or her stock appreciation rights, the participant will receive a grant of fully vested restricted stock units pursuant to the 2004 Stock Incentive Plan, as described below, at the time of the offering. The grant of restricted stock units in replacement of stock appreciation rights at the time of the offering will significantly benefit the participants in the SAR plan since, based on an assumed initial public offering price per share of $14.00, which is the midpoint of the range indicated on the front cover of the prospectus, the value of the 4,278,861 restricted stock units to be granted in replacement of the terminated stock appreciation rights would be $59.9 million while the aggregate cash value of the outstanding stock appreciation rights at present and assuming full vesting is approximately $1.6 million.

IPO Date Restricted Stock Unit Grants

      At the time of the offering, we intend to make significant grants of restricted stock units pursuant to the 2004 Stock Incentive Plan, as described further below. In general, each restricted stock unit will represent a contractual right, which is not transferable except in the event of death, of the participant to receive a share of common stock on a specified delivery date. Holders of vested restricted stock units will be provided with dividend equivalent payments in amounts equal to dividends, if any, we pay to holders of our common stock, although these holders will not have any rights as a stockholder with respect to the restricted stock units until the shares of common stock underlying the award are delivered. Holders of restricted stock units will not have a lien on any of our assets to secure their contractual rights under, and we are not required to set aside any funds in respect of, the restricted stock units.

      Restricted Stock Unit Grants to Former SAR Holders (Including Our President and Other Management Level Employees). In connection with the offering, we are terminating our existing SAR plan and, in exchange for each participant's consent to cancel his or her stock appreciation rights, the participant will receive a grant of fully vested restricted stock units pursuant to the 2004 Stock Incentive Plan described below at the time of the offering. At the time of the offering, each former participant in the SAR plan will be granted the number of restricted stock units determined by the following formula, which attributes value to the stock appreciation rights based on the value of Cohen & Steers implied by the initial public offering price before giving effect to capital raised in the offering and results in each SAR plan participant receiving a number of restricted stock units that is directly proportionate to the number and value of stock appreciation rights held:

Number of SARs	×	(	Unit value of phantom share underlying SARs	–	Exercise price of SARs	)

Initial public offering price per share

where “unit value of phantom share underlying SARs” is determined by the following formula:

(	Initial public offering price per share	×	30,979,000)	+	$11,300,000

100,000

There are a total of 16,550 stock appreciation rights outstanding with a weighted average exercise price of $830.48. Based on an assumed initial public offering price per share of $14.00, which is the midpoint of the range on the front cover of the prospectus, we expect to grant an aggregate of 4,278,861 restricted stock units to former SAR holders at the time of the offering. If the initial public offering price per share is greater than $14.00, the number of restricted stock units we will grant to former SAR holders will be greater. The grant of restricted stock units in replacement of stock appreciation rights at the time of the offering will significantly benefit the participants in the SAR plan since, based on an assumed initial public offering price of $14.00, the value of the 4,278,861 restricted stock units to be granted in replacement of the terminated stock appreciation rights would be $59.9 million while the aggregate cash value of the outstanding stock appreciation rights at present and assuming full vesting is only approximately $1.6 million. The following table sets forth the value of the restricted stock units to be received by each of our named executive officers who hold stock appreciation rights and by all SAR plan participants as a group, based on an assumed initial public offering price of $14.00 per share.

Name	Value of Restricted Stock Units (in thousands)
Joseph M. Harvey	$14,554
John J. McCombe	$7,301
Adam M. Derechin	$7,951
All SAR plan participants as a group	$59,904

      The following table compares the terms of the stock appreciation rights with those of the restricted stock units.

Term	Stock Appreciation Right	Restricted Stock Unit
Aggregate Dollar Value	Present cash value is approximately $1.6 million, assuming full vesting.	$59.9 million, based on an assumed initial public offering price of $14.00 per share.
Form of Benefit	Lump sum cash payment.	Shares of common stock.
Timing of Vesting	In general, vest, with respect to one-eighth of the stock appreciation rights granted, on the next June 30 or December 31 following the grant date and on each subsequent June 30 or December 31. Notwithstanding the foregoing, stock appreciation rights become 100% vested (1) upon termination of the SAR plan or (2) upon a participant's involuntary termination without cause or “constructive termination” of employment with us or any of our affiliates within the two-year period following a change in control or (3) upon a participant's termination of employment due to retirement, death or disability.	100% vested on the grant date.

Term	Stock Appreciation Right	Restricted Stock Unit
Conditions to Vesting	Except as described above, vesting is subject to a participant's continued employment with us or any of our affiliates.	N/A.
Rights Upon Vesting	Right to exercise the stock appreciation rights at any time prior to their respective expiration dates.	Right to receive shares of common stock on specified delivery date(s) and dividend equivalent payments.
Timing of Exercise/Delivery	In general, subject to a participant's continued employment, he or she may exercise any vested stock appreciation rights at any time on or prior to the expiration date of the stock appreciation rights.	20% will be delivered on the last business day in January 2006; 40% will be delivered on the last business day in January 2007; and 40% will be delivered on the last business day in January 2008. Notwithstanding the foregoing, if a participant's employment with us and our affiliates is terminated by the participant for good reason or by us without cause within the two-year period following a change in control, the shares underlying all restricted stock units then held by the participant will be delivered to the participant.
Conditions to Exercise/Delivery	If a participant is terminated for cause, all stock appreciation rights granted to the participant and not exercised at the time of termination, whether or not vested, will be forfeited.	If a participant is terminated for cause or breaches certain restrictive covenants, participant will forfeit any then undelivered shares underlying restricted stock units.

      The restricted stock units will be 100% vested on the grant date. Subject to a participant's compliance with certain restrictive covenants described below, the shares of common stock underlying the restricted stock units granted at the time of the offering will be delivered to each participant as follows:

•	20% will be delivered on the last business day in January 2006;

•	40% will be delivered on the last business day in January 2007; and

•	40% will be delivered on the last business day in January 2008.

Notwithstanding the foregoing, if a participant's employment with us and our affiliates is terminated by the participant for “good reason” or by us without “cause” within the two-year period following a change in control (as defined in the 2004 Stock Incentive Plan), the shares underlying all restricted stock units then held by the participant will be delivered to the participant. The deferred delivery schedule described in this paragraph was determined as a series of fixed dates in order to ensure that participants continue to have an ongoing equity stake in us for a period of years following the offering and to achieve the benefit of tax deferral for the participants.

      In consideration of the grant of such restricted stock units, each participant generally will be prohibited during his or her employment and, upon the participant's termination of employment by us and our affiliates for any reason (other than by us without cause), for a period commencing on his or her termination of employment and ending on the last business day in January 2008 from:

(1)	seeking to provide or providing investment advisory services to certain persons to whom we or any of our affiliates render services;
(2)	soliciting or seeking to induce or actually inducing certain of our employees or employees of our affiliates to discontinue their employment with us or hiring or employing such employees;
(3)	competing with us and our affiliates;
(4)	acquiring a financial interest in, or otherwise becoming actively involved with, any competitive business; and
(5)	interfering with, or attempting to interfere with, business relationships between us or any of our affiliates and our customers, clients, suppliers, partners, members or investors.

In the event of a participant's breach of these restrictive covenants, in addition to any other remedies available to us, the participant will forfeit any then undelivered shares underlying restricted stock units. In addition, if a participant's employment with us or any of our affiliates is terminated for cause, any outstanding restricted stock units will immediately terminate and no additional shares will be delivered to the participant.

      As noted above, we are terminating the SAR plan and issuing these restricted stock units in order to compensate participants in the SAR plan for their contribution to the increase in our value through the offering, and for their efforts in assisting us in achieving our goal of consummating the offering, in a manner that will not result in an unintended taxable event to the participants in the SAR plan and that encourages ownership of our equity by key employees. Also as noted above, the SAR plan participants significantly benefit from the grant of restricted stock units in replacement of stock appreciation rights at the time of the offering because the value of their equity interest in us will be reestablished based on the higher value of Cohen & Steers implied by the initial public offering price in a manner that affords them the benefit of tax deferral.

      Restricted Stock Unit Grants to Senior Investment Banking Employees. We intend to grant restricted stock units with an aggregate value of $9 million to our three senior investment banking employees at the time of the offering pursuant to the 2004 Stock Incentive Plan described below in recognition of the value that these employees have contributed to Cohen & Steers. Based on an assumed initial public offering price per share of $14.00, we expect to grant an aggregate of 642,857 restricted stock units to these employees. If the initial public offering price per share is less than $14.00, the number of restricted stock units we will grant to these employees will be greater.

      The restricted stock units will be 100% vested on the grant date. In general, the shares of common stock underlying the restricted stock units granted at the time of the offering will be delivered to each participant as follows:

•	20% will be delivered on the last business day in January 2006;

•	40% will be delivered on the last business day in January 2007; and

•	40% will be delivered on the last business day in January 2008.

Notwithstanding the foregoing, if a participant's employment with us and our affiliates is terminated by the participant for “good reason” or by us without “cause” within the two-year period following a change in control, the shares underlying all restricted stock units then held by a participant will be delivered to the participant. In addition, if a participant's employment with us or any of our affiliates is terminated for cause, any outstanding restricted stock units will immediately terminate and no additional shares will be delivered to the participant.

      A participant generally will be prohibited during his or her employment and, upon the participant's resignation without good reason, for a period commencing on his or her termination of employment and ending on the last business day in January 2008 from:

(1)	seeking to provide or providing capital raising services or advisory services with respect to mergers, acquisitions, corporate restructurings, recapitalizations and similar corporate finance transactions to any person or entity, or otherwise engaging in any business that competes with the investment banking business of us or our affiliates;
(2)	soliciting or seeking to induce or actually inducing certain of our employees or employees of our affiliates to discontinue their employment with us or hiring or employing such employees;
(3)	acquiring a financial interest in, or otherwise becoming actively involved with, any competitive business; and
(4)	interfering with, or attempting to interfere with, business relationships between us or any of our affiliates and our customers, clients, suppliers, partners, members or investors.

In the event of a participant's breach of such restrictive covenants, the participant will be liable to us for liquidated damages of $2,800,000.

      Restricted Stock Unit Grants to Other Employees. We intend to grant restricted stock units with an aggregate value of $8.4 million to 13 of our other employees—one executive vice president, one senior vice president and 11 vice presidents or other employees with similar responsibilities—at the time of the offering pursuant to the 2004 Stock Incentive Plan described below. We determined to grant restricted stock units to these other employees because we expect them to be significant contributors to the value of Cohen & Steers in the future, and we determined the value of the restricted stock units to be awarded to each such other employee on the basis of the employee's current contribution to the value of Cohen & Steers, expected future contribution to our value, level of responsibility and current compensation level. Based on an assumed initial public offering price per share of $14.00, we expect to grant an aggregate of 600,000 restricted stock units to these other employees. If the initial public offering price per share is less than $14.00, the number of restricted stock units we will grant to these other employees will be greater.

      In general, subject to a participant's continued employment with us and compliance with certain restrictive covenants (identical to those described above in connection with the grants to the participants in the SAR plan, except with respect to the restrictive covenants applicable to Investment Banking employees), the restricted stock units will vest, and the shares of common stock underlying the restricted stock units will be delivered, on the last business day in January 2008. Notwithstanding the foregoing, if a participant's employment with us and our affiliates is terminated by the participant for “good reason” or by us without “cause” within the two-year period following a change in control, all restricted stock units then held by the participant which are unvested will automatically vest and the shares underlying such restricted stock units will be delivered to the participant. The vesting and delivery schedules of the shares underlying the restricted stock units granted to these employees differs from the vesting and delivery schedules of the shares underlying the restricted stock units to be granted to the participants in the SAR plan and to our senior investment banking employees because, with respect to these other employees, the restricted stock unit grants are designed to provide incentives to such employees going forward and, unlike the other restricted stock unit grants, are not intended as rewards for past service.

      In the event of a participant's breach of the restrictive covenants, in addition to any other remedies available to us, the participant will forfeit any then undelivered shares underlying restricted stock units. In addition, if a participant's employment with us or any of our affiliates is terminated for cause, any outstanding restricted stock units will immediately terminate and no additional shares will be delivered to the participant.

2004 Stock Incentive Plan

      The following description of the Cohen & Steers, Inc. 2004 Stock Incentive Plan, which we refer to as our stock incentive plan, is not complete and is qualified by reference to the full text of the stock incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      The stock incentive plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or consultants or those of our affiliates. A maximum of 9,500,000 shares of common stock may be subject to awards under the stock incentive plan. The maximum number of shares of common stock for which options and stock appreciation rights may be granted during a calendar year to any participant shall be 1,000,000. The number of shares of common stock issued or reserved pursuant to the stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in the shares of common stock. Shares of common stock covered by awards that expire, terminate or lapse will again be available for grant under the stock incentive plan.

      Administration. The stock incentive plan is administered by a committee of our board of directors, which may delegate its duties and powers in whole or in part as it determines. However, our board of directors may take any action designated to the committee under the stock incentive plan as it may deem necessary. The committee has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the stock incentive plan and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards will be granted by the committee to employees, directors and consultants in such numbers and at such times during the term of the stock incentive plan as the committee shall determine. The committee is authorized to interpret the stock incentive plan, to establish, amend and rescind any rules and regulations relating to the stock incentive plan, and to make any other determinations that it deems necessary or desirable for the administration of the stock incentive plan. The committee may correct any defect, supply any omission or reconcile any inconsistency in the stock incentive plan in the manner and to the extent the committee deems necessary or desirable.

      Options. The committee shall determine the exercise price for each option; provided, however, that an option must have an exercise price that is at least equal to the fair market value of a share of common stock on the date the option is granted. An option holder may exercise an option by written notice and payment of the exercise price (1) in cash, (2) to the extent permitted by the committee, by the surrender of a number of shares of common stock already owned by the option holder for at least six months, or other period consistent with applicable accounting rules, with a fair market value equal to the exercise price, (3) in a combination of cash and shares of common stock (as qualified by clause (2)), or (4) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver to us an amount equal to the exercise price for the shares of common stock being purchased. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may satisfy the income tax withholding obligation through the withholding of a portion of the shares of common stock to be received upon exercise of the option.

      Stock Appreciation Rights. The committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right shall be an amount determined by the committee. Generally, each stock appreciation right shall entitle a participant upon exercise to an amount equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price per share, times (2) the number of shares of common stock covered by the stock appreciation right.

Payment shall be made in shares of common stock or in cash, or partly in shares of common stock and partly in cash, all as shall be determined by the committee.

      Restricted Stock Units and Other Stock-Based Awards. The committee may grant awards of restricted stock units, shares of common stock, restricted stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. The restricted stock units and other stock-based awards will be subject to the terms and conditions established by the committee.

      During any period when Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable to us and the stock incentive plan, certain other stock-based awards may be granted in a manner designed to make them deductible by us under Section 162(m) of the Code (“Performance-Based Awards”). Such Performance-Based Awards will be determined based on the attainment of written objective performance goals approved by the committee for a performance period of between one and five years. The committee will establish the performance goals applicable to a performance period (1) while the outcome for that performance period is substantially uncertain and (2) no more than 90 days after the commencement of the performance period to which the performance goals relate or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals will be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenue or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) assets under management; and (xx) total return. The maximum amount of a Performance-Based Award payable to any one participant under the stock incentive plan for a performance period is 1,000,000 shares of common stock or, in the event the Performance-Based Award is paid in cash, the equivalent cash value thereof on the last day of the performance period to which such Performance-Based Award relates.

      Transferability. Unless otherwise determined by the committee, awards granted under the stock incentive plan are not transferable other than by will or by the laws of descent and distribution.

      Change in Control. In the event of a change in control (as defined in the stock incentive plan), (1) if determined by the committee, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to the change in control and (2) the committee may (A) cancel the awards for fair value as determined by the committee, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the stock incentive plan, as determined by the committee, or (C) provide that for a period of at least 15 days prior to the change in control, the options will be exercisable as to all shares subject to such options and that the options will terminate upon the occurrence of the change in control. If a participant's employment with us and our affiliates is terminated by the participant for “good reason” or by us without “cause” within the two-year period following a change in control, any outstanding awards then held by the participant which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date of such termination of employment.

      Amendment and Termination. Our board of directors may amend, alter or discontinue the stock incentive plan in any respect at any time, but no amendment, alteration or discontinuance may diminish any of the rights of a participant under any awards previously granted, without his or her consent.

2004 Employee Stock Purchase Plan

      The following description of the Cohen & Steers, Inc. 2004 Employee Stock Purchase Plan, which we refer to as our employee stock purchase plan, is not complete and is qualified by reference to the full text of the employee stock purchase plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      A maximum of 500,000 shares of common stock may be issued under the employee stock purchase plan. The number of shares issued or reserved pursuant to the employee stock purchase plan (or pursuant to outstanding awards) is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our common stock. The shares may consist of unissued shares or previously issued shares or shares purchased on the open market.

      Administration. The employee stock purchase plan will be administered by a committee of our board of directors. However, our board of directors may take any action designated to the committee under the employee stock purchase plan as it may deem necessary. The committee will have the authority to make rules and regulations for the administration of the plan and its interpretations, and decisions with regard to the employee stock purchase plan, and such rules and regulations will be final and conclusive.

      Eligibility. Each of our employees will be eligible to participate in the employee stock purchase plan, except that the committee may exclude employees (1) whose customary employment is for less than five months per calendar year or for less than 20 hours per week, (2) who have been employed for less than two years, or (3) who are highly compensated employees under the Code. Our employees will not be granted an option under the employee stock purchase plan if, immediately after the grant, such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

      Participation in the Plan. Eligible employees may participate in the employee stock purchase plan by electing to participate in a given offering period pursuant to procedures set forth by the committee. A participant's participation in the employee stock purchase plan will continue until the participant makes a new election or withdraws from an offering period or the employee stock purchase plan.

      Payroll Deductions. Payroll deductions will be made from the compensation paid to each participant for each offering period in such whole percentage from 1% to 10% as elected by the participant; provided that no participant will be entitled to purchase, during any calendar year, shares with an aggregate fair market value in excess of $25,000. Except as otherwise provided by the committee, a participant cannot change the rate of payroll deductions once an offering period has commenced. In addition, except to the extent provided by the committee, a participant may not make any separate cash payments into the participant's account, and payment for shares purchased under the plan may not be made in any form other than by payroll deduction.

      Termination of Participation in the Plan. The committee will determine the terms and conditions under which a participant may withdraw from an offering period or the employee stock purchase plan. A participant's participation in the employee stock purchase plan will be terminated upon the termination of such participant's employment for any reason. Upon a termination of a participant's employment, all payroll deductions (and other contributions to the extent provided by the committee) credited to such former participant's plan account will be returned without interest to the former participant or the former participant's beneficiary.

      Purchase of Shares. With respect to an offering period, each participant will be granted an option to purchase a number of shares equal to the lesser of (1) a maximum established by the committee and (2) the number determined by dividing the amount in the participant's account during such offering period by the purchase price. On the last day of each offering period (each, a “purchase date”), we will apply the funds in each participant's account to purchase shares. The purchase price will be set by the committee, but cannot be less than 85% of the lesser of the fair market value of the shares on the grant date of the option or the purchase date. As soon as practicable after each purchase date, the number of shares purchased by each participant will be deposited in a brokerage account established in such participant's name. The participant may thereafter (1) transfer the shares to another brokerage account or (2) request in writing that a share certificate be issued to the participant with respect to the whole shares in the participant's brokerage account and that any fractional shares remaining in such account be paid in cash to the participant. Notwithstanding the foregoing, a participant will not be permitted to dispose of shares purchased pursuant to the employee stock purchase plan for at least three months following the applicable purchase date.

      Amendment and Termination. Our board of directors may amend, alter or discontinue the employee stock purchase plan; provided, however, that no amendment, alteration or discontinuation will be made which, without shareholder approval, would increase the number of shares authorized for the employee stock purchase plan, or, without a participant's consent, would impair such participant's rights and obligations under the plan.

      The employee stock purchase plan will terminate upon the earliest of (1) the termination of the employee stock purchase plan by our board of directors, (2) the issuance of all of the shares reserved for issuance under the plan, or (3) the tenth anniversary of the effective date.

      Withholding. We reserve the right to withhold from shares or cash distributed to a participant any amounts which we are required by law to withhold.

      Change in Control. In the event of a change in control (as defined in the employee stock purchase plan), the committee may take any actions it deems necessary or desirable with respect to any option or offering period as of the date of the consummation of the change in control.

      Other Information. As of March 31, 2004, approximately 71 of our employees would have been eligible for participation in the employee stock purchase plan. Because the benefits conveyed under the employee stock purchase plan are contingent upon, among other things, the amount of contributions participating employees make on a voluntary basis, it is not possible to predict what benefits eligible employees will receive under the employee stock purchase plan.

2004 Annual Incentive Plan

      The following description of the Cohen & Steers, Inc. 2004 Annual Incentive Plan, which we refer to as our annual incentive plan, is not complete and is qualified by reference to the full text of the annual incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      Purpose. The annual incentive plan is a bonus plan designed to provide certain of our employees with incentive compensation based upon the achievement of pre-established performance goals. The annual incentive plan is designed to comply with the performance-based compensation exemption from Section 162(m) of the Code during any period during which Section 162(m) of the Code is applicable. The purpose of the annual incentive plan is to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

      Administration. The annual incentive plan is administered by a committee of our board of directors. However, our board of directors may take any action designated to the committee under the annual incentive plan as it may deem necessary. The committee may delegate its authority under the annual incentive plan except in cases where such delegation would disqualify compensation paid under the annual incentive plan intended to be exempt under Section 162(m) of the Code.

      Eligibility; Awards. Awards may be granted to our officers and key employees in the sole discretion of the committee. The annual incentive plan provides for the payment of incentive bonuses, in the form of cash, restricted stock, restricted stock units, stock appreciation rights, stock options (of equivalent value) and/or some combination of the foregoing. Any equity-based awards will be made pursuant to the 2004 Stock Incentive Plan described above.

      Performance Goals. The committee establishes the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a multi-year cycle, as determined by the committee. Within 90 days after each performance period begins (or such other date as may be required by Section 162(m) of the Code), the committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period, and (2) the target incentive bonus for each participant. Notwithstanding the foregoing, with respect to the performance period during which the effective date of the annual incentive plan occurs, the committee shall establish such performance objectives and target incentive bonuses within 60 days after the effective date. Performance objectives will be based upon one or more of the following criteria, as determined by the committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenue or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) assets under management; and (xx) total return. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the committee shall determine. The performance measures and objectives established by the committee may be different for different fiscal years and different objectives may be applicable to different officers and employees.

      As soon as practicable following the applicable performance period, the committee will determine (i) whether and to what extent any of the performance objectives established for such performance period have been satisfied, and (ii) for each participant employed as of the last day of the performance period for which the bonus is payable, the actual bonus to which such participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the committee may deem appropriate. No participant may receive a bonus under the annual incentive plan, with respect to any fiscal year, in excess of $5 million. The committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the annual incentive plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant's target incentive bonus.

      Change in Control. If there is a change in control (as defined in the annual incentive plan), our board of directors, as constituted immediately prior to the change in control, shall determine in its discretion whether the performance criteria have been met or will be deemed to have been met for the year in which the change in control occurs.

      Termination of Employment. If a participant dies or becomes disabled prior to the last day of a performance period, the participant may receive an annual bonus equal to the bonus otherwise payable to the participant based upon actual company performance for the applicable performance period or, if determined by the committee, based upon achieving targeted performance objectives, pro-rated for the days of employment during the performance period.

      Payment of Awards. Payment of any bonus amount is made to participants as soon as practicable after the committee certifies that one or more of the applicable objectives has been attained, or, where the committee will reduce, eliminate or limit the bonus, as described above, the committee determines the amount of any such reduction.

      Amendment and Termination of Plan. Our board of directors or the committee may at any time amend, suspend, discontinue or terminate the annual incentive plan, subject to stockholder approval if such approval is necessary to maintain the annual incentive plan in compliance with Section 162(m) of the Code or any other applicable law or regulation. Unless earlier terminated, the annual incentive plan will expire on the tenth anniversary of its effective date.

401(k) and Profit Sharing Plan

      We sponsor a profit sharing plan covering all employees who meet certain age and service requirements. Subject to limitations, this plan permits participants to defer up to 70% of their compensation pursuant to Section 401(k) of the Code. We match employee contributions at $0.50 per $1.00 deferred. The plan also allows us to make discretionary contributions, which are integrated with the taxable wage base under the Social Security Act.

      Forfeitures are created when participants terminate employment before becoming entitled to their full benefits under the plan. Forfeited amounts are used to reduce our contributions to the plan.

RELATED PARTY TRANSACTIONS

Cohen & Steers Mutual Funds

      The mutual funds for which we are the investment advisor are funds that we established and are marketed under the Cohen & Steers name. Mr. Cohen and Mr. Steers, our chairmen and co-chief executive officers, serve as directors and officers of each Cohen & Steers closed-end and open-end mutual fund. Mr. Steers serves as director, chairman and secretary and Mr. Cohen serves as a director, president and treasurer of each of the funds. Mr. Steers and Mr. Cohen do not receive compensation for their services from any Cohen & Steers mutual fund. There are no relationships between the nominees for our board of directors and the Cohen & Steers mutual funds or the institutional separate accounts for which we are the investment advisor.

The Reorganization

      Prior to the consummation of this offering, we will effect a reorganization whereby Cohen & Steers, Inc. will become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), continue to conduct the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries. The reorganization will be accomplished through a merger pursuant to which:

•	CSCM Merger Sub, Inc. will merge with and into Cohen & Steers Capital Management, Inc.;

•	each outstanding share of common stock in Cohen & Steers Capital Management, Inc. will be converted into the right to receive a newly issued share of common stock from Cohen & Steers, Inc.;

•	the shares of common stock of Cohen & Steers, Inc. held by Cohen & Steers Capital Management, Inc. will be cancelled; and

•	each share of CSCM Merger Sub, Inc. will be converted into and exchanged for a share of common stock of Cohen & Steers Capital Management, Inc.

Following the merger, our principals and their family trusts will be the sole stockholders of Cohen & Steers, Inc., and Cohen & Steers Capital Management, Inc. will be a wholly owned subsidiary of Cohen & Steers, Inc. The reorganization will be effected pursuant to a merger agreement among Cohen & Steers, Inc., CSCM Merger Sub, Inc. and Cohen & Steers Capital Management, Inc., the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. See “Reorganization and S Corporation Status—Reorganization.”

S Corporation Distributions and Tax Indemnification Agreement

      Since we were organized in 1986, we have been treated for federal and certain state income tax purposes as an S corporation under Subchapter S of the Internal Revenue Code and comparable state laws. As a result, our earnings have been taxed, with certain exceptions, directly to our stockholders rather than to us, leaving our stockholders responsible for paying income taxes on these earnings. We have historically paid distributions to our stockholders to enable them to pay their income tax liabilities as a result of our status as an S corporation and, from time to time, to distribute previously undistributed S corporation earnings and profits. We made aggregate cash S corporation distributions to our stockholders of $8.6 million during 2001, $7.3 million during 2002, $9.3 million during 2003 and $11.5 million during the first quarter of 2004. Subsequent to March 31, 2004, we have made aggregate cash S corporation distributions to our stockholders of $5.5 million. We will revoke our S corporation status prior to the closing of this offering. We expect to make a distribution to our current stockholders representing payment of undistributed S corporation earnings for tax purposes at and through the date of revocation. The actual amount of the distribution of S corporation earnings to our current stockholders will depend on the amount of our earnings through the revocation date. We will also enter into a tax indemnification agreement with our current stockholders, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. See “Reorganization and S Corporation Status—S Corporation Status.”

Registration Rights Agreement

      Concurrently with the reorganization, the existing stockholders' agreement among Cohen & Steers Capital Management, Inc. and our principals, which governs the disposition of the shares of Cohen & Steers Capital Management, Inc., will be terminated and Cohen & Steers, Inc. will enter into a registration rights agreement with our principals and two trusts benefiting their families, pursuant to which we will grant to them, their affiliates and certain of their transferees the right, as described below, to require us to register under the Securities Act shares of common stock (and other securities convertible into or exchangeable or exercisable for shares of common stock) held by them. The form of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. Such registration rights are generally available to the rights holders until registration under the Securities Act is no longer required to enable them to resell the registrable securities owned by them. The registration rights agreement provides, among other things, that we will pay all expenses in connection with the first ten demand registrations requested by the rights holders and in connection with any registration commenced by us in which the rights holders participate through “piggyback” registration rights granted under such agreement. We have the right to postpone any demand registration if to register would require an audit of us other than our regular audit, if another registration statement which was not effected on Form S-3 has been declared effective under the Securities Act within 180 days or, for a period of 90 days, if we determine that it is in our best interests to do so. The rights of the Rights Holders to exercise their “piggyback” registration rights are subject to our right to reduce on a pro rata basis among all requesting holders the number of requested shares of common stock to be registered if in the opinion of the managing underwriter the total number of shares to be so registered exceeds that number which may be sold without having an adverse effect on the price, timing or distribution of the offering of the shares.

Agreements to Waive Investment Advisory Fees and Bear Expenses

      We reduce the expenses of eight of the twelve mutual funds for which we are the investment advisor by waiving investment advisory fees (which reduces our revenue by an amount equal to the fees waived) or bearing expenses (which increases our expenses by an amount equal to the expenses borne) otherwise payable by these funds. We have contractually agreed with:

•	five of the seven closed-end mutual funds for which we are the investment advisor to waive up to 49% of our investment advisory fees for 10 years following the commencement of the fund's operations;

•	two of the five open-end mutual funds for which we are the investment advisor to waive our investment advisory fees and/or reimburse the open-end mutual funds so that their expenses do not exceed between 1.15% and 2.15% of their net assets; and

•	a third open-end mutual fund, Cohen & Steers Institutional Realty Shares, Inc., to bear all of this fund's operating expenses.

      When we waive investment advisory fees or bear expenses otherwise payable by a mutual fund, this provides a direct benefit to the mutual fund investors by lowering the expenses associated with investing in the fund and improving the fund's investment performance. These agreements to waive fees and bear expenses reduce our revenue and increase our expenses, and thereby reduce our operating income, by an amount equal to the fees waived or expenses borne. We agree to waive investment advisory fees and bear expenses payable by a mutual fund because we believe this enhances the sales effort for the fund and thereby increases the assets that we manage.

      Although the agreements we have with closed-end mutual funds to waive investment advisory fees otherwise payable by the funds specify that they are to begin to expire in 2006 and continuing through 2012, this would reduce the investment performance of the funds and may not occur. Each of our investment advisory agreements with a mutual fund, including the fees payable under the agreement, is subject, following the initial two year term, to annual approval by the mutual fund's board of directors, including at least a majority of the independent directors.

      The table below describes each closed-end mutual fund's investment advisory fee that is scheduled to be charged giving effect to the amount of the fee that we have agreed to waive for each year.

Closed-End Fund Investment Advisory Fee Rates
(Actual advisory fee charged or scheduled to be charged as a percentage of managed assets)

Year	Cohen & Steers Advantage Income Realty Fund, Inc. (through 12/31)	Cohen & Steers Quality Income Realty Fund, Inc. (through 12/31)	Cohen & Steers Premium Income Realty Fund, Inc. (through 8/30)	Cohen & Steers REIT and Utility Income Fund, Inc. (through 1/31)	Cohen & Steers Select Utility Fund, Inc. (through 3/31)	Cohen & Steers REIT and Preferred Income Fund, Inc.	Cohen & Steers Total Return Realty Fund, Inc.
2001	0.43%	*	*	*	*	*	0.70%
2002	0.43%	0.53%	0.55%	*	*	*	0.70%
2003	0.43%	0.53%	0.55%	*	*	0.65%	0.70%
2004	0.43%	0.53%	0.55%	0.65%	0.65%	0.65%	0.70%
2005	0.43%	0.53%	0.55%	0.65%	0.65%	0.65%	0.70%
2006	0.50%	0.53%	0.55%	0.65%	0.65%	0.65%	0.70%
2007	0.57%	0.59%	0.55%	0.65%	0.65%	0.65%	0.70%
2008	0.64%	0.65%	0.60%	0.65%	0.65%	0.65%	0.70%
2009	0.71%	0.71%	0.65%	0.65%	0.65%	0.65%	0.70%
2010	0.78%	0.78%	0.70%	0.70%	0.70%	0.65%	0.70%
2011	0.85%	0.83%	0.75%	0.75%	0.75%	0.65%	0.70%
2012	0.85%	0.85%	0.80%	0.80%	0.80%	0.65%	0.70%
2013	0.85%	0.85%	0.80%	0.85%	0.85%	0.65%	0.70%

* Fund not in existence.

      We have also agreed to waive fees and/or bear expenses for Cohen & Steers Special Equity Fund, Inc. and Cohen & Steers Utility Fund, Inc. for a one year period. In contrast to the fee waivers on the closed-end mutual funds, the decision of whether to extend the open-end mutual fund waivers and bear expenses is considered annually.

      The following table discloses the actual advisory fees waived and expenses borne for each mutual fund for which we are the investment advisor for the years ended December 31, 2001, 2002, 2003 and the three months ended March 31, 2003 and 2004.

Investment Advisory Fees Waived/Expenses Borne

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	($ in thousands)
Closed-End Mutual Fund Investment Advisory Fees Waived:
Cohen & Steers Advantage Income Realty Fund, Inc.	$1,078	$2,067	$2,470	$532	$771
Cohen & Steers Premium Income Realty Fund, Inc.	—	485	1,877	402	582
Cohen & Steers Quality Income Realty Fund, Inc.	—	2,108	2,823	608	868
Cohen & Steers REIT and Preferred Income Fund, Inc.	—	—	—	—	—
Cohen & Steers REIT and Utility Income Fund, Inc.	—	—	—	—	390
Cohen & Steers Select Utility Fund, Inc.	—	—	—	—	9
Cohen & Steers Total Return Realty Fund, Inc.	—	—	—	—	—

Total	$1,078	$4,660	$7,170	$1,542	$2,620

Open-End Mutual Fund Investment Advisory Fees Waived/Expenses Borne:
Cohen & Steers Special Equity Fund, Inc.	—	$125	$103	$26	$10
Cohen & Steers Institutional Realty Shares, Inc.	856	721	937	209	315
Cohen & Steers Realty Shares, Inc.	—	—	—	—	—
Cohen & Steers Equity Income Fund, Inc.	—	—	—	—	—
Cohen & Steers Utility Fund, Inc.	—	—	—	—	—

Total	$856	$846	$1,040	$235	$325

Internet Realty Partners, L.P.

      Since March 2000, we have provided investment advisory and management services to Internet Realty Partners, L.P. (“IRP”), a limited partnership formed to invest in real estate-related technology companies. A number of our employees, including Mr. Cohen, Mr. Steers, Mr. Harvey, Mr. Derechin, Mr. McCombe and Mr. Stoller, have invested in and/or act in the capacity of directors or officers of IRP. In addition, Mr. Cohen and Mr. Steers, and certain family trusts of Mr. Cohen and Mr. Steers, own in the aggregate a 50% interest in IRP Management, LLC (“IRP Management”), the general partner to IRP. Mr. Harvey owns a less than 5% interest in the General Partner. We are contractually entitled to a management fee for our services as investment advisor and manager equal to 2% of the value of the total commitments of the partners of IRP less the cost basis of any investments sold by IRP and distributed to the IRP partners. However, because it has been doubtful that IRP will be able to pay us our management fee, we did not record any revenue for this arrangement in 2003 and do not expect to record any revenue in 2004. In addition, IRP Management is entitled to receive 25% of IRP's profits after repayment of the Partners' capital contributions (“Carried Interest Distributions”). As of this date, IRP Management has not received any Carried Interested Distributions and there is no current expectation that any Carried Interest Distributions will be made to IRP Management. As of December 31, 2003, the total assets of IRP were approximately $8 million.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding the beneficial ownership of our common stock by Mr. Cohen and Mr. Steers immediately prior to the consummation of the offering, but after giving effect to the reorganization described under “Reorganization and S Corporation Status—Reorganization.” Except as set forth in the following table, no other person is known by us to beneficially own any shares of our common stock.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage of Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned After the Offering(1)
Martin Cohen(2)	13,350,000	(3)	50%	39.0%
Robert H. Steers(2)	13,350,000	(4)	50%	39.0%

(1)	Does not take into account the underwriters' overallotment option to purchase up to 1,125,000 additional shares from us. If the underwriters' overallotment option is exercised in full, Mr. Cohen will beneficially own 37.8% and Mr. Steers will beneficially own 37.8% of our common stock after the offering.
(2)	c/o Cohen & Steers, Inc., 757 Third Avenue, New York, NY 10017.
(3)	Includes 1,660,701 shares held by The Martin Cohen 1998 Family Trust. Mr. Cohen disclaims beneficial ownership of the shares held by this trust.
(4)	Includes 1,660,701 shares held by Robert H. Steers Family Trust. Mr. Steers disclaims beneficial ownership of the shares held by this trust.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock. The following description of our capital stock is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Common Stock

      All outstanding shares of our common stock are, and all shares of common stock to be outstanding immediately following this offering will be, fully paid and nonassessable.

      Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

      Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

      Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

      Holders of our common stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

      Our Amended and Restated Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

      We have no intention at the present time of issuing any preferred stock, and would make any determination to issue preferred stock only based on our judgment as to the best interests of the company and our stockholders. Moreover, our policy is that we would only issue preferred stock for capital raising purposes and would not issue preferred stock with voting or other rights that are disproportionate to the economic interests of such preferred stock. Nevertheless, we could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the market price of the common stock.

Authorized but Unissued Capital Stock

      Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

      One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

      We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

      Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

      Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Listing

      We propose to list our common stock on the New York Stock Exchange, subject to official notice of issuance, under the symbol “CNS.”

SHARES ELIGIBLE FOR FUTURE SALE

      No prediction can be made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

      Upon completion of the offering we will have a total of 34,200,000 shares of our common stock outstanding (or 35,450,000 shares assuming the underwriters exercise their overallotment option in full). All of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” Under the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. The remaining shares of our common stock outstanding will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Our principals and two trusts benefiting their families will own, in the aggregate, all of the 26,700,000 remaining outstanding shares of our common stock immediately following the offering and have advised us that they intend to sell additional shares of our common stock over a period of time. As a result of the registration rights agreement and the lock-up arrangements described below, all of these shares may be eligible for future sale following the 180-day period after the date of this prospectus.

      In addition, we expect to grant to certain employees an aggregate of 4,921,718 fully vested restricted stock units pursuant to the 2004 Stock Incentive Plan at the time of this offering. In general, the shares of common stock underlying these restricted stock units will be delivered to each participant as follows: 20% will be delivered on the last business day in January 2006; 40% will be delivered on the last business day in January 2007; and 40% will be delivered on the last business day in January 2008. We also expect to grant certain other employees an aggregate of 600,000 restricted stock units pursuant to the 2004 Stock Incentive Plan at the time of this offering. In general, these restricted stock units will vest, and the shares of common stock underlying these restricted stock units will be delivered, on the last business day in January 2008. See “Management—IPO Date Restricted Stock Unit Grants.” Prior to the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under our 2004 Stock Incentive Plan and our 2004 Employee Stock Purchase Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below. We expect that the registration statement on Form S-8 will cover 10,000,000 shares.

Registration Rights

      Concurrently with the reorganization, we will enter into a registration rights agreement with our principals and the two trusts benefiting their families, pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock (and other securities convertible into or exchangeable or exercisable for shares of common stock) held by them. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See “Related Party Transactions—Registration Rights Agreement.”

Lock-Up Arrangements

      Notwithstanding the foregoing, our principals and the two trusts benefiting their families will agree, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, except as bona fide gifts, by will or intestacy or to any trust or other estate or tax planning vehicle for the direct or indirect benefit of a stockholder or immediate family member. Those persons who purchase common stock through our reserved share program will be subject to restrictions on transfer for 30 days after the date of this prospectus. See “Underwriting.”

Rule 144

      In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one year holding period requirement) in order to sell shares of common stock which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK

      The following summary describes the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of our common stock should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

      If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our common stock should consult their tax advisors.

      As used herein, a “Non-U.S. Holder” of our common stock means a beneficial owner (other than a partnership) that is not any of the following for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (X) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends

      Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

      A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds our common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

      An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. Even if we become a “United States real property holding corporation,” so long as the common stock continues to be regularly traded on an established securities market, gain from the disposition of the common stock will not be treated as effectively connected with a trade or business of a Non-U.S. Holder in the United States unless such Non-U.S. Holder holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of the common stock.

Federal Estate Tax

      Our common stock that is held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

      A Non-U.S. Holder will be subject to backup withholding on the payment of dividends unless applicable certification requirements are met.

      Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of our common stock within the United States or conducted through U.S.-related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares set forth opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
Bear, Stearns & Co. Inc.

Total	7,500,000

      The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $        per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Cohen & Steers, Inc.	$	$	$

      The expenses of the offering, not including the underwriting discount, are estimated at $4.6 million and are payable by us.

Overallotment Option

      We have granted an option to the underwriters to purchase up to 1,125,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to our directors, officers and employees and their immediate families. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Purchasers of reserved shares will be subject to restrictions on transfer, similar to those described in the next paragraph, for 30 days after the date of this prospectus.

No Sales of Similar Securities

      We and all existing stockholders have agreed not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, except as bona fide gifts, by will or intestacy or to any trust or other estate or tax planning vehicle for the direct or indirect benefit of a stockholder or immediate family member. Specifically, we and these other persons have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

      We expect the shares to be approved for listing on the New York Stock Exchange under the symbol “CNS.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders and thereby establish at least 1,100,000 shares in the public float having a minimum aggregate market value of $60,000,000.

      Prior to this offering, there has been no public market for our common stock. We expect the initial public offering price to be within the range indicated on the front cover of this prospectus. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters following a marketing period during which the underwriters will assess the demand for our common stock from potential investors. The factors to be considered in determining the initial public offering price are:

•	investor demand for our common stock;

•	prevailing market conditions, including investor demand for initial public offerings;

•	our historical financial information included in this prospectus;

•	an analysis of our earnings and the price to projected earnings multiples of publicly traded companies in the asset management and investment banking industries that the representatives believe to be comparable to us;

•	our history and the prospects for us and the asset management and investment banking industries in which we compete;

•	an assessment of our management and management's ability to execute its business plan, our past and present operations, and the prospects for, and timing of, our future revenue.

Based on an initial public offering price per share of $14.00, which is the midpoint of the range indicated on the front cover of this prospectus, but without giving effect to the shares to be issued in this offering, the ratio of our initial public offering price per share to our pro forma earnings per share for the year ended December 31, 2003 would be 53.8 and for the three months ended March 31, 2004 would be 15.9, and the ratio of our initial public offering price per share to our pro forma book value per share as of March 31, 2004 would be 10.5. See “—Unaudited Consolidated Pro Forma Financial Information.”

      An active trading market for the shares may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc., have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and the mutual funds for which we are the investment advisor. They have received customary fees and commissions for these transactions. In particular, we note that some of the underwriters and their affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc., have also acted and may in the future act as underwriters for our various mutual fund offerings. In connection therewith they have received and may in the future receive underwriting discounts and commissions. In particular, we note that since the beginning of 2003 Merrill Lynch, Pierce, Fenner & Smith Incorporated received an aggregate of over $69 million, UBS Securities LLC received an aggregate of over $15 million and Wachovia Capital Markets, LLC received an aggregate of over $14 million in underwriting discounts in connection with common share offerings by closed-end mutual funds for which we are the investment advisor. In addition, in our capacity as investment advisor of closed-end mutual funds, we are obligated to pay some of the underwriters additional compensation for their agreements to provide, upon request, after-market support services to us designed to maintain the visibility of the mutual funds on an ongoing basis; relevant information, studies or reports regarding general trends in the closed-end mutual fund and asset management industries; and information to and consult with us with respect to applicable strategies designed to address market value discounts, if any, with respect to the funds. These additional payments are made by us quarterly based on a mutual fund's managed assets as long as we serve as investment advisor of such mutual fund. Since the beginning of 2003, we have paid Merrill Lynch, Pierce, Fenner & Smith Incorporated an aggregate of approximately $6.9 million in these additional payments.

LEGAL MATTERS

      The validity of the common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

      The statement of financial condition of Cohen & Steers, Inc. as of May 10, 2004 included in this prospectus has been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Cohen & Steers Capital Management, Inc. and subsidiaries as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Securities and Exchange Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. You may obtain further information about the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a Web site maintained by the Securities and Exchange Commission. The address of this site is http://www.sec.gov.

      Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the Securities and Exchange Commission as described above, or inspect them without charge at the Securities and Exchange Commission's Web site. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
COHEN & STEERS, INC.:

      We have audited the accompanying statement of financial condition of Cohen & Steers, Inc. (the “Company”) as of May 10, 2004. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

      In our opinion, such statement of financial condition presents fairly, in all material respects, the financial position of the Company at May 10, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York
May 11, 2004 (June 10, 2004 as to Note 4)

COHEN & STEERS, INC.
STATEMENT OF FINANCIAL CONDITION
At May 10, 2004

Assets—Cash	$1.00

Stockholders' equity—Common stock	$1.00

NOTES TO STATEMENT OF FINANCIAL CONDITION OF COHEN & STEERS, INC.

1. Organization and Purpose

      Cohen & Steers, Inc. was incorporated in Delaware on March 17, 2004 and is currently a wholly owned subsidiary of Cohen & Steers Capital Management, Inc. Pursuant to a reorganization for the purpose of redomestication and reorganization into a holding company structure, Cohen & Steers, Inc. is expected to become the parent holding company of Cohen & Steers Capital Management, Inc. and, together with its direct and indirect subsidiaries (including Cohen & Steers Capital Management, Inc.), succeed to the business now conducted by Cohen & Steers Capital Management, Inc. and its subsidiaries.

2. Summary of Significant Accounting Policies and Basis of Presentation

      The statement of financial condition has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of income, changes in stockholders' equity and cash flows have not been presented in the financial statements because there have been no activities of this entity.

3. Stockholders' Equity

      Cohen & Steers, Inc. is authorized to issue 100,000 shares of common stock, par value $0.01 per share. Cohen & Steers, Inc. has issued 100 shares of common stock in exchange for $1.00, all of which were held by Cohen & Steers Capital Management, Inc. at May 10, 2004.

4. Subsequent Events

      On June 10, 2004, the Certificate of Incorporation of Cohen & Steers, Inc. was amended and restated and authorizes Cohen & Steers, Inc. to issue 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
COHEN & STEERS CAPITAL MANAGEMENT, INC.:

      We have audited the accompanying consolidated statements of financial condition of Cohen & Steers Capital Management, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cohen & Steers Capital Management, Inc. and subsidiaries at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 17, 2004 (June 16, 2004 as to the effects
of the stock split described in Note 19)

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2002 and 2003
($ in thousands, except par value)

	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$6,090	$7,526
Accounts receivable:
Company-sponsored mutual funds	2,713	5,179
Other	2,814	3,669
Marketable securities available-for-sale	4,593	6,497
Due from affiliates	61	282
Income tax refunds receivable	—	441
Prepaid expenses and other current assets	865	1,003

Total current assets	17,136	24,597

Property and equipment—net	3,262	3,361

Other assets:
Deferred commissions—net of accumulated amortization of $2,657 and $5,398, respectively	3,954	6,523
Deposits	42	42

Total other assets	3,996	6,565

Total	$24,394	$34,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses and compensation	$2,313	$6,626
Current portion of long-term debt	141	120
Current portion of obligations under capital leases	12	16
Deferred income tax liability	364	366
Other current liabilities	74	129

Total current liabilities	2,904	7,257

Long-term liabilities:
Bank line of credit	3,020	4,713
Long-term debt	1,774	1,661
Obligations under capital leases and other long-term liabilities	4	118

Total long-term liabilities	4,798	6,492

Commitments and contingencies
Stockholders' equity:
Common stock, $0.01 par value, 15,000,000 voting shares authorized, 14,567,556 shares issued and outstanding and 15,000,000 non-voting shares authorized, 12,132,444 shares issued and outstanding	267	267
Additional paid-in capital	3,692	3,692
Retained earnings	12,399	15,195
Accumulated other comprehensive income	334	1,620

Total stockholders' equity	16,692	20,774

Total	$24,394	$34,523

See notes to consolidated financial statements.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2001, 2002 and 2003
($ in thousands, except per share data)

	2001	2002	2003	Pro Forma 2003
				(Unaudited)
Revenue:
Investment advisory and administration fees:
Closed-end mutual funds	$2,009	$7,837	$18,575	$18,575
Open-end mutual funds	18,019	20,871	24,225	24,225
Institutional separate accounts	10,794	9,707	8,808	8,808

Total investment advisory and administration fees	30,822	38,415	51,608	51,608
Distribution and service fee revenue	1,112	3,071	5,880	5,880
Portfolio consulting and other	507	683	1,574	1,574
Investment banking fees	2,853	13,077	11,279	11,279

Total revenue	35,294	55,246	70,341	70,341

Expenses:
Employee compensation and benefits	16,719	32,312	37,193	37,193
General and administrative	6,651	6,916	8,007	8,007
Distribution and service fee expenses	4,069	4,744	9,190	9,190
Amortization, deferred commissions	533	1,698	3,077	3,077
Depreciation and amortization	517	927	1,002	1,002

Total expenses	28,489	46,597	58,469	58,469

Operating income	6,805	8,649	11,872	11,872

Non-operating income (expense):
Interest and dividend income	513	525	435	435
Interest expense	(60)	(127)	(156)	(156)

Total non-operating income	453	398	279	279

Income before income taxes	7,258	9,047	12,151	12,151
Income taxes	654	611	100	5,103

Net income	$6,604	$8,436	$12,051	$7,048

Earnings per share—basic and diluted	$0.25	$0.32	$0.45	$0.26
Weighted average shares outstanding—basic and diluted	26,250,737	26,475,368	26,700,000	26,700,000

See notes to consolidated financial statements.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2001, 2002 and 2003
(Amounts in thousands)

	Common Stock— Voting		Common Stock— Non-Voting
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2001	14,568	$146	11,654	$117	$803	$12,505	$41	$13,612
Net income						6,604		6,604
Other comprehensive income, unrealized gain on securities available-for-sale (net of tax expense of $39)							359	359

Total comprehensive income								6,963

Capital contributions					1,703			1,703
Distributions to stockholders						(8,567)		(8,567)

Balance, December 31, 2001	14,568	146	11,654	117	2,506	10,542	400	13,711
Net income						8,436		8,436
Other comprehensive loss, unrealized loss on securities available-for-sale (net of tax benefit of $18)							(66)	(66)

Total comprehensive income								8,370

Securities reorganization (see Note 1)			478	4	(764)	760		—
Capital contributions					1,950			1,950
Distributions to stockholders						(7,339)		(7,339)

Balance, December 31, 2002	14,568	146	12,132	121	3,692	12,399	334	16,692
Net income						12,051		12,051
Other comprehensive income, unrealized gain on securities available-for-sale (net of tax expense of $101)							1,286	1,286

Total comprehensive income								13,337

Distributions to stockholders						(9,255)		(9,255)

Balance, December 31, 2003	14,568	$146	12,132	$121	$3,692	$15,195	$1,620	$20,774

See notes to consolidated financial statements.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2002 and 2003
($ in thousands)

	2001	2002	2003
Cash Flows from Operating Activities:
Net income	$6,604	$8,436	$12,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	517	927	1,002
Amortization, deferred commissions	533	1,698	3,077
Deferred rent	6	6	126
Deferred income taxes	7	(52)	(98)
Loss on disposal of property and equipment	7	4	—
Changes in operating assets and liabilities:
Accounts receivable, Company-sponsored mutual funds	(483)	(621)	(2,466)
Accounts receivable, others	964	14	(855)
Due from affiliates	77	(44)	(221)
Income tax refunds receivable	—	—	(441)
Prepaid expenses and other current assets	(196)	228	(138)
Deferred commissions	(2,059)	(4,058)	(5,646)
Deferred tax liability	—	(9)	9
Other long-term liabilities	—	(15)	(47)
Accrued expenses	(218)	632	4,313
Other current liabilities	—	—	55

Net cash provided by operating activities	5,759	7,146	10,721

Cash Flows from Investing Activities:
Purchases of marketable securities available-for-sale	(364)	(513)	(527)
Purchases of property and equipment	(1,939)	(919)	(1,062)

Net cash used in investing activities	(2,303)	(1,432)	(1,589)

Cash Flows from Financing Activities:
Distributions to stockholders	(8,567)	(7,339)	(9,255)
Proceeds from bank line of credit	—	3,020	1,693
Proceeds from long-term debt	1,440	620	—
Principal payments on long-term debt	(19)	(125)	(134)
Capital contributions	1,703	1,950	—
Payment of subordinated notes payable	—	(500)	—

Net cash used in financing activities	(5,443)	(2,374)	(7,696)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,987)	3,340	1,436
Cash and Cash Equivalents—Beginning of year	4,737	2,750	6,090

Cash and Cash Equivalents—End of year	$2,750	$6,090	$7,526

Cash paid for interest	$59	$122	$150

Cash paid for taxes, net	$735	$443	$361

Non-cash transactions:
Acquisition of property and equipment under capital leases	$31	$—	$39

Securities, Inc. reorganization	$—	$760	$—

See notes to consolidated financial statements.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
($ in thousands, except per share amounts)

1. Organization and Nature of Operations

      Cohen & Steers Capital Management, Inc. (“Management”) is a registered investment advisor under the Investment Advisers Act of 1940, specializing in the management of income-oriented equity securities portfolios. Its clients include Company-sponsored open-end and closed-end mutual funds and domestic corporate and public pension plans, foreign pension plans, endowment funds and individuals. Management also serves as portfolio consultant for non-proprietary unit investment trusts.

      Cohen & Steers Securities, LLC (“Securities, LLC”) (successor to Cohen & Steers Securities, Inc. (“Securities, Inc.”)) (both hereinafter referred to as “Securities”) is a wholly-owned subsidiary which was formed as a Delaware limited liability company. Securities is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the National Association of Securities Dealers, Inc. (“NASD”). Securities provides distribution services for Cohen & Steers Realty Shares, Inc., Cohen & Steers Institutional Realty Shares, Inc., Cohen & Steers Special Equity Fund, Inc. and Cohen & Steers Equity Income Fund, Inc. (“CSI”), all of which are Company-sponsored open-end mutual funds.

      In accordance with the terms of the Agreement and Plan of Reorganization (the “Agreement”), Securities, LLC commenced operations on July 1, 2002 and succeeded to the business of Securities, Inc., acquiring 100% of the outstanding voting common stock of Securities, Inc. In accordance with the Agreement, Securities, Inc. transferred all of its assets to Securities, LLC and Securities, LLC assumed all of Securities, Inc.'s liabilities. In connection with the Agreement, the Company issued an additional 1,642 shares of its non-voting common stock to the owners of Securities, Inc. The transaction has been accounted for as a merger of entities under common control and has been recorded in a manner similar to a pooling-of-interests. Accordingly, the previously separate historical financial position and results of operations of Securities, Inc. have been combined with the consolidated financial position and results of operations for all periods presented.

      Cohen & Steers Capital Advisors, L.L.C. (“Advisors”), a wholly-owned subsidiary which was formed as a Delaware limited liability company, commenced operations on March 4, 1999. Advisors is a broker-dealer registered with the SEC and is a member of the NASD. Advisors provides advisory and administration services in connection with mergers and acquisitions, leveraged buyouts and recapitalizations, and the placement of securities as agent.

      Cohen & Steers Holdings, LLC (“Holdings”), a wholly-owned subsidiary which was formed as a Delaware limited liability company, commenced operations on September 24, 2001. Holdings was organized to retain fractional ownership interests in two aircraft.

2. Summary of Significant Accounting Policies

      Principles of Consolidation—The consolidated financial statements include Management and its wholly-owned subsidiaries, Securities, Advisors and Holdings (collectively, the “Company”). All intercompany balances and transactions have been eliminated in consolidation.

      Cash Equivalents—Cash equivalents consist of short-term, highly liquid investments, which are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at amortized cost, which approximates fair value.

      Marketable Securities Available-for-Sale—The management of the Company determines the appropriate classification of its investments in publicly traded, Company-sponsored open-end and closed-end mutual funds at the time of purchase and reevaluates such determination at each statement of financial condition date. Marketable securities available-for-sale are carried at fair

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

value at the last reported sales price on the last business day of the accounting period, with unrealized gains and losses, net of tax, reported in accumulated other comprehensive income. Unrealized losses are recorded in earnings when a decline in fair value is determined to be other than temporary. The Company uses the specific identification method to determine realized gains and losses.

      Prepaid Expenses and Other Current Assets—Included in prepaid expenses and other current assets are shareholder service fees paid in advance to selling firms in connection with the sale of B shares of CSI. Such fees are capitalized and amortized over a period not to exceed one year.

      The Company collects 0.25% shareholder service fees on B shares of CSI and retains them for one year before beginning to disburse these fees to the selling firm beginning in the second year. However, while the Company retains such fees, it treats such payments as prepayments to the selling firm of the 0.25% of this shareholder service fee via its initial commission payment on the sale of B shares. These fees are paid to the selling firms for the servicing of such shares.

      The Company's load mutual funds offer four pricing structures:

(1)	Class A shares (“A shares”): Class A investors pay a maximum front-end sales charge of 4.50% on the initial purchase at the time of investment. Of this amount, the selling firm receives 4% and the Company receives a maximum of 0.50%. The fund pays to the Company an ongoing annual distribution fee of 0.25% of the fund's net assets, which the Company disburses to the selling firm. The fund also pays to the Company an ongoing annual shareholder servicing fee of 0.10%, which the Company retains.
(2)	Class B shares (“B shares”): Class B investors do not pay a front-end sales charge. Instead, the Company pays 4.0% of the initial purchase to the selling firm. The fund pays to the Company an annual distribution fee of 0.75% of the fund's net assets for seven years, which the Company retains. After eight years, shares are converted to Class A shares. The fund also pays to the Company an ongoing annual shareholder servicing fee of 0.25% of the fund's average daily net assets, which the Company retains in the first year and subsequently disburses to the selling firm.
(3)	Class C shares (“C shares”): Class C investors do not pay a front-end sales charge. Instead the Company pays 1.0% of the initial purchase to the selling firm. The fund pays to the Company an annual distribution fee of 0.75% of the fund's average daily net assets, which the Company retains in the first year and subsequently disburses to the selling firm. The fund also pays to the Company an ongoing annual shareholder servicing fee of 0.25% of the fund's average daily net assets, which the Company retains in the first year and subsequently disburses to the selling firm.
(4)	Class I shares (“I shares”): Class I shares require a minimum investment of $100,000 and are generally purchased by institutional investors. The investor pays no initial sales charge or ongoing distribution fees.

      Property and Equipment—Property and equipment is stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization on a straight-line basis as follows:

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

Asset	Estimated Useful Lives
Furniture and fixtures	7 years
Office and other equipment	5 years
Aircraft interests	5 years
Computer software	3 years
Leasehold improvements	Terms of lease

      Maintenance and repairs are charged to expense as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation and amortization are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

      The Company owns fractional ownership interests of 6.25% each in two aircraft. The Company periodically assesses the carrying value of the aircraft for impairment and would write down the asset to net realizable value if deemed necessary. The Company has determined that there has been no impairment during the years reported.

      Long-Lived Assets—The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company assesses the recoverability of the carrying value of long-lived assets by first grouping its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, by estimating the undiscounted future cash flows that are directly associated with and that are expected to arise from the use of and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, the Company records an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. The Company determines fair value through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analyses of discounted cash flows or external appraisals. There were no impairments of long-lived assets during the years ended December 31, 2001, 2002 or 2003.

      Deferred Commissions—Deferred commissions on B shares represent commissions paid in advance to broker-dealers upon the sale of B shares of CSI and are capitalized and amortized over a period not to exceed six years. Through July 31, 2001, the Company contracted with a third party to finance the payout of upfront commissions on B shares. Subsequent to July 31, 2001, the Company began directly paying the commissions on the B shares. The Company records additional amortization of deferred commissions on B shares at a rate commensurate with the rate of redemptions of B shares of CSI.

      Deferred commissions on Class C shares consist of commissions paid in advance to broker-dealers in connection with the sale of C shares of CSI and are capitalized and amortized over a period not to exceed one year. The Company records additional amortization of deferred commissions on C shares at a rate commensurate with the rate of redemptions of C shares of CSI.

      Investment Advisory and Administration Fees—The Company earns revenue by providing asset management services to Company-sponsored open-end and closed-end mutual funds and to institutional separate accounts. This revenue is earned pursuant to the terms of the underlying advisory contract, and is based on a contractual investment advisory fee applied to the assets in the client's portfolio. The Company also earns revenue from administration fees paid by certain Company-sponsored open-end and closed-end mutual funds, based on the average daily net assets

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

of such funds. This revenue is recognized at various intervals throughout the year as such fees are earned.

      Distribution and Service Fee Revenue—Distribution and service fee revenue is recognized as the services are performed, generally based on contractually-predetermined percentages of the average daily net assets of the funds. Distribution and service fee revenue is recorded gross of any third-party distribution and service arrangements; the expenses associated with these third-party distribution and service arrangements are recorded in distribution and service fee expenses.

      Portfolio Consulting Fees—The Company earns revenue for various portfolio consulting services provided to clients, as well as for providing a license to use its name. This revenue is recognized pursuant to the terms of individual agreements and is based on the net assets of the clients' funds.

      Investment Banking Fees—The Company earns revenue from advisory services provided to clients and the placement of securities. Revenue is generally recognized when the transaction being consulted on is completed pursuant to the terms of the individual agreements. Included in investment banking fees on the accompanying consolidated statements of income for the years ended December 31, 2001, 2002 and 2003 are reimbursed client expenses of $322, $702 and $829, respectively.

      Distribution and Service Fee Expenses—The Company pays to broker-dealers certain amounts of the distribution fees earned on A shares and C shares of the CSI. The Company also pays to broker-dealers certain amounts of the service fees earned on B and C shares of the CSI, for servicing and maintaining shareholder accounts and for providing personal services to shareholders of the CSI. In addition, the Company pays fees to selling firms for the sale and distribution of shares of the CSI.

      The Company also pays commissions to selling firms of 1% on purchases in excess of $1 million of A shares of the Equity Income Fund.

      The Company pays to various firms distribution assistance payments for the sale and distribution of several of its Company-sponsored open-end and closed-end mutual funds.

      Soft Dollars—The Company pays standard brokerage commission rates that vary based on certain factors, including the type of execution provided by a particular broker-dealer channel. While the Company sometimes receives research services from broker-dealers in connection with initiating portfolio transactions for a portfolio, the Company does not enter into any arrangement by which portfolio accounts pay broker-dealers a commission that is greater than the Company's standard commission rate in connection with such transactions. The Company receives research and investment information from these broker-dealers at no cost to us and this information is available for the benefit of all accounts the Company advises. Only research related costs are included in these arrangements.

      At the end of each reporting period, the Company records a payable and a related expense for the total amount of our unpaid research related costs that various broker-dealers have committed to pay on the Company's behalf based on the arrangements described in the paragraph above. When these research costs are subsequently paid, the Company reverses the accrual. At December 31, 2002 and 2003, the Company accrued $4 and $128, respectively, for soft-dollar transactions.

      Income Taxes—Management, with the consent of its stockholders, has elected to be taxed under applicable provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Management does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable individually for such taxes. The provision for state and local

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

taxes provided is based on income for financial accounting purposes. As single member Limited Liability Companies, Securities, LLC, Advisors and Holdings do not file stand-alone income tax returns. Instead, their operations are included within the income tax filings of Management.

      Securities, Inc., with the consent of its stockholders, elected to be taxed under applicable provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Securities, Inc. did not pay federal corporate income taxes on its taxable income. Instead, the stockholders were liable individually for such taxes. The provision for state and local taxes provided was based on income for financial accounting purposes.

      Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

      Earnings per Share—Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during each year. Shares issued during the year are weighted for the portion of the year that they were outstanding. Diluted earnings per share is equivalent to basic earnings per share because there are no common stock equivalents outstanding during any of the years presented.

      Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

      New Accounting Pronouncements—Effective January 1, 2003, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 clarifies the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The adoption of FIN 45 did not have a material effect on the Company's consolidated financial statements.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities (“FIN 46”), which establishes guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns. An entity that consolidates a variable interest entity is called the primary beneficiary of that entity. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires various disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest.

      In December 2003, the FASB further revised FIN 46 through FIN No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R changes the effective date of FIN 46 for certain entities and makes other significant changes to FIN 46 based on implementation issues that arose

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

during 2003. Application of FIN 46R is required for periods ending after December 15, 2003 for interests in special purpose entities and for periods that end after March 15, 2004 for interests in other entities. The Company does not believe the implementation of FIN 46R will have a material effect on the Company's consolidated financial statements.

3. Pro Forma Financial Information (unaudited)

      Cohen & Steers, Inc., a Delaware corporation, has filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering (“IPO”) of its common stock. Prior to consummation of the IPO, the Company's Subchapter S corporation status will terminate and it will become subject to federal and certain state income taxes applicable to C corporations. The Company will distribute the earned, but undistributed, accumulated S corporation earnings (the “S corporation distribution”) through the date the Company becomes a C corporation to its stockholders.

      The unaudited pro forma consolidated statement of income is presented for illustrative purposes only and does not purport to represent the Company's consolidated results of operations that actually would have occurred had the transactions discussed herein been consummated on January 1, 2003, or to project the Company's consolidated results of operations for any future period.

      The pro forma consolidated statement of income for the year ended December 31, 2003 gives effect to the additional income taxes of $5.0 million which would have been payable if the Company had revoked its S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%.

      The unaudited pro forma consolidated statement of income does not give effect to the grant of fully vested restricted stock units at the time of the IPO or to the termination of the Company's SAR plan. As a result of the grant of these fully vested restricted stock units, the Company expects to record a significant non-cash compensation expense.

4. Marketable Securities Available-For-Sale

      Marketable securities available-for-sale consist primarily of investments in Company-sponsored open-end and closed-end mutual funds. The Company received dividend income from these funds of $191, $276 and $254 for the years ended December 31, 2001, 2002 and 2003, respectively. There were no sales of marketable securities available-for-sale and therefore no realized gains or losses during the years ended December 31, 2001, 2002 and 2003.

      Marketable securities available-for-sale consisted of the following as of December 31, 2002 and 2003:

	2002	2003
Cost	$4,236	$4,763
Unrealized appreciation, gross	367	1,734
Unrealized depreciation, gross	(10)	—

Market value	$4,593	$6,497

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

5. Property and Equipment

      Property and equipment as of December 31, 2002 and 2003 consisted of the following:

	2002	2003
Furniture and fixtures	$978	$1,051
Office and other equipment	1,611	2,394
Aircraft interests	2,060	2,060
Computer software	251	444
Leasehold improvements	686	738

	5,586	6,687
Less accumulated depreciation and amortization	2,324	3,326

Property and equipment-net	$3,262	$3,361

6. 401(k) and Profit-Sharing Plan

      The Company sponsors a profit-sharing plan (the “Plan”) covering all employees who meet certain age and service requirements. Subject to limitations, the Plan permits participants to defer up to 70% of their compensation pursuant to Section 401(k) of the Internal Revenue Code. Employee contributions are matched by the Company at $0.50 per $1.00 deferred. The Plan also allows the Company to make discretionary contributions, which are integrated with the taxable wage base under the Social Security Act.

      Matching contributions to the Plan amounted to $196, $225 and $228 for the years ended December 31, 2001, 2002, and 2003, respectively.

      Forfeitures are created when participants terminate employment before becoming entitled to their full benefits under the Plan. Forfeited amounts are used to reduce the Company's contributions to the Plan. Forfeitures used to reduce the Company's contributions amounted to $40, $15 and $5 for the years ended December 31, 2001, 2002, and 2003, respectively.

7. Bank Line of Credit

      On March 21, 2002, Management entered into a $5 million Credit Agreement with a financial institution (the “lender”). The Credit Agreement provides Management with a revolving line of credit through May 18, 2004 (the “conversion date”), at which time the line of credit converts into a three-year term loan. The line of credit is to be used exclusively for the purpose of internally financing the commissions paid on sales of B shares of CSI. Advances under the line are made in accordance with certain borrowing base reports as defined in the Credit Agreement which requires that the Company be in compliance with certain covenants regarding tangible net worth and consistency of earnings before interest, taxes, depreciation and amortization (“EBITDA”) as defined in the Credit Agreement. On December 22, 2003, the lender increased the line of credit to $7 million.

      As of December 31, 2002 and 2003, $3,020 and $4,713, respectively, were outstanding pursuant to the line of credit. The line of credit bears interest at the federal funds rate (0.96% as of December 31, 2003) plus 1% per annum and requires the payment of an annual commitment fee of $12. The line of credit is collateralized by distribution fees and contingent deferred sales charge (“CDSC”) revenue associated with the B shares of CSI and certain assets of Holdings. Interest expense related to the line of credit was $42 and $84 for the years ended December 31, 2002 and 2003, respectively. The fair value of this loan as of December 31, 2002 and 2003 approximated its carrying values.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

8. Long-Term Debt

      As of December 31, 2002 and 2003, long-term debt included a loan payable with original principal of $1,440 which bears interest at the one month LIBOR rate (1.38% and 1.12% at December 31, 2002 and 2003, respectively) plus 250 basis points, which matures November 4, 2006. Interest on this loan is reset monthly. This loan is collateralized by fractional ownership interests in certain aircraft. The fair value of this loan as of December 31, 2002 and 2003 approximated its carrying values. Amounts outstanding pursuant to this loan as of December 31, 2002 and 2003 were $1,324 and $1,228, respectively, of which $103 and $82, respectively, were current.

      Also included in long-term debt is a loan payable with original principal of $620 which bears interest at the one month LIBOR rate plus 298 basis points, which matures May 1, 2007. Interest on this loan is reset monthly. This loan is collateralized by fractional ownership interests in certain aircraft. The fair value of this loan as of December 31, 2002 and 2003 approximated its carrying values. Amounts outstanding pursuant to this loan as of December 31, 2002 and 2003 were $591 and $553, respectively, of which $38 and $38, respectively, were current.

      Aggregate future required principal payments as of December 31, 2003 are as follows:

Year Ending December 31
2004	$120
2005	118
2006	1,104
2007	439

$1,781

9. Income Taxes

      The deferred income tax liability as of December 31, 2002 and 2003 included the following components:

	2002	2003
Cash/accrual differences principally related to receivables and compensation	$339	$240
Unrealized gain on marketable securities	25	126

	$364	$366

      The provision for income taxes for the years ended December 31, 2001, 2002 and 2003 consisted of the following:

	2001	2002	2003
Current provision—state and local	$647	$663	$199
Deferred provision (benefit)—state and local	7	(52)	(99)

Total provision	$654	$611	$100

      For the years ended December 31, 1998 through 2001, the Company's historical income tax expense was calculated based on an apportionment of approximately 100% of its asset management revenues to New York State and New York City. The Company determined that it could apportion such revenues using a more advantageous permitted methodology. Accordingly, the Company filed amended income tax returns for the years ended December 31, 1998 and 1999, and expects to file amended income tax returns for the years ended December 31, 2000 and 2001. Additionally, the 2002 income tax return was filed using the same apportionment methodology. The

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

related refunds are included in income tax refunds receivable and current income tax provision in the accompanying Consolidated Statements of Financial Condition and Consolidated Statements of Operations.

10. Related Party Transactions

      The Company acts as investment advisor to and has administration agreements with Company-sponsored open-end and closed-end mutual funds in which the stockholders and certain employees are officers and/or directors. For the years ended December 31, 2001, 2002, and 2003, Management earned advisory and administration fee income of $19,662, $28,053 and $41,488, respectively, and administration fee income of $366, $655, and $1,312, respectively. For the years ended December 31, 2001, 2002 and 2003, distribution and service fee revenue from such funds aggregated $1,112, $3,071 and $5,880, respectively.

      For the years ended December 31, 2001, 2002 and 2003, Management had investment advisory agreements with Company-sponsored closed-end mutual funds, pursuant to which Management has contractually waived in the aggregate $1,078, $4,660 and $7,170, respectively, of advisory and administration fees it was otherwise entitled to receive. These investment advisory agreements contractually require Management to continue to waive a declining portion of the advisory and administration fees it is otherwise entitled to receive for the first ten years from the commencement date (May 2001, February 2002, and August 2002) of the respective fund.

      Management has an agreement with a Company-sponsored open-end mutual fund, which contractually requires Management to absorb expenses of the fund so that the fund's total annual operating expenses do not exceed 0.75% of its average daily net assets. This commitment will remain in place for the life of the fund. For the years ended December 31, 2001, 2002, and 2003, included in various expense categories are $856, $722, and $937, respectively, of expenses paid by Management pursuant to this agreement.

      The Company provides investment management services to Internet Realty Partners, L.P. (“IRP”), a private limited partnership. Certain employees and officers of the Company have investments in and/or act in the capacity of directors or officers of Internet Realty Partners, L.P. In addition certain employees and officers of the Company have investments in and/or act in the capacity of directors or officers in IRP Management, LLC, the general partner of Internet Realty Partners, L.P. Because it has been doubtful that IRP will be able to pay the Company its management fee, the Company did not record any revenue in 2003 and does not expect to record any revenue in 2004.

11. Stock Appreciation Rights Plan

      The Cohen & Steers Capital Management, Inc. Stock Appreciation Rights (“SARs”) Plan (the “SARs Plan”) provides selected key employees of the Company with an opportunity to share in the growth of the Company, align the long-term interests of the Company with those of its key employees, and attract, retain, motivate and reward employees of superior ability, training and experience. A SAR's value is generally based on the excess of the unit value (formula-derived value of the unit underlying the SAR) of the unit (a hypothetical share of stock) underlying the SAR for the valuation date (normally December 31st) immediately preceding the date on which such SAR is exercised over the exercise price of the unit underlying the SAR, but not less than zero. The value of the SAR at the valuation date is derived from an EBITDA calculation for that period. The vesting period for participants is over a period of four years, with 12.5% of issued SARs vesting every six months.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

      At December 31, 2003, 17,300 SARs have been granted, of which 13,200 are outstanding, 4,100 SARs were forfeited or exercised and 10,850 SARs are vested. The SARs had no value at December 31, 2001. The December 31, 2000 SARs expense accrual of $566 was completely reversed during 2001 with a corresponding decrease to the related expense, net of a $14 payout to a former employee. At December 31, 2002 and 2003, the accrual for the SARs plan was $207 and $1,522, respectively, of which approximately $147 and $1,318, respectively, was vested. For the years ended December 31, 2002 and 2003, the Company recognized compensation expense of $207 and $1,315, respectively.

      A summary of activity under the SARs Plan for the years ended December 31, 2001, 2002 and 2003 is as follows:

	Rights	Weighted Average Exercise Price
Outstanding as of January 1, 2001	11,800	$805
Granted January 1, 2001	1,600	865
Forfeited in 2001	(975)	805
Exercised in 2001	(225)	805

Outstanding as of December 31, 2001	12,200	813
Granted January 1, 2002	3,900	782
Forfeited in 2002	(2,900)	805
Exercised in 2002	—	—

Outstanding as of December 31, 2002	13,200	805
Granted January 1, 2003	—	—
Forfeited in 2003	—	—
Exercised in 2003	—	—

Outstanding as of December 31, 2003	13,200	$805

12. Net Capital Requirements

      Securities and Advisors are subject to the SEC Uniform Net Capital Rule 15c3-1. This Rule requires the maintenance of minimum net capital and that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 and that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1. As of December 31, 2003, Securities and Advisors net capital was $384 and $2,724, respectively, which was $295 and $2,671, respectively, in excess of their minimum requirements of $89 and $53, respectively.

13. Exemption from Rule 15c3-3

      Securities and Advisors are exempt from the SEC Rule 15c3-3 and, therefore, are not required to maintain a “Special Reserve Bank Account for the Exclusive Benefit of Customers.”

14. Commitments and Contingencies

      Operating Leases—The Company is obligated under non-cancelable operating leases for its office space. The leases provide for rent escalations based upon increases in real estate taxes and certain other costs incurred by the lessor. The leases have an expiration date of December 31, 2007 with an option to extend the leases for five years.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

      Rent expense for the years ended December 31, 2001, 2002 and 2003 was $818, $818 and $1,006, respectively.

      Future minimum lease payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003 are as follows:

Year Ending December 31
2004	$1,008
2005	1,157
2006	1,163
2007	1,163

$4,491

      Capital Leases—The Company leases certain office equipment under capital leases with lease terms through April 2004 and January 2007. As of December 31, 2002 and 2003, property and equipment included $31 and $70, respectively, related to assets under capital leases. Accumulated depreciation and amortization related to these assets was $11 and $18 as of December 31, 2002 and 2003, respectively.

      Future minimum lease payments under capital leases as of December 31, 2003 are as follows:

Year Ending December 31
2004	$17
2005	13
2006	13
2007	1

Total future minimum lease payments	44
Less amount representing interest	1

Present value of future minimum lease payments	43
Less current portion	16

Noncurrent portion	$27

      Advisors Bonus Plan—Advisors maintains a Bonus Plan (the “Bonus Plan”). In accordance with the terms of this Bonus Plan, Advisors' managing directors are contractually entitled to receive 50% of the excess, if any, of Advisors' income before compensation payable under the Bonus Plan and income taxes, subject to certain restrictions on the distribution of such compensation. Advisors may defer payment of any award under the Bonus Plan for any fiscal year if the payment of such award would cause Advisors either (i) not to qualify to meet its net capital requirements pursuant to Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, or (ii) to have a cash and cash equivalent balance of less than $1 million. For the years ended December 31, 2002 and 2003, compensation expense under the Bonus Plan amounted to $4,186 and $3,350, respectively, of which $258 and $425, respectively, were accrued at year end. For the year ended December 31, 2001, no compensation expense was recorded under the Bonus Plan.

15. Stockholders' Agreement

      The Company and the stockholders have a stockholders' agreement (the “Agreement”) which governs the disposition of shares. In the event of disability of a voting stockholder, the Company is obligated to purchase his stock and the stock of his permitted transferees at prices and on terms set forth in the Agreement. In the event of the death of a voting stockholder, the remaining voting stockholder is obligated to purchase such shares of common stock held by the decedent and such shares of the decedent's permitted transferees. The Company will remain obligated to

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

purchase the remaining shares, if any, not purchased by the remaining voting stockholder at a price and on terms set forth in the Agreement. The Agreement also sets forth terms, conditions and restrictions concerning other share transfers.

16. Segment Reporting

      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes disclosure requirements relating to operating segments in financial statements. The management of the Company has determined that the Company operates in two business segments: asset management and investment banking.

      The Company's reportable segments are strategic divisions that offer different services and are managed separately as each division requires different resources and marketing strategies. The Company's principal business is in asset management which includes providing investment advisory and administration services to affiliated investment companies and non-affiliated domestic corporate and public pension plans, foreign pension plans, endowment funds and individuals. The investment banking segment provides advisory services to real estate companies, leveraged buyouts and recapitalizations, and the placement of securities as agent.

      The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in Note 2.

      The asset management business segment incurs certain expenses on behalf of the investment banking business including rent, payroll, office, telephone, professional fees, network and computer and similar types of expenses. Such expenses are allocated to the investment banking business segment based on time spent, space occupied, headcount and similar criteria.

      Substantially all revenue is generated in North America. In addition, all long-lived assets are located in North America.

Statement of Financial Condition Segment Data

December 31,	Asset Management	Investment Banking	Consolidated
2002
Capital expenditures	$919	$—	$919
Property and equipment	3,231	31	3,262
Total assets	20,995	3,399	24,394
Current liabilities	1,991	913	2,904
Long-term liabilities	4,798	—	4,798
Total liabilities	6,789	913	7,702
2003
Capital expenditures	$1,101	$—	$1,101
Property and equipment	3,343	18	3,361
Total assets	30,021	4,502	34,523
Current liabilities	6,442	815	7,257
Long-term liabilities	6,492	—	6,492
Total liabilities	12,934	815	13,749

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

Statement of Income Segment Data

Years Ended December 31,	Asset Management	Investment Banking	Consolidated
2001
Total revenue	$32,441	$2,853	$35,294
Operating income (loss)	8,843	(2,038)	6,805
Interest expense	20	40	60
Interest income	9	14	23
Depreciation and amortization	1,027	23	1,050
Net income (loss)	8,374	(1,770)	6,604
2002
Total revenue	$42,169	$13,077	$55,246
Operating income	4,536	4,113	8,649
Interest expense	122	5	127
Interest income	12	4	16
Depreciation and amortization	2,602	23	2,625
Net income	4,656	3,780	8,436
2003
Total revenue	$59,062	$11,279	$70,341
Operating income	8,552	3,320	11,872
Interest expense	156	—	156
Interest income	5	—	5
Depreciation and amortization	4,066	13	4,079
Net income	8,847	3,204	12,051

17. Concentration of Credit Risk

      The Company maintains its cash balances at various financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $100 per institution. The Company's cash and cash equivalents are principally on deposit with three major financial institutions. The Company is subject to credit risk should these financial institutions be unable to fulfill their obligations.

      For the year ended December 31, 2001, 50% of asset management revenue was earned from two affiliated entities. For the year ended December 31, 2002, 40% of asset management revenue was earned from two affiliated entities. For the year ended December 31, 2003, 32% of asset management revenue was earned from two affiliated entities.

      For the year ended December 31, 2001, 73% of investment banking revenue was earned from three entities. For the year ended December 31, 2002, 71% of investment banking revenue was earned from two entities. For the year ended December 31, 2003, 83% of investment banking revenue was earned from three entities.

18. Subsequent Events

      On January 26, 2004, the Company distributed $4,000 to its stockholders. Also during January 2004, 3,350 additional SARs were granted to employees at an exercise price of $929.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003—(Continued)
($ in thousands, except per share amounts)

19. Stock Split

      As disclosed in Note 3, Cohen & Steers, Inc. has filed a registration statement on Form S-1 with the Securities and Exchange Commission for an IPO of its common stock. Prior to consummation of the IPO, the Company will effect a reorganization whereby Cohen & Steers, Inc. will become the parent holding company of the Company and the Company's stockholders will receive newly issued shares of common stock of Cohen & Steers, Inc. in exchange for all of their interests in the Company to Cohen & Steers, Inc.

      In connection with the IPO, these financial statements have been retroactively adjusted for a 291.351127 for one share split, which became effective on June 16, 2004.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2003 and March 31, 2004
($ in thousands)

	December 31, 2003	March 31, 2004	Pro Forma March 31, 2004
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,526	$8,574	$8,574
Accounts receivable:
Company-sponsored mutual funds	5,179	6,637	6,637
Other	3,669	4,181	4,181
Marketable securities available-for-sale	6,497	7,390	7,390
Due from affiliates	282	889	889
Income tax refunds receivable	441	398	398
Deferred income tax asset	—	—	28,941
Prepaid expenses and other current assets	1,003	1,962	1,962

Total current assets	24,597	30,031	58,972

Property and equipment—net	3,361	3,082	3,082
Other assets:
Deferred commissions—net	6,523	6,772	6,772
Deposits	42	42	42

Total other assets	6,565	6,814	6,814

Total	$34,523	$39,927	$68,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses and compensation	$6,626	$13,423	$11,553
Current portion of long-term debt	120	116	116
Current portion of obligations under capital leases	16	16	16
Deferred income tax liability	366	136	654
Other current liabilities	129	728	14,728

Total current liabilities	7,257	14,419	27,067

Long-term liabilities:
Bank line of credit	4,713	4,584	4,584
Long-term debt	1,661	1,632	1,632
Obligations under capital leases and other long-term liabilities	118	108	108

Total long-term liabilities	6,492	6,324	6,324

Commitments and contingencies
Stockholders' equity:
Common stock	267	267	267
Additional paid-in capital	3,692	3,692	72,596
Retained earnings (deficit)	15,195	13,026	(39,585)
Accumulated other comprehensive income	1,620	2,199	2,199

Total stockholders' equity	20,774	19,184	35,477

Total	$34,523	$39,927	$68,868

See notes to consolidated financial statements

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2003 and 2004
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2003	2004	Pro Forma 2004
Revenue:
Investment advisory and administration fees:
Closed-end mutual funds	$2,741	$8,801	$8,801
Open-end mutual funds	4,806	8,282	8,282
Institutional separate accounts	1,973	2,646	2,646

Total investment advisory and administration fees	9,520	19,729	19,729
Distribution and service fee revenue	974	2,408	2,408
Portfolio consulting and other	271	709	709
Investment banking fees	978	4,463	4,463

Total revenue	11,743	27,309	27,309

Expenses:
Employee compensation and benefits	7,754	8,980	8,980
General and administrative	1,719	2,757	2,757
Distributions and service fee expenses	1,427	4,195	4,195
Amortization, deferred commissions	810	1,057	1,057
Depreciation and amortization	233	281	281

Total expenses	11,943	17,270	17,270

Operating income (loss)	(200)	10,039	10,039

Non-operating income (expense):
Interest and dividend income	97	101	101
Interest expense	(36)	(42)	(42)

Total non-operating income	61	59	59

Income (loss) before income taxes	(139)	10,098	10,098
Income tax expense (benefit)	(24)	767	4,241

Net income (loss)	$(115)	$9,331	$5,857

Earnings per share—basic and diluted	$(0.00)	$0.35	$0.22
Weighted average shares outstanding—basic and diluted	26,700,000	26,700,000	26,700,000

See notes to consolidated financial statements

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Three Months Ended March 31, 2004
(Amounts in thousands)
(Unaudited)

	Common Stock— Voting		Common Stock— Non-Voting
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2004	14,568	$146	12,132	$121	$3,692	$15,195	$1,620	$20,774
Net income						9,331		9,331
Other comprehensive income, unrealized gain on securities available-for-sale (net of tax expense of $30)							579	579

Total comprehensive income								9,910
Distributions to stockholders						(11,500)		(11,500)

Balance, March 31, 2004	14,568	$146	12,132	$121	$3,692	$13,026	$2,199	$19,184

See notes to consolidated financial statements

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2003 and 2004
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2003	2004
Net cash provided by operating activities	$5,367	$13,112

Net cash used in investing activities	(141)	(398)

Cash Flows from Financing Activities:
Distributions to stockholders	(1,500)	(11,500)
Principal payments on long-term debt and bank line of credit	(30)	(166)

Net cash used in financing activities	(1,530)	(11,666)

Net Increase in Cash and Cash Equivalents	3,696	1,048
Cash and Cash Equivalents—Beginning of period	6,090	7,526

Cash and Cash Equivalents—End of period	$9,786	$8,574

See notes to consolidated financial statements

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2003 AND 2004
(Dollar amounts in thousands)

1. Basis of Presentation

      The unaudited interim consolidated financial statements of Cohen & Steers Capital Management, Inc. (“Management”) and its subsidiaries (collectively, “the Company”) included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial information and, accordingly, do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2003.

      The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP and reflect all adjustments, in the opinion of management, which are of a normal recurring nature, necessary for a fair presentation of results for the interim periods presented. The results of operations for the three months ended March 31, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

      In preparing the unaudited interim consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

      All intercompany balances and transactions have been eliminated in consolidation.

2. Pro Forma Financial Information

      Cohen & Steers, Inc., a Delaware corporation, has filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering (“IPO”) of its common stock. Prior to consummation of the IPO, the Company will effect a reorganization whereby Cohen & Steers, Inc. will become the parent holding company of the Company and the Company's stockholders will receive newly issued shares of common stock of Cohen & Steers, Inc. in exchange for all of their interests in the Company to Cohen & Steers, Inc. In addition, the Company's Subchapter S corporation status will terminate and it will become subject to federal and certain state income taxes applicable to C corporations. The Company will distribute the earned, but undistributed, accumulated S corporation earnings (the “S corporation distribution”) through the date the Company becomes a C corporation to its stockholders.

      The unaudited pro forma consolidated statements of financial condition and of income are presented for illustrative purposes only and do not purport to represent the Company's consolidated financial position or results of operations that actually would have occurred had the transactions discussed herein been consummated on March 31, 2004 for the consolidated statement of financial condition or on January 1, 2003 for the consolidated statement of income, or to project the Company's consolidated financial position or results of operations for any future date or period.

Pro Forma Consolidated Statement of Financial Condition

      The pro forma consolidated statement of financial condition as of March 31, 2004 gives effect to:

•	the recognition of a non-cash compensation expense and the deferred income tax asset and corresponding deferred income tax benefit and the reversal of the accrued payable resulting from the termination of the Company's existing Stock Appreciation Rights Plan and the grant of restricted stock units at the time of the IPO as if these events had occurred on March 31, 2004.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2003 AND 2004—(Continued)
(Dollar amounts in thousands)

•	the recognition of the additional net deferred tax liability and corresponding deferred income tax expense of $0.5 million that would have been recorded had the Company revoked its S corporation tax status and elected to be taxed as a C corporation on March 31, 2004; and

•	the accrual of the $14.0 million S corporation distribution to the stockholders in “Other current liabilities” that would have been recorded had this distribution been declared on March 31, 2004.

      The unaudited pro forma consolidated statement of financial condition does not give effect to the intangible asset to be recorded based on the independently determined value of the noncompetition agreements with management level employees associated with the grant of the fully vested restricted stock units described above. The total amount of the non-cash compensation expense and of the intangible asset will equal the value of the fully vested restricted stock units granted based on the initial public offering pricing of the underlying common stock as adjusted for the cumulative compensation cost recorded on the Company's existing SAR plan, which will terminate at that time. Accordingly, the amount of the non-cash compensation expense reflected in the unaudited pro forma condensed consolidated statement of financial condition will be reduced by the amount of the intangible asset recorded. Additionally, the unaudited pro forma condensed consolidated statement of financial condition does not give effect to the decrease in the deferred income tax asset and in retained earnings resulting from the change in the deferred income tax benefit attributable to the reduction of the non-cash compensation expense recorded.

Pro Forma Consolidated Statement of Income

      The pro forma consolidated statement of income for the three months ended March 31, 2004 gives effect to the additional income taxes of $3.5 million which would have been payable if the Company had revoked its S corporation tax status and elected to be taxed as a C corporation on January 1, 2003, based on an estimated combined effective tax rate of 42%.

      The unaudited pro forma consolidated statement of income does not give effect to the grant of fully vested restricted stock units at the time of the IPO or to the termination of the Company's SAR plan. As a result of the grant of these fully vested restricted stock units, the Company expects to record a significant non-cash compensation expense.

3. Bank Line of Credit

      As of March 31, 2004, $4,584 was outstanding on the line of credit. During March 2004, the lender agreed to extend the conversion date of the line of credit to May 18, 2004. During May 2004, the Company extended the conversion date for one year to May 18, 2005. The line of credit bears interest at the federal funds rate (1.01% as of March 31, 2004) plus 1% per annum and requires the payment of an annual commitment fee of $12. The line of credit is used exclusively for the purpose of internally financing the commissions paid on sales of B shares of Cohen & Steers Equity Income Fund, Inc. (“CSI”) and is collateralized by distribution fees and contingent deferred sales charge (“CDSC”) revenue associated with the B shares of CSI and certain assets of Cohen & Steers Holdings, LLC. The fair value of the line of credit as of March 31, 2004 approximated its carrying value.

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2003 AND 2004—(Continued)
(Dollar amounts in thousands)

4. Income Taxes

      The deferred income tax liability as of March 31, 2004 included the following components:

Cash/accrual differences principally related to receivables and compensation	$(20)
Unrealized gain on marketable securities	156

$136

      The provision for income taxes for the quarters ended March 31, 2003 and 2004 consisted of the following:

	Three Months Ended March 31,
	2003	2004
Current provision—state and local	$378	$1,027
Deferred benefit—state and local	(402)	(260)

Total provision	$(24)	$767

5. Related Party Transactions

      The Company acts as investment adviser to investment companies in which the stockholders and certain employees are officers and/or directors. The Company also has administration agreements with affiliated entities in which the stockholders and certain employees are officers and/or directors. For the three months ended March 31, 2003 and 2004, Management earned advisory fee income of $7.3 million and $16.5 million, respectively, and administration fee income of $0.2 million and $0.6 million, respectively.

      For the three months ended March 31, 2003 and 2004, Management had investment advisory agreements with affiliated investment companies, pursuant to which Management has contractually waived in the aggregate $1.5 million, and $2.6 million, respectively, of advisory fees it was otherwise entitled to receive. These investment advisory agreements contractually require Management to continue to waive a declining portion of the advisory fees it is otherwise entitled to receive for the first ten years from the commencement date (May 2001, February 2002, August 2002, January 2004 and March 2004) of the respective investment company.

      Management has an agreement with an affiliated investment company, which contractually requires Management to absorb expenses of the investment company so that the investment company's total annual operating expenses do not exceed 0.75% of its average daily net assets. This commitment will remain in place for the life of the investment company. For the three months ended March 31, 2003 and 2004, included in various expense categories are $0.2 million and $0.3 million, respectively, of expenses paid by Management pursuant to this agreement.

6. Segment Reporting

      Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes disclosure requirements relating to operating segments in financial statements. Management has determined that the Company operates in two business segments: asset management and investment banking.

      The Company's reportable segments are strategic divisions that offer different services and are managed separately as each division requires different resources and marketing strategies. The Company's principal business is in asset management which includes providing investment advisory services to affiliated investment companies and non-affiliated domestic corporate and public pension plans, foreign pension plans, endowment funds and individuals. The investment banking segment

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2003 AND 2004—(Continued)
(Dollar amounts in thousands)

provides advisory services to real estate companies, leveraged buyouts and recapitalizations, and the placement of securities as agent.

      The asset management business segment incurs certain expenses on behalf of the investment banking business including rent, payroll, office, telephone, professional fees, network and computer and similar types of expenses. Such expenses are allocated to the investment banking business segment based on time spent, space occupied, headcount and similar criteria.

Statement of Financial Condition Segment Data

December 31, 2003	Asset Management	Investment Banking	Consolidated
Capital expenditures	$1,101	$—	$1,101
Property and equipment	3,343	18	3,361
Total assets	30,021	4,502	34,523
Current liabilities	6,442	815	7,257
Long-term liabilities	6,492	—	6,492
Total liabilities	12,934	815	13,749
March 31, 2004
Property and equipment	$3,061	$21	$3,082
Total assets	33,335	6,592	39,927
Current liabilities	11,489	2,930	14,419
Long-term liabilities	6,324	—	6,324
Total liabilities	17,813	2,930	20,743

Statement of Income Segment Data

Quarters Ending March 31,	Asset Management	Investment Banking	Consolidated
2003
Total revenue	$10,765	$978	$11,743
Operating loss	(78)	(122)	(200)
Interest expense	36	—	36
Interest income	89	8	97
Depreciation and amortization	230	3	233
Net loss	(115)	—	(115)
2004
Total revenue	$22,846	$4,463	$27,309
Operating income	8,568	1,471	10,039
Interest expense	42	—	42
Interest income	95	6	101
Depreciation and amortization	278	3	281
Net income	7,955	1,376	9,331

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2003 AND 2004—(Continued)
(Dollar amounts in thousands)

7. Subsequent Events

      On April 7, 2004, in accordance with the terms of the borrowing base agreement with its lender, the Company made principal payments on the line of credit in the amount of $72.

      On April 13, 2004, the Company distributed $2,500 to its stockholders.

      On May 6, 2004, the Company invested $900 in Cohen & Steers Utility Fund.

      On June 14, 2004, the Company distributed $3,000 to its stockholders.

Conversion of Stock Appreciation Rights to Restricted Stock Units

      On the date of the consummation of the IPO, the Company intends to grant awards of restricted stock units to certain employees pursuant to the 2004 Stock Incentive Plan (the “SIP”). Such awards will replace the employees' outstanding stock appreciation rights which are being cancelled. Each restricted stock unit awarded to an employee will represent an unfunded, unsecured right, which is nontransferable, except in the event of death, of the employee to receive a share of common stock on a date set forth in the employee's award agreement. An employee who receives an award of restricted stock units will not have any rights as a stockholder with respect to such restricted stock units until the shares of common stock underlying the award are issued. However, holders of vested restricted stock units will be provided with dividend equivalent payments in amounts equal to dividends, if any, we pay to holders of our common stock.

2004 Stock Incentive Plan

      In connection with the consummation of the offering, the Company will adopt the SIP, which permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or consultants or those of our affiliates.

2004 Employee Stock Purchase Plan

      Also in connection with the consummation of the offering, the Company will adopt the 2004 Employee Stock Purchase Plan (the “ESPP”) pursuant to which shares of common stock may be issued. The purchase price of shares under the ESPP will be set by the committee, but cannot be less than the lesser of 85% of the fair market value of the shares on the date of grant or the last day of the Offering Period, as defined. Employees meeting certain eligibility requirements may designate between 1% and 10% of their annual compensation, not to exceed $25 in any given year, for the purchase of stock under the ESPP.

2004 Annual Incentive Plan

      Also in connection with the offering, the Company will adopt the 2004 Annual Incentive Plan (the “AIP”) which is a bonus plan designed to provide certain of our employees with incentive compensation based upon the achievement of pre-established performance goals as defined in the plan.

      The value of awards granted pursuant to the SIP, ESPP and AIP will be determined using the fair value method in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

Employment Agreements

      The Company expects to enter into an employment agreement with Martin Cohen and Robert H. Steers (each, an “Executive”). Each employment agreement provides for the Executive's employment as our co-chief executive officer and co-chairman of the board of directors for a term

COHEN & STEERS CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2003 AND 2004—(Continued)
(Dollar amounts in thousands)

of three years, subject to automatic, successive one-year extensions thereafter unless either party gives the other 60 days prior notice that the term will not be extended.

      Each employment agreement provides for an annual base salary of $500 and an annual bonus payment of at least $1,000, but no more than $5,000, as determined by the Compensation Committee, except that the bonus amount for 2004 shall be limited to $1,000. During the term, each Executive will be entitled to (1) employee benefits that are no less favorable than those employee benefits provided to him prior to the commencement of the offering and (2) participate in all of the Company's employee benefit programs on a basis which is no less favorable than is provided to any of our other executives.

8. Stock Split

      In connection with the IPO, these financial statements have been retroactively adjusted for a 291.351127 for one share split, which became effective on June 16, 2004.

      Through and including        , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

7,500,000 Shares

Cohen & Steers, Inc.
Common Stock

PROSPECTUS

Merrill Lynch & Co.

UBS Investment Bank

Wachovia Securities

Bear, Stearns & Co. Inc.

, 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers, Inc.

Filing Fee—Securities and Exchange Commission	$15,300
Listing Fee—New York Stock Exchange	150,000
Fee—National Association of Securities Dealers	30,500
Fees and Expenses of Counsel	1,650,000
Printing Expenses	750,000
Fees and Expenses of Accountants	1,200,000
Blue Sky Fees and Expenses	10,000
Miscellaneous Expenses	744,200

Total	$4,550,000

Item 14. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Our certificate of incorporation and by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

      We currently maintain liability insurance for our directors and officers. In connection with the offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

      Reference is made to the form of purchase agreement filed as Exhibit 1.1 hereto for provisions providing that the underwriters and Cohen & Steers, Inc. are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities.

      As part of the reorganization described in this Registration Statement, the Registrant has entered into an agreement and plan of merger pursuant to which it will issue 26,700,000 shares of the Registrant's common stock, par value $0.01 per share, to the stockholders of Cohen & Steers Capital Management, Inc. upon the merger of CSCM Merger Sub, Inc., a wholly owned subsidiary of the Registrant, with and into Cohen & Steers Capital Management, Inc. The issuance of the shares of common stock to the stockholders of Cohen & Steers Capital Management, Inc. will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), because the shares will have been offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibit Index

1.1	Purchase Agreement among Cohen & Steers, Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Bear Stearns & Co. Inc. and the several underwriters named therein*
2.1	Form of Agreement and Plan of Merger among the Registrant, Cohen & Steers Capital Management, Inc. and CSCM Merger Sub, Inc.*
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant*
3.2	Form of Amended and Restated Bylaws of the Registrant*
4.1	Specimen Common Stock Certificate*
4.2	Form of Registration Rights Agreement among the Registrant, Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
5.1	Opinion of Simpson Thacher & Bartlett LLP*
10.1	[Not used]
10.2	Form of Tax Indemnification Agreement among Cohen & Steers Capital Management, Inc., Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
10.3	Form of Employment Agreement between Cohen & Steers Capital Management, Inc. and Martin Cohen*
10.4	Form of Employment Agreement between Cohen & Steers Capital Management, Inc. and Robert H. Steers*
10.5	Cohen & Steers, Inc. 2004 Stock Incentive Plan*
10.6	Cohen & Steers, Inc. 2004 Annual Incentive Plan*
10.7	Cohen & Steers, Inc. 2004 Employee Stock Purchase Plan*
10.8	Form of Institutional Separate Account Investment Management Agreement with Cohen & Steers Capital Management, Inc.*
10.9	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Total Return Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-14 8C of Cohen & Steers Total Return Realty Fund, Inc. (File Nos. 333-56510; 811-07154) filed on April 2, 2001)
10.10	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Advantage Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Advantage Income Realty Fund, Inc. (File Nos. 333-39900; 811-09993) filed on May 24, 2001)
10.11	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Advantage Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Advantage Income Realty Fund, Inc. (File Nos. 333-39900; 811-09993) filed on May 24, 2001)
10.12	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers Advantage Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Advantage Income Realty Fund, Inc. (File Nos. 333-39900; 811-09993) filed on May 24, 2001)
10.13	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Quality Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Quality Income Realty Fund, Inc. (File Nos. 333-68150; 811-10481) filed on January 23, 2002)
10.14	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Quality Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Quality Income Realty Fund, Inc. (File Nos. 333-68150; 811-10481) filed on January 23, 2002)

10.15	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers Quality Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Quality Income Realty Fund, Inc. (File Nos. 333-68150; 811-10481) filed on January 23, 2002)
10.16	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Premium Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Premium Income Realty Fund, Inc. (File Nos. 333-86096; 811-21074) filed on June 26, 2002)
10.17	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Premium Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Premium Income Realty Fund, Inc. (File Nos. 333-86096; 811-21074) filed on June 26, 2002)
10.18	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers Premium Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Premium Income Realty Fund, Inc. (File Nos. 333-86096; 811-21074) filed on June 26, 2002)
10.19	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Preferred Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers REIT and Preferred Income Fund, Inc. (File Nos. 333-104047; 811-21326) filed on May 5, 2003)
10.20	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Preferred Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers REIT and Preferred Income Fund, Inc. (File Nos. 333-104047; 811-21326) filed on May 5, 2003)
10.21	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Utility Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers REIT and Utility Income Fund, Inc. (File Nos. 333-111834; 811-21437) filed on January 26, 2004)
10.22	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Utility Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers REIT and Utility Income Fund, Inc. (File Nos. 333-111834; 811-21437) filed on December 19, 2003)
10.23	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Utility Income Fund, Inc.*
10.24	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Utility Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Select Utility Fund, Inc. (File Nos. 333-111820; 811-21485) filed on March 15, 2004)
10.25	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Utility Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Select Utility Fund, Inc. (File Nos. 333-111820; 811-21485) filed on March 15, 2004)
10.26	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Utility Fund, Inc.*
10.27	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Realty Shares, Inc. (Incorporated by reference to the Registration Statement on Form 485BPOS of Cohen & Steers Realty Shares, Inc. (File Nos. 033-40215; 811-06302) filed on April 25, 2000)
10.28	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Realty Shares, Inc. (Incorporated by reference to the Registration Statement on Form 485BPOS of Cohen & Steers Realty Shares, Inc. (File Nos. 033-40215; 811-06302) filed on April 27, 2001)

10.29	Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Institutional Realty Shares, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Institutional Realty Shares, Inc. (File Nos. 333-89183; 811-09631) filed on January 12, 2001)
10.30	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Institutional Realty Shares, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Institutional Realty Shares, Inc. (File Nos. 333-89183; 811-09631) filed on April 27, 2001)
10.31	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Special Equity Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Special Equity Fund, Inc. (File Nos. 333-21993; 811-08059) filed on February 19, 1997)
10.32	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Special Equity Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Special Equity Fund, Inc. (File Nos. 333-21993; 811-08059) filed on February 19, 1997)
10.33	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Equity Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Equity Fund, Inc. (File Nos. 333-30919; 811-08287) filed on July 9, 1997)
10.34	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Equity Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Equity Fund, Inc. (File Nos. 333-30919; 811-08287) filed on August 22, 1997)
10.35	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Equity Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Equity Fund, Inc. (File Nos. 333-111981; 811-21488) filed on March 31, 2004)
10.36	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Utility Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Equity Fund, Inc. (File Nos. 333-111981; 811-21488) filed on March 31, 2004)
21.1	Subsidiaries of the Registrant*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*
23.3	Consent of Richard E. Bruce to be named as a director nominee*
23.4	Consent of Peter L. Rhein to be named as a director nominee*
23.5	Consent of Richard P. Simon to be named as a director nominee*
23.6	Consent of Edmond D. Villani to be named as a director nominee*
24.1	Power of Attorney (included on signature pages to this Registration Statement)*
24.2	Power of Attorney of Richard E. Bruce*
24.3	Power of Attorney of Peter L. Rhein*
24.4	Power of Attorney of Richard P. Simon*
24.5	Power of Attorney of Edmond D. Villani*

* Previously filed.

      (b) Financial Statement Schedules

Item 17. Undertakings

      (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 10th day of August, 2004.

COHEN & STEERS, INC.

By: /s/ MARTIN COHEN Name: Martin Cohen Title: Co-Chairman, Co-Chief Executive Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of August, 2004.

Signature	Title
/s/ MARTIN COHEN Martin Cohen	Co-Chairman, Co-Chief Executive Officer and Director (principal executive officer)
* Robert H. Steers	Co-Chairman, Co-Chief Executive Officer and Director (principal executive officer)
* Richard E. Bruce	Director
* Peter L. Rhein	Director
* Richard P. Simon	Director
* Edmond D. Villani	Director
* Victor M. Gomez	Chief Financial Officer (principal financial and accounting officer)

*By: /s/ MARTIN COHEN Name: Martin Cohen Title: Attorney-in-fact

EXHIBIT INDEX

1.1	Purchase Agreement among Cohen & Steers, Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Bear Stearns & Co. Inc. and the several underwriters named therein*
2.1	Form of Agreement and Plan of Merger among the Registrant, Cohen & Steers Capital Management, Inc. and CSCM Merger Sub, Inc.*
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant*
3.2	Form of Amended and Restated Bylaws of the Registrant*
4.1	Specimen Common Stock Certificate*
4.2	Form of Registration Rights Agreement among the Registrant, Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
5.1	Opinion of Simpson Thacher & Bartlett LLP*
10.1	[Not used]
10.2	Form of Tax Indemnification Agreement among Cohen & Steers Capital Management, Inc., Martin Cohen, Robert H. Steers, The Martin Cohen 1998 Family Trust and Robert H. Steers Family Trust*
10.3	Form of Employment Agreement between Cohen & Steers Capital Management, Inc. and Martin Cohen*
10.4	Form of Employment Agreement between Cohen & Steers Capital Management, Inc. and Robert H. Steers*
10.5	Cohen & Steers, Inc. 2004 Stock Incentive Plan*
10.6	Cohen & Steers, Inc. 2004 Annual Incentive Plan*
10.7	Cohen & Steers, Inc. 2004 Employee Stock Purchase Plan*
10.8	Form of Institutional Separate Account Investment Management Agreement with Cohen & Steers Capital Management, Inc.*
10.9	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Total Return Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-14 8C of Cohen & Steers Total Return Realty Fund, Inc. (File Nos. 333-56510; 811-07154) filed on April 2, 2001)
10.10	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Advantage Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Advantage Income Realty Fund, Inc. (File Nos. 333-39900; 811-09993) filed on May 24, 2001)
10.11	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Advantage Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Advantage Income Realty Fund, Inc. (File Nos. 333-39900; 811-09993) filed on May 24, 2001)
10.12	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers Advantage Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Advantage Income Realty Fund, Inc. (File Nos. 333-39900; 811-09993) filed on May 24, 2001)
10.13	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Quality Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Quality Income Realty Fund, Inc. (File Nos. 333-68150; 811-10481) filed on January 23, 2002)
10.14	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Quality Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Quality Income Realty Fund, Inc. (File Nos. 333-68150; 811-10481) filed on January 23, 2002)

10.15	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers Quality Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Quality Income Realty Fund, Inc. (File Nos. 333-68150; 811-10481) filed on January 23, 2002)
10.16	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Premium Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Premium Income Realty Fund, Inc. (File Nos. 333-86096; 811-21074) filed on June 26, 2002)
10.17	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Premium Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Premium Income Realty Fund, Inc. (File Nos. 333-86096; 811-21074) filed on June 26, 2002)
10.18	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers Premium Income Realty Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Premium Income Realty Fund, Inc. (File Nos. 333-86096; 811-21074) filed on June 26, 2002)
10.19	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Preferred Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers REIT and Preferred Income Fund, Inc. (File Nos. 333-104047; 811-21326) filed on May 5, 2003)
10.20	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Preferred Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers REIT and Preferred Income Fund, Inc. (File Nos. 333-104047; 811-21326) filed on May 5, 2003)
10.21	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Utility Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers REIT and Utility Income Fund, Inc. (File Nos. 333-111834; 811-21437) filed on January 26, 2004)
10.22	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Utility Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers REIT and Utility Income Fund, Inc. (File Nos. 333-111834; 811-21437) filed on December 19, 2003)
10.23	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers REIT and Utility Income Fund, Inc.*
10.24	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Utility Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Select Utility Fund, Inc. (File Nos. 333-111820; 811-21485) filed on March 15, 2004)
10.25	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Utility Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-2 of Cohen & Steers Select Utility Fund, Inc. (File Nos. 333-111820; 811-21485) filed on March 15, 2004)
10.26	Agreement to Waive Investment Management Fees between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Utility Fund, Inc.*
10.27	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Realty Shares, Inc. (Incorporated by reference to the Registration Statement on Form 485BPOS of Cohen & Steers Realty Shares, Inc. (File Nos. 033-40215; 811-06302) filed on April 25, 2000)
10.28	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Realty Shares, Inc. (Incorporated by reference to the Registration Statement on Form 485BPOS of Cohen & Steers Realty Shares, Inc. (File Nos. 033-40215; 811-06302) filed on April 27, 2001)

10.29	Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Institutional Realty Shares, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Institutional Realty Shares, Inc. (File Nos. 333-89183; 811-09631) filed on January 12, 2001)
10.30	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Select Institutional Realty Shares, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Institutional Realty Shares, Inc. (File Nos. 333-89183; 811-09631) filed on April 27, 2001)
10.31	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Special Equity Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Special Equity Fund, Inc. (File Nos. 333-21993; 811-08059) filed on February 19, 1997)
10.32	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Special Equity Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Special Equity Fund, Inc. (File Nos. 333-21993; 811-08059) filed on February 19, 1997)
10.33	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Equity Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Equity Fund, Inc. (File Nos. 333-30919; 811-08287) filed on July 9, 1997)
10.34	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Equity Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Equity Fund, Inc. (File Nos. 333-30919; 811-08287) filed on August 22, 1997)
10.35	Investment Management Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Equity Income Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Equity Fund, Inc. (File Nos. 333-111981; 811-21488) filed on March 31, 2004)
10.36	Administration Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers Utility Fund, Inc. (Incorporated by reference to the Registration Statement on Form N-1A of Cohen & Steers Equity Fund, Inc. (File Nos. 333-111981; 811-21488) filed on March 31, 2004)
21.1	Subsidiaries of the Registrant*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*
23.3	Consent of Richard E. Bruce to be named as a director nominee*
23.4	Consent of Peter L. Rhein to be named as a director nominee*
23.5	Consent of Richard P. Simon to be named as a director nominee*
23.6	Consent of Edmond D. Villani to be named as a director nominee*
24.1	Power of Attorney (included on signature pages to this Registration Statement)*
24.2	Power of Attorney of Richard E. Bruce*
24.3	Power of Attorney of Peter L. Rhein*
24.4	Power of Attorney of Richard P. Simon*
24.5	Power of Attorney of Edmond D. Villani*

* Previously filed.